UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STERICYCLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2355 Waukegan Road

Bannockburn, Illinois 60015

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

July 10, 2024

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Stericycle, Inc., a Delaware corporation (“Stericycle,” the “Company,” “we” or “us”), to be held on August 14, 2024 at 8:30 a.m., Central Time. The special meeting will be held in a virtual meeting format only, through a live webcast. Shareholders of record at the close of business on July 9, 2024, the record date for the special meeting, will be able to vote and submit questions and participate live in the webcast at www.virtualshareholdermeeting.com/SRCL2024SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. This proxy statement is dated July 10, 2024 and was first mailed to stockholders of Stericycle on or about July 11, 2024.

At the special meeting, you will be asked to consider and vote on three matters:

(i)

a proposal to adopt the Agreement and Plan of Merger, dated June 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Waste Management, Inc., a Delaware corporation (“Parent”), Stag Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Stericycle. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Stericycle (the “Merger”), with Stericycle continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as an indirect wholly-owned subsidiary of Parent;

(ii)

a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $62.00 in cash, without interest and subject to applicable withholding taxes, for each share of Stericycle common stock, par value $0.01 (“Stericycle common stock”), you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware and such demand is not effectively withdrawn). The $62.00 per share in cash payable in the Merger represents a premium of approximately 39% over the closing price of Stericycle common stock on May 23, 2024, which was the last trading day before an article reported that Stericycle was considering a potential sale, and an Adjusted EBITDA multiple of approximately 17 times the last twelve months’ Adjusted EBITDA of Stericycle, not including anticipated synergies.

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, our board of directors unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about Stericycle, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Stericycle common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding Stericycle common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a proxy will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail, over the Internet or by phone will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

The special meeting may be adjourned by the chairman of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum.

On behalf of the board of directors and management of Stericycle, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

Robert S. Murley

Chairman

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

DATED JULY 10, 2024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 14, 2024

Notice is hereby given that a special meeting of stockholders of Stericycle, Inc., a Delaware corporation (“Stericycle,” the “Company,” “we” or “us”), will be held on August 14, 2024, virtually via the internet at www.virtualshareholdermeeting.com/SRCL2024SM, at 8:30 a.m., Central Time, for the following purposes:

1.

The Merger Proposal. To adopt the Agreement and Plan of Merger, dated June 3, 2024, by and among Waste Management, Inc., a Delaware corporation (“Parent”), Stag Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Stericycle (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Stericycle (the “Merger”), with Stericycle surviving the Merger as an indirect wholly-owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein (the “Merger Proposal”);

2.

The Adjournment Proposal. To approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

3.

The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Only stockholders of record as of the close of business on July 9, 2024 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of Stericycle common stock, par value $0.01 (“Stericycle common stock”), outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the shares of Stericycle common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the shares of Stericycle common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter is required to approve the Compensation Proposal.

Your vote is very important, regardless of the number of shares of Stericycle common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Compensation Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding Stericycle common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders and beneficial owners who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Stericycle common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder or beneficial owner (as defined in Section 262 of the DGCL) wishing to exercise its appraisal rights must deliver a written demand for appraisal to Stericycle before the vote on the Merger Proposal at the special meeting and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors,

Cindy J. Miller

President and Chief Executive Officer

July 10, 2024

YOUR VOTE IS IMPORTANT

Ensure that your shares of Stericycle common stock are voted at the special meeting by submitting your proxy or, if your shares of Stericycle common stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of Stericycle common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of Stericycle common stock by mail, over the Internet or by phone. Please follow the instructions on the enclosed form of proxy.

If your shares of Stericycle common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of Stericycle common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Stericycle common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of Stericycle common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of Stericycle common stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it if such revocation is exercised by submitting a new proxy via Internet or telephone before 11:59 p.m., Eastern Time, the day before the special meeting, by completing, signing and dating a proxy bearing a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Secretary, or by voting in person at the special meeting. See the instructions set forth in “Revocability of Proxies” on page 29 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Stericycle common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

APPENDICES

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all the information that is important to you as a holder of Stericycle common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 35)

Stericycle, Inc.

2355 Waukegan Road

Bannockburn, Illinois 60015

(847) 367-5910

www.stericycle.com

Stericycle, Inc., a Delaware corporation (“Stericycle,” the “Company,” “we,” “us” or “our”), is a United States (“U.S.”) based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and well-being and safeguard the environment. Stericycle serves customers in North America and Europe with solutions for regulated waste and compliance services and secure information destruction.

Our common stock is listed under the symbol “SRCL” on the Nasdaq Global Select Market (“Nasdaq”).

Our principal executive offices are located at 2355 Waukegan Road, Bannockburn, Illinois 60015, and our telephone number is (847) 367-5910. For more information about Stericycle, please visit our website, www.Stericycle.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (“SEC”). See “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement.

Waste Management, Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

Telephone: (713) 512-6200

www.wm.com

Waste Management, Inc., a Delaware corporation (“Parent”), is North America’s leading provider of comprehensive environmental solutions, providing services throughout the U.S. and Canada. Parent partners with its customers and the communities it serves to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Parent owns or operates the largest network of landfills throughout the U.S. and Canada. In order to make disposal more practical for larger urban markets, where the distance to landfills is typically farther, Parent manages transfer stations that consolidate, compact and transport waste efficiently and economically. Parent’s solid waste business is operated and managed locally by its subsidiaries that focus on distinct geographic areas and provide collection, transfer, disposal, recycling and resource recovery services. Through its subsidiaries, including its Waste Management Renewable

Energy (“WM Renewable Energy”) business, Parent is also a leading developer, operator and owner of landfill gas-to-energy facilities in the U.S. and Canada that produce renewable electricity and renewable natural gas, which is a significant source of fuel that Parent allocates to its natural gas fleet.

Parent’s common stock is listed under the symbol “WM” on the New York Stock Exchange (“NYSE”).

Parent’s principal executive offices are located at 800 Capitol Street, Suite 3000, Houston, Texas 77002 and its telephone number is (713) 512-6200. Parent’s website address is www.wm.com. The information provided on Parent’s website is not incorporated into, and does not form a part of, this proxy statement.

Upon consummation of the merger (the “Merger”) of Stag Merger Sub Inc. (“Merger Sub”) with and into Stericycle in accordance with the Agreement and Plan of Merger, dated as of June 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and Stericycle, Parent will be the indirect parent company of Stericycle.

Stag Merger Sub Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

Telephone: (713) 512-6200

www.wm.com

Merger Sub is a Delaware corporation that was formed on May 30, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is an indirect wholly-owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist, and Stericycle will survive the Merger as an indirect wholly-owned subsidiary of Parent.

Date, Time and Place

A special meeting of our stockholders will be held on August 14, 2024 at 8:30 a.m., Central Time. The special meeting will be held in a virtual format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to vote and submit questions by visiting www.virtualshareholdermeeting.com/SRCL2024SM and participate live in the webcast at www.virtualshareholdermeeting.com/SRCL2024SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Stericycle common stock at the close of business on July 9, 2024 (the “Record Date”). You will have one vote at the special meeting for each share of Stericycle common stock you owned at the close of business on the Record Date.

Stockholder List

For a period of ten days ending on the day before the special meeting date, a list of our stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at 2355 Waukegan Road, Bannockburn, Illinois 60015.

Purpose

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i)	to adopt the Merger Agreement (the “Merger Proposal”);

(ii)

to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were 92,836,450 shares of Stericycle common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to conduct business at a special meeting. The holders of a majority of the shares of outstanding Stericycle common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 46,418,226 shares of Stericycle common stock must be represented by proxy or by stockholders entitled to vote at the special meeting. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on the matter. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 442,155 shares of Stericycle common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of Company Options (as defined below) or Company RSUs (as defined below)), representing approximately 0.5% of the outstanding shares of Stericycle common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Stericycle common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal. There are no contractual voting agreements in place with respect to the Merger.

Voting of Proxies

Any Stericycle stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or submitting a proxy over the Internet or by telephone or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of Stericycle common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Stericycle common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Stericycle common stock or that you obtain from such broker, bank or nominee a valid legal proxy issued in your name and vote in person at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Secretary before your proxy is exercised, by submitting a new proxy card electronically over the Internet or telephone after the date of the earlier submitted proxy or by attending the special meeting and voting in person. See the instructions set forth in “Revocability of Proxies” on page 29 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting and, as a result, we do not expect any broker non-votes at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Compensation Proposal.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 30)

Our board of directors (the “Board”) is soliciting your proxy, and Stericycle will bear the cost of soliciting proxies. We have engaged the services of Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of approximately $50,000, plus reasonable out-of-pocket expenses, for its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of Stericycle common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Certain Effects of the Merger on Stericycle (page 36)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Stericycle, with Stericycle continuing as the surviving corporation (the “Surviving Corporation”) and as an indirect wholly-owned subsidiary of Parent. As a result of the Merger, Stericycle will cease to be a publicly traded company and will cease to be listed on Nasdaq. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 37 of this proxy statement (except that if you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 74 of this proxy statement and Appendix B to this proxy statement).

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger) (the “Effective Time”).

Effect on Stericycle if the Merger is Not Completed (page 36)

If the Merger Proposal is not approved by the stockholders of Stericycle or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Stericycle common stock. Instead, we will remain a public company, Stericycle common stock will continue to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee or may be entitled to receive a termination fee from Parent upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 108 of this proxy statement.

Merger Consideration (page 37)

At the Effective Time, each outstanding share of Stericycle common stock (other than (i) shares held directly by Stericycle (including shares held in treasury stock) or held directly by Parent or Merger Sub or any subsidiary of Stericycle or Parent (collectively, “Excluded Shares”) and (ii) shares of common stock held by stockholders or beneficial owners who are entitled to and have properly demanded appraisal for such shares in accordance with, and have complied in all respects with, Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $62.00 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”). All shares of Stericycle common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration. Following the completion of the Merger, Stericycle will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 90 of this proxy statement, at or prior to the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of Stericycle common stock in book-entry form (other than shares held through The Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of Stericycle common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Stericycle stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 74 of this proxy statement and Appendix B to this proxy statement).

Treatment of Equity Awards and the Company ESPP (page 67)

At the Effective Time, each option to purchase shares of Stericycle common stock (each, a “Company Option”), that is fully vested and outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (x) the total number of shares of Stericycle common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

At the Effective Time, each outstanding award of restricted stock units with respect to Stericycle common stock subject solely to service based requirements (“Company RSUs”), deferred stock units (“Company DSUs”) and restricted stock units for which vesting is conditioned in whole or in part based on achievement of performance goals or metrics (“Company PSUs”) held by each employee of Stericycle and its subsidiaries immediately prior to the Effective Time who as of the closing of the Merger (the “Closing”), continues their employment with Parent, the Surviving Corporation or any subsidiaries or affiliates thereof (each a “Continuing Employee”) shall be assumed by Parent and converted into a restricted stock unit award with respect to Parent common stock (each, an “Assumed Restricted Stock Unit Award”). At the Effective Time, each Assumed Restricted Stock Unit Award shall (i) relate to a number of whole shares of Parent common stock (rounded to the nearest whole share) equal to (x) the total number of shares of Stericycle common stock underlying such award, multiplied by (y) (A) the Merger Consideration, divided by (B) an amount equal to the average of the closing sale prices of a share of Parent common stock as reported on NYSE for each of the five consecutive trading days ending with the complete trading day immediately before (and excluding) the date of the Closing of the Merger (the “Closing Date”) (the quotient of (A) and (B), the “Equity Award Exchange Ratio”), (ii) to the extent that a Company PSU was subject to performance-based vesting conditions for performance periods that had not ended prior to the Effective Time, be deemed to be earned based on target performance levels immediately prior to the Effective Time, and (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, terms related to retirement and treatment upon termination, settlement and forfeiture events, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Stericycle award immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Assumed Restricted Stock Unit Award.

At the Effective Time, each Company RSU, Company DSU and Company PSU which is held by an employee or other service provider who will terminate employment or service with Stericycle prior to or in connection with the Closing (including any director of Stericycle) shall, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Stericycle common stock underlying such award (with Company PSUs being deemed to be earned and converted at target performance levels), multiplied by (y) the Merger Consideration. Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU, Company DSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it shall be made as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such award, but in no event later than five business days after such time.

The Board (or, if appropriate, the committee administering our Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”)) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the offering periods under the Company ESPP in effect as of the date of the Merger Agreement (the “Final Offering Periods”), no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement.

If the Effective Time occurs: (i) during one or more of the Final Offering Periods, (a) the final exercise date(s) under the Company ESPP shall be such date as Stericycle determines in its sole discretion (provided that such date shall be no later than the date that is five days prior to the Effective Time) (the “Final Exercise Date”), and (b) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Stericycle common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (ii) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods will be used to purchase whole shares of Stericycle common stock under the terms of the Company ESPP for such offering period, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Stericycle common stock in accordance with the foregoing clauses (i) or (ii), Stericycle shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the Effective Time, the Company ESPP shall be terminated and no further shares of Stericycle common stock or other rights with respect to shares of Stericycle common stock shall be granted thereunder.

Recommendation of Our Board of Directors and Reasons for the Merger (page 48)

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 48 of this proxy statement, unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Opinion of BofA Securities (page 52)

Stericycle retained BofA Securities, Inc. (“BofA Securities”) to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Stericycle selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Stericycle and its business.

On June 2, 2024, at a meeting of the Board held to evaluate the Merger, representatives of BofA Securities delivered to the Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated June 2, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration to be received in the Merger by holders of Stericycle common stock (other than (i) Excluded Shares and (ii) Dissenting Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Stericycle or in which Stericycle might engage or as to the underlying business decision of Stericycle to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Stericycle common stock should vote or act in connection with the Merger or any related matter.

For a further discussion of BofA Securities’ opinion, Stericycle’s relationship with BofA Securities and the terms of BofA Securities’ engagement, see “The Merger—Opinion of BofA Securities” beginning on page 52 of this proxy statement.

Interests of the Directors and Executive Officers of Stericycle in the Merger (page 67)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Stericycle. These interests include the following, among others:

•

Conversion of Equity Awards. Each member of the Board and each of Stericycle’s executive officers hold outstanding equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Treatment of Equity Awards and the Company ESPP” on page 67 of this proxy statement;

•

Equity Acceleration. Each of Stericycle’s non-employee directors’ outstanding equity awards are subject to acceleration in connection with a change in control and each of Stericycle’s executive officers’ outstanding equity awards are subject to acceleration upon a qualifying termination in connection with a change in control, which includes the Merger, as described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Non-Employee Director Compensation” on page 71 of this proxy statement and “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Award Agreements” on page 70 of this proxy statement, respectively;

•

Executive Severance and Change in Control Plan. Each of Stericycle’s eligible executive officers is a participant in a severance plan that provides for severance payments and benefits upon a qualifying termination in connection with a change in control, which includes the Merger, as described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Executive Severance Benefits” on page 70 of this proxy statement;

•

Prorated Annual Bonuses. Each of Stericycle’s executive officers is eligible to receive an annual cash bonus payable under Stericycle’s annual bonus plan, which will be prorated for the year in which Closing occurs based on the greater of target and actual performance levels as of the Effective Time (or a date reasonably proximate thereto), as described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Prorated Annual Bonuses” on page 71 of this proxy statement; and

•

Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger” on page 67 of this proxy statement.

Financing the Merger (page 74)

Parent has committed to have, at the Effective Time, access to sufficient available cash on hand or other sources of immediately available funds to enable Parent to consummate the transactions contemplated by the Merger Agreement, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the transactions contemplated by the Merger Agreement. Parent intends to finance the Merger through a combination of bank debt and proceeds from senior notes. The consummation of the Merger is not conditioned upon Parent’s obtaining of any financing.

Appraisal Rights (page 74)

Record holders and beneficial owners of common stock of Stericycle will be entitled to seek statutory appraisal of their shares pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO STERICYCLE BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD SHARES OF STERICYCLE COMMON STOCK FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF STERICYCLE COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Material U.S. Federal Income Tax Consequences of the Merger (page 80)

The receipt of cash in exchange for shares of Stericycle common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement) in exchange for such U.S. holder’s shares of Stericycle common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Stericycle common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger-Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Stericycle common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 83)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and clearance of the Merger has been granted under the antitrust and foreign investment laws of certain specified foreign jurisdictions. The Merger Agreement contains covenants by the Company and Parent to use their reasonable best efforts to obtain required regulatory approvals. The Company and Parent also have agreed to litigate and, subject to certain limitations, to sell, divest or dispose of assets or accept behavioral remedies, in each case if necessary, to obtain required approvals under applicable competition laws, including the HSR Act, to enable the Merger to occur as promptly as practicable. On July 3, 2024, the Company and Parent each filed their respective requisite notification and report form under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission (“FTC”).

No Solicitation of Other Offers; Change of Recommendation (page 97)

Under the Merger Agreement, subject to certain exceptions, from and after the date of the Merger Agreement, we have agreed not to, directly or indirectly:

•	initiate, solicit, take any action to knowingly facilitate, or knowingly encourage the submission of any acquisition proposal;

•

engage in any discussions or negotiations with, or furnish any confidential or non-public information relating to Stericycle to, any third party, or afford to any third party access to the business, properties, assets, books, records, work papers and other confidential or non-public documents related to Stericycle or any of its subsidiaries, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by any third party that Stericycle has knowledge is seeking to make, or has made, an acquisition proposal;

•

except where the Board makes a good faith determination, after consultation with its outside counsel, that the failure to do so would be inconsistent with Stericycle directors’ fiduciary duties to Stericycle stockholders, grant any waiver or release under, or otherwise fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Stericycle;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•

enter into any agreement in principle, letter of intent, indication of interest, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal.

Notwithstanding the foregoing restrictions (collectively, the “no-shop restrictions”), under certain circumstances if we receive a bona fide written acquisition proposal from a third party, we may (i) furnish information with respect to Stericycle and its subsidiaries to the third party making such acquisition proposal pursuant to one or more confidentiality agreements that are no less favorable in the aggregate to Stericycle than its confidentiality agreement with Parent and (ii) participate in discussions or negotiations with the third party making such acquisition proposal regarding such acquisition proposal (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement).

Under certain circumstances following receipt of a superior proposal, the Board may, prior to the receipt of the stockholder approval (as defined below), effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal, in either case, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement, including the requirement for Stericycle to negotiate in good faith with Parent for four business days to amend the Merger Agreement such that the relevant acquisition proposal would no longer constitute a superior proposal (or for two additional business days if there is any material change to the terms of such superior proposal) (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement). In addition, Stericycle is not permitted to terminate the Merger Agreement for a superior proposal unless Stericycle pays the termination fee described in “The Merger Agreement—Termination Fees” on page 108 of this proxy statement.

In response to an intervening event prior to the receipt of the stockholder approval, the Board may effect a change of recommendation subject to compliance with certain notice and other requirements as set forth in the

Merger Agreement, including the requirement for Stericycle to negotiate in good faith with Parent for four business days to amend the Merger Agreement to enable the Board to proceed with the Board’s recommendation that Stericycle’s stockholders vote in favor of the Merger Proposal (the “Board Recommendation”) (or for two additional business days if there is any material change to the facts and circumstances relating to such intervening event) (see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make a change of recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement.

Conditions to the Closing of the Merger (page 106)

The parties expect to complete the Merger as early as the fourth quarter of 2024. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

•

the approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of Stericycle common stock outstanding as of the Record Date and entitled to vote on the matter (the “stockholder approval”);

•

the consummation of the Merger not being restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity of competent jurisdiction and no applicable law having been enacted to prohibit or make illegal the consummation of the Merger, in each case, other than an immaterial order or law;

•

the expiration or termination of the waiting period under the HSR Act, and all waivers, consents, clearances, approvals and authorizations under other specified competition and foreign investment laws having been obtained (see “The Merger—Regulatory Approvals Required for the Merger” on page 83 of this proxy statement);

•

the accuracy of the representations and warranties of Stericycle, on the one hand, and of Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger;

•

the performance or compliance in all material respects by Stericycle, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the Closing Date of the Merger; and

•

since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect that is continuing (as defined in “The Merger Agreement—Representations and Warranties” on page 91 of this proxy statement).

Termination of the Merger Agreement (page 107)

In general, the Merger Agreement may be terminated prior to the Effective Time in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of Parent and Stericycle.

•	By either Parent or Stericycle:

•	If Stericycle’s stockholders fail to approve the Merger Proposal at the special meeting;

•

If at any time prior to the Effective Time any governmental entity of competent jurisdiction has issued any order or enacted any law permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or other action has become final and non-appealable; or

•

If the Effective Time has not occurred on or before June 3, 2025 (the “Initial Outside Date” and, as it may be extended under certain circumstances in accordance with the Merger Agreement, the “Outside Date”) or, if applicable, the then-scheduled Outside Date.

•	By Stericycle:

•

If, prior to receiving the stockholder approval, in order to enter into a definitive agreement with respect to a superior proposal (as defined below) in compliance with its obligations under the Merger Agreement with respect to such superior proposal, subject to the requirement that Stericycle pays the termination fee described in “The Merger Agreement—Termination Fees” on page 108 of this proxy statement; or

•

If prior to the Effective Time, (i) Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied, (ii) Stericycle has delivered to Parent written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or is not cured prior to the earlier of (x) the Outside Date or (y) the date that is 30 days after the receipt by Parent of written notice of such breach.

•	By Parent:

•

If, prior to Stericycle receiving the stockholder approval, the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement); or

•

If prior to the Effective Time, (i) Stericycle has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied, (ii) Parent has delivered to Stericycle written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or is not cured prior to the earlier of (x) the Outside Date or (y) the date that is 30 days after the date of receipt by Stericycle of written notice of such breach.

Termination Fees (page 108)

Under the Merger Agreement, Stericycle may be required to pay to Parent a termination fee of $175 million (the “Company Termination Fee”), or may be entitled to receive a termination fee of $262.5 million from Parent (the “Parent Termination Fee”), if the Merger Agreement is terminated under specified circumstances. See “The Merger Agreement—Termination Fees” on page 108 of this proxy statement for a discussion of the circumstances under which Stericycle and Parent will be required to pay the Company Termination Fee and the Parent Termination Fee, respectively.

Fees and Expenses (page 109)

Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Market Prices and Dividend Data (page 114)

Our common stock is listed on Nasdaq under the symbol “SRCL.” On May 23, 2024, the last trading day before an article reported that Stericycle was considering a potential sale (the “Unaffected Date”), the closing price of Stericycle common stock on Nasdaq was $44.75 per share (the “Unaffected Share Price”). On May 31, 2024, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of Stericycle common stock on Nasdaq was $51.54 per share. On July 9, 2024, the latest practicable trading day before the printing of this proxy statement, the closing price of Stericycle common stock on Nasdaq was $58.25 per share. You are encouraged to obtain current market prices of Stericycle common stock in connection with voting your shares of Stericycle common stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent.

Delisting and Deregistration of Our Common Stock (page 105)

As promptly as practicable following the completion of the Merger, Stericycle common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Stericycle common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Stericycle. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A: On June 3, 2024, Stericycle entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Stericycle, with Stericycle surviving the Merger and becoming an indirect wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. Our Board is furnishing this proxy statement and form of proxy card to the holders of Stericycle common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal (each as described below) to be voted at a special meeting of stockholders or at any adjournments or postponements thereof.

Q:	When and where is the special meeting?

A: The special meeting will take place on August 14, 2024 at 8:30 a.m., Central Time, unless the meeting is postponed or adjourned. The special meeting will be held in a virtual meeting format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. You will be able to vote and submit questions and participate live in the webcast by visiting www.virtualshareholdermeeting.com/SRCL2024SM. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A: To be able to vote on the matters presented at the special meeting, you must have been a stockholder of record at the close of business on July 9, 2024, the Record Date for the special meeting. The aggregate number of shares entitled to vote at this meeting is 92,836,450 shares of Stericycle common stock, which is the number of shares that were outstanding as of the Record Date.

Q:	Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

A: Our proxy solicitor, Innisfree, will solicit proxies primarily by mail. We will bear the cost of soliciting proxies from stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, internet or otherwise. Our directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and other custodians who hold our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our common stock for their reasonable expenses incurred in forwarding such materials.

Q:	How many votes do I have?

A: Each share of Stericycle common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the special meeting.

Q:	May I attend the special meeting and vote in person?

A: Yes. All stockholders of record as of the Record Date may attend the special meeting and vote in person or may submit proxies online, by mail or by phone. Shareholders of record at the close of business on the Record Date for the special meeting are entitled to participate in the virtual meeting and will need the control number on their proxy card to access the live webcast to vote their shares electronically at the special meeting at www.virtualshareholdermeeting.com/SRCL2024SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Whether or not you plan to attend the special meeting, we encourage you to complete, sign, date and return the enclosed proxy or submit your proxies over the Internet or by phone to ensure that your shares of Stericycle common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of Stericycle common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Stericycle common stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal (as described below), without your instructions. If you hold your shares of Stericycle common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of Stericycle common stock in person at the special meeting unless you request and obtain a valid legal proxy in your name from your broker, bank or nominee.

Q:	What am I being asked to vote on at the special meeting?

A: You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

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to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Q:	What is the proposed Merger and what effects will it have on Stericycle?

A: The proposed Merger is the acquisition of Stericycle by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of Stericycle common stock and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Stericycle, with Stericycle continuing as the Surviving Corporation. As a result of the Merger, Stericycle will become an indirect wholly-owned subsidiary of Parent. Stericycle will cooperate with Parent to de-list Stericycle common stock from Nasdaq and de-register under the Exchange Act as promptly as practicable following the Effective Time and, at such time, Stericycle will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:	What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $62.00 in cash, without interest and less applicable withholding taxes, for each share of Stericycle common stock that you own, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the DGCL with respect to such shares. For example, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the DGCL with respect to such shares, if you own 100 shares of Stericycle common stock, you will be entitled to receive $6,200.00 in cash in exchange for such shares, without interest and less applicable withholding taxes. As a result of the Merger, your shares will be cancelled and you will not own shares in Stericycle or the Surviving Corporation, which will be an indirect wholly-owned subsidiary of Parent following the Merger.

Q:	How does the Merger Consideration compare to the market price of Stericycle common stock prior to the public announcement of the Merger Agreement?

A: The Merger Consideration represents a premium of approximately 39% over the Unaffected Share Price and an Adjusted EBITDA (as defined below) multiple of approximately 17 times the last twelve months’ Adjusted EBITDA of Stericycle, not including anticipated synergies.

Q:	What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A: We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card or submit your proxy over the Internet or by phone so that your shares of Stericycle common stock may be represented and can be voted at the special meeting. If you hold your shares of Stericycle common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or nominee to vote such shares.

Q:	Should I send in my stock certificates now?

A: No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Stericycle common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of Stericycle common stock are held in “street name” through a bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to effect the surrender of your “street name” shares of Stericycle common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:

What happens if I sell or otherwise transfer my shares of Stericycle common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of Stericycle common stock after the special meeting but before the Effective Time?

A: The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of Stericycle common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Stericycle in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of Stericycle common stock after the special meeting, but before the Effective Time, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of Stericycle common stock through the completion of the Merger.

The right to seek appraisal of Stericycle common stock in connection with the Merger under Section 262 of the DGCL is only available to Stericycle stockholders and beneficial owners who, among other requirements set forth in Section 262 of the DGCL, hold their stock as of the date of making a demand for appraisal and hold their shares continuously through the Effective Time. Accordingly, if you sell or transfer your shares of Stericycle common stock after the special meeting, but before the Effective Time, you will lose the right to seek appraisal of those shares under Section 262 of the DGCL.

Even if you sell or otherwise transfer your shares of Stericycle common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or submit your proxy over the Internet or by phone or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee.

Q:	What is the position of Stericycle’s Board regarding the Merger?

A: After consulting with its financial advisor and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Q:	Is the Merger subject to conditions?

A: Yes. The completion of the Merger is subject to the completion or waiver of a number of conditions in the Merger Agreement, including the approval of the Merger Proposal by Stericycle stockholders, expiration or termination of applicable waiting period under the HSR Act and clearance under or expiration of the applicable waiting period under other applicable competition laws and foreign investment laws, the performance by the other party of its respective obligations under the Merger Agreement in all material respects and delivery of an officer’s certificate by the other party certifying satisfaction of certain conditions precedent. For a more complete summary of the conditions that must be satisfied or waived (to the extent permitted by law) prior to completion of the Merger, see “The Merger Agreement—Conditions to the Closing of the Merger” on page 106 of this proxy statement.

Q:	What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders of Stericycle or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of Stericycle common stock. Instead, we will remain a public company, Stericycle common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent the Company Termination Fee or may be entitled to receive the Parent Termination Fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 108 of this proxy statement.

Q:	Do any of Stericycle’s directors or officers have interests in the Merger that may differ from those of Stericycle stockholders generally?

A: In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Stericycle. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger” on page 67 of this proxy statement.

Q:	Have any stockholders agreed to vote for the Merger Proposal?

A: There are no contractual voting agreements in place with respect to the Merger. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Stericycle common stock “FOR” the Merger Proposal.

Q:	What vote is required to adopt the Merger Agreement?

A: The affirmative vote of the holders of a majority of the shares of Stericycle common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes (if any) and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal.

As of the Record Date (July 9, 2024), there were 92,836,450 shares of Stericycle common stock issued and outstanding. Each holder of Stericycle common stock is entitled to one vote per share of Stericycle common stock owned by such holder as of the Record Date.

Q:	What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A: Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present or represented, in person or by proxy, at the special meeting and entitled to vote and voting on such matter.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present or represented, in person or by proxy, at the special meeting and entitled to vote and voting on such matter.

Assuming a quorum is present, the failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have no effect on the outcome of the Adjournment Proposal and the Compensation Proposal.

Q:	What is “Merger-related compensation”?

A: “Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to Stericycle’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 113 of this proxy statement.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to Stericycle’s named executive officers under its plans or agreements?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the special meeting?

A: Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on Stericycle or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q:	What is a quorum?

A: In order for business to be conducted at the special meeting, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of the Stericycle common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy.

Shares of Stericycle common stock present in person or represented by proxy (including shares that reflect abstentions) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting until a quorum is obtained. Whether or not a quorum is present, the special meeting may be adjourned by a majority of the shares so represented at the special meeting.

Q:	How do I vote?

A: Stockholder of record: Shares registered in your name: If you are a stockholder of record (that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary).

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You may submit a proxy via the Internet. To submit a proxy via the Internet, log on to the website listed on the proxy card and follow the on-screen instructions, using the Company Number and Account Number shown on your proxy card when prompted. We permit Internet proxies to allow you to submit a proxy to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on August 13, 2024, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. If you submit a proxy by the Internet, you do not need to return a proxy card.

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You may submit a proxy by mail. If you received our proxy materials by mail, you may complete, date and sign the proxy card that accompanies our proxy statement and promptly return it in the postage-paid envelope provided so that it is received prior to the special meeting. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the special meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board. Our Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal. Stericycle must receive your proxy card no later than 11:59 p.m., Eastern Time, on August 13, 2024, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting.

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You may submit a proxy by phone. You may vote toll-free by telephone by calling (800) 690-6903 in the U.S., U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day, seven days a week. You must submit your proxy by phone before 11:59 p.m., Eastern Time, on August 13, 2024, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly.

If you vote by telephone, you do not need to return a proxy card. Please see the Notice for telephone voting instructions.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the voting instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided to you by your bank, brokerage firm or other intermediary.

If you wish to attend the special meeting to personally vote your shares held in “street name,” you will need to obtain a legal proxy from the holder of record (i.e., your bank, brokerage firm or other intermediary); a legal proxy is not the form of proxy card enclosed with this proxy statement.

Q:	If my broker, bank or nominee holds my shares in “street name,” will my broker, bank or nominee vote my shares for me?

A: Not without your direction. Your broker, bank or nominee will only be permitted to vote your shares on any proposal at the special meeting if you instruct your broker, bank or nominee on how to vote. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Stericycle common stock.

You should follow the procedures provided by your broker, bank or nominee regarding the voting of your shares of Stericycle common stock. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, broker non-votes, if any, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q:	May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A: Yes. If you are a stockholder of record, you may revoke your proxy and/or change your vote instructions at any time before it is voted at the special meeting by taking by taking one of the following actions (only your latest-dated proxy that received prior to the special meeting will be counted):

•	completing, signing and dating another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting;

•	submitting a new proxy via the Internet or telephone before 11:59 p.m., Eastern Time, the day before the special meeting;

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giving written notice that you want to revoke your proxy at the following address: Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015, Attention: Secretary which must be received prior to the closing of the polls at the special meeting; or

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attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote at the meeting or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing or revoking your voting instructions.

Q:	If a stockholder submits a proxy, how are the shares voted?

A: Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of Stericycle common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card will have discretion to vote the shares they represent in accordance with their best judgment.

Q:	What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Stericycle common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of Stericycle common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A: The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A: Stericycle intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Stericycle files with the SEC are publicly available when filed. See “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Stericycle common stock for cash pursuant to the Merger?

A: If you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement), the exchange of your shares of Stericycle common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in “The

Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Stericycle common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States. Because particular circumstances may differ, you should consult your own tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 80 of this proxy statement.

Q:	What will the holders of Stericycle equity awards receive in the Merger?

A: At the Effective Time, each Company Option that is fully vested and outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (x) the total number of shares of Stericycle common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration will be cancelled for no consideration.

At the Effective Time, each outstanding award of Company RSUs, Company DSUs and Company PSUs held by a Continuing Employee shall be assumed by Parent and converted into an Assumed Restricted Stock Unit Award relating to shares of Parent common stock (rounded to the nearest whole share) equal to (x) the total number of shares of Stericycle common stock underlying such award, multiplied by (y) the Equity Award Exchange Ratio. To the extent that a Company PSU was subject to performance-based vesting conditions for performance periods that had not ended prior to the Effective Time, it will be deemed to be earned based on target performance levels immediately prior to the Effective Time.

At the Effective Time, each Company RSU, Company DSU and Company PSU which is held by an employee or other service provider who will terminate employment or service with Stericycle prior to or in connection with the Closing will be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Stericycle common stock underlying such award (with Company PSUs being deemed to be earned and converted at target performance levels), multiplied by (y) the Merger Consideration.

Q:	What will happen to Stericycle’s Amended and Restated Employee Stock Purchase Plan?

A: With respect to the Company ESPP: (i) except for the Final Offering Periods, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections.

If the Effective Time occurs: (a) during any Final Offering Period, (A) the final exercise date(s) under the Company ESPP shall be the Final Exercise Date, and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Stericycle common stock as of the Final Exercise Date, which will be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period(s), all amounts allocated to each participant’s Company ESPP account at the end of such Final Offering Periods will be used to purchase whole shares of Stericycle common stock, which will be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of Stericycle common stock in accordance with the foregoing clauses (a) or (b), Stericycle will return to each participant any remaining account funds after such purchase. As of the Effective Time, the Company ESPP will be terminated and no further shares of Stericycle common stock or other rights with respect to shares of Stericycle common stock will be granted thereunder.

Q:	When do you expect the Merger to be completed?

A: We are working towards completing the Merger as quickly as possible and currently expect to complete the Merger as early as the fourth quarter of 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by the stockholders of Stericycle and the receipt of regulatory approvals.

Q:	Am I entitled to appraisal rights under the DGCL?

A: Yes. As a holder of record or beneficial owner of Stericycle common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” on page 74 of this proxy statement.

Q:	What is householding and how does it affect me?

A: Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if our Investor Relations Department receives a written request from you at the address indicated below.

Stericycle, Inc.

2355 Waukegan Road

Bannockburn, Illinois 60015

Attention: Investor Relations

Q:	Who can help answer my questions?

A: The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Innisfree, our proxy solicitor, toll free at (877) 750-8233. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on August 14, 2024, at 8:30 a.m., Central Time, unless the meeting is postponed or adjourned. The special meeting will be held in a virtual meeting format only and will be accessible through the Internet in order to provide expanded access, improved communication and cost savings for our stockholders. To attend and participate at the special meeting, you must access the meeting website at www.virtualshareholdermeeting.com/SRCL2024SM and provide the control number on your proxy card. Although no physical in-person meeting will be held, we have designed the format of the virtual special meeting to ensure that our stockholders of record who attend the special meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting, while providing an online experience available to all of our stockholders regardless of location. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:

(i) to adopt the Merger Agreement;

(ii) to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii) to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date (July 9, 2024) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of Stericycle common stock on the Record Date will be entitled to one vote for each share of Stericycle common stock held as of the Record Date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of Stericycle common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Stericycle common stock, but you will retain your right to vote those shares at the special meeting.

As of the Record Date, there were 92,836,450 shares of Stericycle common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of Stericycle common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 46,418,226 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that are voted to abstain on one or more of the proposals before the special meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote such shares on any of the proposals before the special meeting, your shares will not be deemed to be present at the special meeting for quorum purposes. If you provide your broker, bank or nominee with instructions how to vote on one or more but not all of the proposals before the special meeting, your shares will be deemed to be present at the special meeting for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present. The special meeting may be adjourned by the chairman of the meeting if a quorum is not present or by a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of Stericycle common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the Closing. A failure to vote your shares of Stericycle common stock, an abstention from voting or a broker non-vote (if any) will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present, in person or by proxy, at the special meeting and entitled to vote and voting on the matter.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present, in person or by proxy, at the special meeting and entitled to vote and voting on the matter. Assuming a quorum is present, the failure of any stockholder of record to submit a proxy or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have no effect on the outcome of the Adjournment Proposal and the Compensation Proposal.

Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on Stericycle or the Board. Accordingly, because Stericycle is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 442,155 shares of Stericycle common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of Company Options or Company RSUs), representing approximately 0.5% of the outstanding shares of Stericycle common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Stericycle common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal. There are no contractual voting agreements in place with respect to the Merger.

Voting of Proxies

If your shares of Stericycle common stock are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted at the special meeting by submitting your proxy or by voting in person at the special meeting. If you submit a proxy, the proxy holders will vote your shares of Stericycle common stock according to your directions.

If you plan to attend the special meeting and wish to vote virtually, you will need to provide the secure control number provided in your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the special meeting, and vote virtually, your vote will revoke any proxy previously submitted. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting virtually.

Voting instructions are included on your proxy card. All shares of Stericycle common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of Stericycle common stock are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. If you do not return your broker’s, bank’s or nominee’s voting instruction form, do not provide voting instructions to your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or nominee, such actions will have the same effect as if you voted “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	By submitting a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time, the day before the special meeting;

•

Delivering a written notice of revocation to Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015, Attention: Secretary, specifying such revocation that is received prior to the closing of the polls at the special meeting;

•	Signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting; or

•

Attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote at the special meeting or specifically request that your prior proxy be revoked.

Please note that to be effective, your new proxy card must be received by our Secretary by 11:59 p.m., Eastern Time, the day before the special meeting, unless you submit a new proxy by Internet or telephone as instructed on your proxy card before 11:59 p.m., Eastern Time, the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Stericycle common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your voting instructions. You may also vote in person at the special meeting if you obtain a valid legal proxy from your broker, bank or nominee.

Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders of Stericycle who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 48 of this proxy statement, unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Innisfree to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of approximately $50,000, plus reasonable out-of-pocket expenses for its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Stericycle common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Stericycle common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies, but our directors and officers may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated as early as the fourth quarter of 2024.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available on our investor relations website, investors.stericycle.com. Our investor relations website address is provided as an inactive textual reference only.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: Stericycle, Inc., 2355 Waukegan Road, Bannockburn, Illinois 60015, Attention: Investor Relations. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or Stericycle, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

Record holders and beneficial owners of shares of common stock who have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL and have complied in all respects with Section 262 of the DGCL with respect to such Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders and beneficial owners are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER OR BENEFICIAL OWNER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO STERICYCLE BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF STERICYCLE COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE

MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF STERICYCLE COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS AND BENEFICIAL OWNERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Innisfree

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Stericycle or its management is discussing its beliefs, estimates or expectations. Such statements generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” “continues,” “may,” “plan,” “will,” “goal,” or similar expressions. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, many of which are outside the Stericycle’s control, which could cause actual results to differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation:

•

the inability to consummate the proposed transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals for the proposed transaction or the failure to satisfy the other conditions to the consummation of the proposed transaction;

•	the risk that the Merger Agreement may be terminated in circumstances requiring Stericycle to pay a termination fee;

•	the risk that the Merger disrupts Stericycle’s current plans and operations or diverts management’s attention from its ongoing business;

•

the effect of the announcement of the Merger on the ability of Stericycle to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business;

•	the effect of the announcement of the Merger on Stericycle’s operating results and business generally;

•	the significant costs, fees and expenses related to the Merger;

•	the risk that Stericycle’s stock price may decline significantly if the Merger is not consummated;

•

the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Stericycle and/or its directors, executive officers or other related persons;

•

other factors that could affect Stericycle’s business such as, without limitation, inflationary cost pressure in labor, supply chain, energy, and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, and disruptions resulting from deployment of systems, disruptions in our supply chain, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, Sorted Office Paper (“SOP”) pricing volatility or pricing volatility in other commodities, changes in the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, and changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information;

•	if the proposed transaction is consummated, Stericycle’s stockholders will cease to have any equity interest in Stericycle and will have no right to participate in its earnings and future growth; and

•	other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all.

These and other factors are identified and described in more detail in Stericycle’s Annual Report on Form 10-K for the year ended December 31, 2023 as well as the Stericycle’s subsequent filings, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Stericycle’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Stericycle undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

Stericycle, Inc.

2355 Waukegan Road

Bannockburn, Illinois 60015

Telephone: (847) 367-5910

www.stericycle.com

Stericycle is a U.S. based business-to-business services company and a leading provider of compliance-based solutions that protect people and brands, promote health and well-being and safeguard the environment. Stericycle serves customers in North America and Europe with solutions for regulated waste and compliance services and secure information destruction.

Our common stock is listed under the symbol “SRCL” on Nasdaq.

Our principal executive offices are located at 2355 Waukegan Road, Bannockburn, Illinois 60015, and our telephone number is (847) 367-5910. For more information about Stericycle, please visit our website, www.Stericycle.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement.

Waste Management, Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

Telephone: (713) 512-6200

www.wm.com

Parent is North America’s leading provider of comprehensive environmental solutions, providing services throughout the U.S. and Canada. Parent partners with its customers and the communities it serves to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Parent owns or operates the largest network of landfills throughout the U.S. and Canada. In order to make disposal more practical for larger urban markets, where the distance to landfills is typically farther, Parent manages transfer stations that consolidate, compact and transport waste efficiently and economically. Parent’s solid waste business is operated and managed locally by its subsidiaries that focus on distinct geographic areas and provide collection, transfer, disposal, recycling and resource recovery services. Through its subsidiaries, including WM Renewable Energy, Parent is also a leading developer, operator and owner of landfill gas-to-energy facilities in the U.S. and Canada that produce renewable electricity and renewable natural gas, which is a significant source of fuel that Parent allocates to its natural gas fleet.

Parent’s common stock is listed under the symbol “WM” on NYSE.

Parent’s principal executive offices are located at 800 Capitol Street, Suite 3000, Houston, Texas 77002 and its telephone number is (713) 512-6200. Parent’s website address is www.wm.com. The information provided on Parent’s website is not incorporated into, and does not form a part of, this proxy statement.

Stag Merger Sub Inc.

800 Capitol Street, Suite 3000

Houston, Texas 77002

Telephone: (713) 512-6200

www.wm.com

Merger Sub is a Delaware corporation that was formed on May 30, 2024, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is an indirect wholly-owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist, and Stericycle will survive the Merger as an indirect wholly-owned subsidiary of Parent.

Certain Effects of the Merger on Stericycle

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Stericycle, with Stericycle continuing as the Surviving Corporation and as an indirect wholly-owned subsidiary of Parent. Stericycle will cooperate with Parent to de-list Stericycle common stock from Nasdaq and to de-register under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 37 of this proxy statement or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on Stericycle if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of Stericycle or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Stericycle common stock. Instead, we will remain a public company, Stericycle common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Stericycle common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Stericycle common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Stericycle common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of Stericycle or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent the Company Termination Fee or may be entitled to receive the Parent Termination Fee upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” on page 108 of this proxy statement.

Merger Consideration

At the Effective Time, each outstanding share of Stericycle common stock (other than (i) Excluded Shares and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Stericycle common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Stericycle stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 74 of this proxy statement).

Following completion of the Merger, Stericycle will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

The Merger Consideration is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the Closing. The Merger Consideration will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of Stericycle with a record date between the date of the Merger Agreement and the Effective Time.

Background of the Merger

In the ordinary course, the Board and Stericycle management regularly review and assess Stericycle’s business, operations, financial performance and industry conditions in light of the current business and economic environment and in consideration of Stericycle’s long-term business strategy to enhance value for its stockholders. Such reviews and assessments include periodic meetings or consultations with third-party financial, legal and other advisors. In addition, from time to time, the Board and Stericycle management have evaluated and considered a variety of potential financial and strategic alternatives for Stericycle, including potential acquisitions, business combinations and other transactions, in light of industry developments and changing economic and market conditions. In that context, Stericycle has engaged from time to time in discussions with potentially interested strategic parties and private equity parties regarding potential business combinations and other transactions. In early 2019, Stericycle had discussions with Parent regarding a potential business combination transaction. Parent did not submit any proposal or indication of interest and discussions ceased at that time.

Between May 2022 and September 2022, Stericycle considered potential strategic opportunities with various potential strategic and private equity parties, and representatives of Stericycle met with representatives of certain of these parties to discuss, among other things, Stericycle’s strategic and financial position and potential strategic opportunities. In June 2022, Stericycle entered into a mutual confidentiality agreement with a potential strategic party, referred to as “Strategic Party A.” The confidentiality agreement included a customary standstill provision, with an exception that permitted Strategic Party A to make confidential proposals to the Board, and the standstill provision terminated upon announcement of an alternative transaction for the sale of Stericycle. Representatives of Stericycle and Strategic Party A met in July 2022 to discuss the performance of each company, their respective cultures and organizational structures and the opportunities and risks of a potential transaction involving the two companies. Strategic Party A subsequently advised Stericycle that it would not pursue further discussions at that time, citing, among other reasons, uncertainty around Stericycle’s future performance due to Stericycle’s enterprise resource planning (“ERP”) implementation and ongoing portfolio rationalization process, as well as the impact of a potential transaction on the consolidated EBITDA margin of the combined company.

During this period, the Board received updates from Stericycle management and its financial and legal advisors regarding the discussions with Strategic Party A and other potentially interested parties and reviewed Stericycle’s strategic and financial position in the context of potential strategic alternatives. No proposals or indications of interest were received by Stericycle in connection with the foregoing discussions.

On May 8, 2023, Stericycle management met at an industry conference with representatives of a private equity sponsor of an infrastructure fund, referred to as “Financial Party A.” At the meeting, representatives of Financial Party A discussed their fund history, investment thesis and track record, and Stericycle management reviewed the business, financial and strategic position of Stericycle, based on publicly available information only, and Financial Party A expressed its interest in exploring a potential transaction with Stericycle.

On May 17, 2023, the Board held a regular meeting via videoconference with Stericycle management and representatives of BofA Securities and Latham & Watkins LLP, Stericycle’s legal counsel (“Latham”) in attendance to discuss and consider possible responses to the inquiry from Financial Party A. Representatives of BofA Securities reviewed Stericycle’s strategic, financial and market position and discussed certain potential alternatives to enhance Stericycle’s standalone business plan, including potential divestitures, acquisitions, and capital allocation strategies such as share repurchases. Representatives of BofA Securities also reviewed certain potential strategic and private equity parties that could potentially be interested in evaluating a strategic transaction involving Stericycle. Representatives of Latham reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction. The Board authorized Mr. Robert Murley, Chairman of the Board, to respond to Financial Party A on behalf of the Board.

On May 24, 2023, Mr. Murley spoke to a representative of Financial Party A on the telephone indicating the Board’s confidence in Stericycle’s standalone business strategy, and belief that the stock price was undervalued. Mr. Murley noted, however, that the Board remained open to explore possible strategic opportunities to enhance value for Stericycle’s stockholders, if the opportunity presented itself. Financial Party A did not submit a proposal or indication of interest to Stericycle following this discussion.

On August 22 and 23, 2023, Mr. Murley and Mr. James Fish, Jr., President, Chief Executive Officer and director of Parent, had two telephonic conversations, in which Mr. Fish expressed interest in exploring potential transaction opportunities and proposing an in-person meeting among principals. Mr. Murley subsequently informed the Board in writing of this inbound inquiry.

On September 13 and 14, 2023, the Board held a regular meeting in person, with Stericycle management and representatives of BofA Securities and Latham in attendance, at which the Board discussed and considered potential responses to the inquiry from Parent. Stericycle management reviewed Stericycle’s business, financial performance and prospects, including its then-current long-range plan. Representatives of BofA Securities reviewed Stericycle’s strategic, financial and market position, as well as an illustrative preliminary financial analysis with respect to Stericycle on a standalone basis. Representatives of BofA Securities also reviewed Parent’s business history and discussed Parent’s potential strategic fit with Stericycle. Latham reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction, and certain regulatory considerations applicable to a potential transaction with Parent. The Board authorized Mr. Murley and Ms. Cindy Miller, Chief Executive Officer of Stericycle, to meet with Parent’s representatives to explore potential transaction opportunities.

On September 18, 2023, Mr. Murley, Ms. Miller, Mr. John Pope, a then-current member of Parent’s board of directors, and Mr. Fish met in person in Lake Forest, Illinois. Ms. Miller reviewed the business, financial and strategic position of Stericycle, based on publicly available information only. Messrs. Pope and Fish indicated Parent’s interest in exploring a potential strategic transaction involving Stericycle. Mr. Murley and Ms. Miller conveyed the Board’s confidence in Stericycle’s standalone business strategy and belief that the stock price was undervalued, but indicated that the Board remained open to explore possible strategic opportunities to enhance value for Stericycle’s stockholders, if the opportunity presented itself. Messrs. Pope and Fish noted that Parent expected to reach out to Stericycle following Stericycle’s earnings releases for the third or fourth quarter of 2023 and inquire at the time about possibly pursuing a strategic transaction involving Stericycle.

On November 2, 2023, Stericycle reported its financial results for the third quarter of 2023.

After Stericycle reported its financial results for the third quarter of 2023, Mr. Fish called Mr. Murley to congratulate Stericycle on the implementation of the ERP system for the regulated waste and compliance service business, as reported on the third quarter earnings call. Mr. Fish expressed interest in continuing discussions between the companies with respect to a potential transaction.

On November 13, 2023, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. The Board reviewed Parent’s interest in exploring a potential transaction involving Stericycle and discussed talking points with respect to such potential transaction for Mr. Murley to convey to Mr. Fish on the call scheduled for the following day.

On November 14, 2023, Mr. Fish called Mr. Murley to express Parent’s continued interest in exploring a potential transaction to acquire Stericycle. Mr. Fish indicated that Parent would expect to propose an all-cash transaction (a “Proposed Transaction”) at a meaningful premium to the then-current trading price of Stericycle’s common stock. Mr. Murley indicated the Board would be open to having discussions about a Proposed Transaction, but would expect to have an understanding of the valuation range for a Proposed Transaction before proceeding into detailed due diligence. Mr. Fish suggested the parties enter into a customary confidentiality agreement and schedule a management meeting, including with financial advisors, to review selected confidential financial information necessary for Parent to prepare an initial valuation proposal. Mr. Fish also indicated that Parent had engaged outside counsel to evaluate the regulatory aspects of a Proposed Transaction and did not expect any meaningful issues with obtaining regulatory approval.

On November 15, 2023, Mr. Charles Boettcher, Executive Vice President and Chief Legal Officer of Parent, called Mr. Kurt Rogers, Executive Vice President and General Counsel of Stericycle, to discuss the legal aspects of the proposed management meeting. Mr. Boettcher sent a draft confidentiality agreement to Mr. Rogers later that day.

On November 17, 2023, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, to review the discussions with Parent, discuss the proposed management meeting with Parent and explore potential next steps. Representatives of BofA Securities reviewed various financial and strategic considerations for a Proposed Transaction with Parent and discussed with the Board other potential strategic and private equity parties that could potentially be interested in evaluating a strategic transaction involving Stericycle. The Board discussed that it would expect to reach out, on a confidential basis, to other potentially interested parties at an appropriate time, if Stericycle was considering a potential sale transaction, but determined to wait to see if Parent ultimately submitted a proposal at a valuation range that would provide a basis for further discussions before authorizing such outreach.

Between November 15 and November 21, 2023, Stericycle, Parent, Latham and Vinson & Elkins LLP, Parent’s legal counsel (“V&E”), negotiated and exchanged drafts of a customary confidentiality agreement, which was entered into by Stericycle and Parent on November 21, 2023. The confidentiality agreement included a customary standstill provision, with an exception that permitted Parent to make confidential proposals to the Board, and the standstill provision terminated upon announcement of an alternative transaction for the sale of Stericycle.

On November 24, 2023, Mr. Fish called Mr. Murley to review the proposed timing, agenda and participants for the management meeting to be held on December 7th.

On December 5, 2023, Stericycle management updated the Board in writing regarding the proposed timing, agenda and participants for the December 7th management meeting, and provided a copy of the presentation materials prepared by Stericycle management for use in the meeting, including Stericycle’s then-current long-range plan to be reviewed with Parent.

On December 7, 2023, representatives of Stericycle and Parent, together with representatives of BofA Securities and Parent’s financial advisor, Centerview Partners LLC (“Centerview”), held a management meeting at Latham’s offices in Chicago, Illinois. Stericycle management reviewed Stericycle’s business, financial and strategic position, as well as Stericycle’s then-current long-range plan. Stericycle management also discussed potential synergies that could be realized by Parent in connection with a Proposed Transaction, representing additional value that could support a premium to be paid to Stericycle’s stockholders. Stericycle management subsequently updated the Board in writing regarding the management meeting.

On December 13, 2023, Centerview provided additional due diligence information requests to BofA Securities and also indicated that Parent did not expect to be in a position to submit a proposal to Stericycle prior to Stericycle’s Board meeting scheduled for December 15, 2023.

On December 15, 2023, the Board held a regular meeting in person, with Stericycle management and representatives of BofA Securities and Latham in attendance. Stericycle management and representatives of BofA Securities provided an update on the December 7th management meeting with Parent and its advisors, reviewed the information requests received on December 13th from Parent’s financial advisor, and discussed potential next steps. Latham reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction. Representatives of BofA Securities reviewed Stericycle’s strategic, financial and market position, as well as an illustrative preliminary financial analysis with respect to Stericycle on a standalone basis, and also reviewed publicly available information regarding Parent’s business, financial and market position. The Board instructed BofA Securities to respond to Centerview based on its discussion. The Board also discussed the appropriate time to make outbound calls to other parties that might be interested in a strategic transaction involving Stericycle and determined to postpone such outreach to see if Parent ultimately submitted a proposal at a valuation range that would provide a basis for further discussions.

On December 18, 2023, at the direction of the Board, a representative of BofA Securities called a representative of Centerview indicating that the Board was willing to consider strategic alternatives that would enhance stockholder value, but the Board did not consider there to be an immediate need to engage in a Proposed Transaction absent a full and fair proposal from Parent providing substantial value to Stericycle’s stockholders. The representative of BofA Securities indicated that Stericycle only expected to share additional detailed confidential due diligence information in the context of a full and fair proposal from Parent.

On December 28, 2023, a representative of Centerview called a representative of BofA Securities to verbally indicate that Parent would be willing to consider a Proposed Transaction with Stericycle at a price in the “low- to mid-sixties” per share for Stericycle. Centerview also noted the importance of Parent receiving additional confidential due diligence materials to confirm Parent’s view of value before Parent would be willing to deliver a proposed offer.

On January 4, 2024, after discussions with Mr. Murley and other members of the Board, and at the direction of the Board, a representative of BofA Securities called a representative of Centerview to indicate that Stericycle was willing to provide due diligence materials if Parent could increase its potential offer price from the valuation range that had been indicated on December 28, 2023. Centerview acknowledged the request, but indicated that Parent’s ability to increase its proposed offer price would depend on completion of due diligence.

On January 5, 2024, representatives of Centerview and representatives of BofA Securities had a telephonic conversation regarding the proposed offer price, with representatives of BofA Securities indicating that Stericycle would proceed with discussions surrounding a Proposed Transaction.

On January 9, 2024, Messrs. Rogers and Boettcher, together with other representatives of Parent, Latham and V&E, held a videoconference to review the timing, attendees and agenda for the January 12th management meeting. The participants also discussed certain regulatory considerations related to a Proposed Transaction.

On January 12, 2024, representatives of Stericycle and Parent, together with representatives of BofA Securities and Centerview, held a management meeting at Latham’s offices in New York, New York. Stericycle management provided further information regarding Stericycle’s business, financial and strategic position, and addressed supplemental information requests received from Parent and its advisors. Management subsequently updated the Board in writing regarding the January 12, 2024 meeting.

On January 17, 2024, Mr. Fish called Mr. Murley and informed Mr. Murley that he would be meeting with Parent’s board of directors on January 23, 2024 and anticipated providing a proposal to Stericycle thereafter.

On January 24, 2024, a representative of Centerview called a representative of BofA Securities to indicate that, based on the January 12th management meeting and supplemental information provided to Parent, Parent was willing to offer $60.50 per share (the “Initial Proposal”) in a Proposed Transaction. On the following day, Parent submitted a written non-binding proposal confirming the Initial Proposal.

On January 25, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Management provided an update on the meeting with Parent and financial advisors held on January 12, 2024, and discussed the Initial Proposal. Representatives of BofA Securities reviewed the financial aspects of the Initial Proposal. After discussion, the Board expressed its view that the Initial Proposal did not adequately compensate Stericycle’s stockholders for Stericycle’s growth profile and, accordingly, the Board instructed representatives of BofA Securities to inform Centerview that the per-share price offered in the Initial Proposal did not provide a basis for the Board to authorize further discussions of a Proposed Transaction with Parent. The Board also decided that outreach to other potentially interested parties was not appropriate at this time because the Board had determined not to move forward with further discussions with Parent at that time based on the Initial Proposal. Shortly after the conclusion of the Board meeting, representatives of BofA Securities called representatives of Centerview to indicate that the Board was not prepared to continue discussions with Parent based on the Initial Proposal.

On February 5, 2024, representatives of Centerview sent a premium analysis of select precedent transactions to representatives of BofA Securities. Representatives of BofA Securities responded to representatives of Centerview that the premium analysis should use the unaffected date of the share price as the reference point to accurately capture the premium paid by the buyer in the select precedent transactions. Representatives of Centerview did not engage in further discussions with representatives of BofA Securities on the premium analysis.

On February 28, 2024, Stericycle reported its financial results for the fourth quarter of 2023. The price of Stericycle’s common stock increased following this earnings release, closing at $55.65 per share on February 28, 2024.

On March 22, 2024, having had no material discussions with Parent or its representatives since February 5, 2024, Stericycle delivered a request to Parent to return or destroy all confidential information furnished by Stericycle in connection with a Proposed Transaction.

On April 3, 2024, Parent delivered a revised confidential non-binding proposal to Stericycle (the “April 3rd Proposal”) offering to acquire Stericycle at a price of $65.00 per share in cash. The April 3rd Proposal indicated that the Proposed Transaction would not be subject to a financing continency, that the definitive agreement would provide for a sharing of regulatory risk, and that Parent expected that V&E would prepare an initial draft merger agreement for the transaction. The April 3rd Proposal was subject to due diligence and negotiation of definitive documentation.

On April 6, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an overview of the April 3rd Proposal and reviewed the financial aspects of such proposal. As of close of trading on the Nasdaq on April 3, 2024, the April 3rd Proposal represented a premium of approximately 27.0% to the then-current share price, a premium of 23.7% to the 30-day volume weighted average price (“VWAP”) of the Stericycle share price and a premium of 29.4% to the 90-day VWAP of the Stericycle share price. Representatives of Latham reviewed the fiduciary obligations of the Board when considering potential sale transactions, as well as the legal considerations relevant to conducting a market check. Representatives of Latham also provided an overview of the key terms of a proposed draft of the Merger Agreement that Latham indicated could be sent to Parent in response to the April 3rd Proposal, if the Board desired to move forward with transaction discussions. Representatives of BofA Securities also reviewed certain potential strategic and private equity parties that could potentially be interested in evaluating a strategic transaction involving Stericycle. After discussing the potential interest, prior discussions with certain parties, strategic fit and ability to fund a transaction at valuation ranges that were competitive with Parent’s April 3rd Proposal, the Board instructed representatives of BofA Securities to contact one strategic party, referred to as “Strategic Party B,” and three private equity parties, including Financial Party A and two other private equity sponsors of infrastructure funds, referred to as “Financial Party B” and “Financial Party C”, respectively, to solicit interest in a potential strategic transaction involving Stericycle. It was noted that BofA Securities should reach out to the private equity parties promptly, but that outreach to Strategic Party B should be deferred a few days to first confirm the status of the discussions with Parent. The Board discussed with BofA Securities that Strategic Party A was not likely to be interested in a potential transaction at this time, given its recent strategic focus and other acquisition activity as well as the nature of prior discussions with Strategic Party A, and accordingly determined not to make outreach to Strategic Party A. The Board also instructed representatives of BofA Securities to ask Parent for a revised offer at a price of $70.00 per share, and authorized representatives of Latham to send a draft of the Merger Agreement to V&E.

On April 7, 2024, representatives of BofA Securities called representatives of Centerview to indicate that the Board would support moving forward with a transaction at $70.00 per share in cash. Representatives of BofA Securities also noted that Latham had already prepared a draft of the Merger Agreement to send over to V&E for the transaction. Later that day, Latham sent the initial draft of the Merger Agreement to V&E.

On April 7 and April 8, 2024, representatives of BofA Securities contacted representatives of Financial Party A, Financial Party B and Financial Party C, in each case, to solicit those parties’ interest in exploring a potential transaction involving Stericycle. Each party indicated an interest in evaluating a potential transaction with Stericycle, and subsequently entered into a customary confidentiality agreement with Stericycle. Each confidentiality agreement included a customary standstill provision, with an exception that permitted such party to make confidential proposals to the Board, and the standstill provision terminated upon announcement of an alternative transaction for the sale of Stericycle.

On April 8, 2024, representatives of Centerview and representatives of BofA Securities held telephonic conversations regarding Parent’s proposal and desire to move forward with additional due diligence. Representatives of Centerview indicated that Parent believed its proposal represented full and fair value for Stericycle and that Parent was not prepared to increase its proposal from $65.00 per share at that time, but would remain open to revisiting its offer price if due diligence supported additional value.

On April 9, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on the most recent discussions with Parent, as well as discussions with the three private equity parties contacted by BofA Securities. After discussion, the Board instructed BofA Securities to communicate to Parent that the Board did not expect to proceed with a transaction at $65.00 per share, but that the Board would authorize additional due diligence to enable Parent to improve its proposal. The Board also determined to continue to defer outreach to Strategic Party B at that time.

On April 11, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, during which Stericycle management provided an update on an inquiry that Ms. Miller and Janet Zelenka, Chief Financial Officer of Stericycle, had received from a smaller strategic party in the medical waste disposal industry referred to as “Strategic Party C” as to whether Stericycle was considering a possible sale transaction. Mses. Miller and Zelenka indicated that they had not confirmed the pending transaction discussions, and otherwise had declined to comment on market rumors, consistent with Stericycle practice. The Board discussed the fact that Strategic Party C did not appear to have the financial wherewithal to fund a transaction at valuation ranges competitive with Parent, and accordingly determined not to make outreach to this strategic party. Management also discussed Parent’s due diligence requests and the status of populating a data room to facilitate Parent’s business, financial and legal due diligence review. Representatives of BofA Securities provided updates on the progress and next steps with respect to the three private equity parties.

On April 12, 2024, representatives of Stericycle, Parent and their respective financial and legal advisors held a video conference to review Parent’s proposed due diligence process and timing. It was noted that Stericycle was working to populate an electronic data room, which was expected to be made available to Parent and its representatives the following week.

On April 16, 2024, Stericycle provided Parent and its representatives access to its electronic data room. The information furnished in the electronic data room included Stericycle management’s long-range plan presented to the Board as of February 5, 2024, including the Management Projections summarized under “—Certain Financial Projections” on page 64 of this proxy statement. During the period from April 16, 2024 to the signing of the Merger Agreement on June 3, 2024, Stericycle and its representatives engaged in numerous discussions with, and furnished customary business, financial and legal information to, Parent and its representatives to facilitate Parent’s due diligence review in connection with the Proposed Transaction.

Also on April 16, 2024, representatives of V&E called Latham to review key issues identified by Parent in the draft Merger Agreement, including with respect to the provisions allowing Stericycle to change its recommendation or terminate the Merger Agreement to accept a superior proposal, including the related termination fee payable to Parent by the Company (the “Stericycle Termination Fee”) of 2.0% of transaction equity value proposed by Stericycle to be payable to Parent in such circumstances (collectively referred to as the “fiduciary out provisions”) and provisions that required Parent to take all actions, including litigation, divestiture of assets and behavioral remedies, if necessary to obtain regulatory approvals (referred to as a “hell or high water” provision). Later that day, V&E sent a revised draft of the Merger Agreement to Latham (the “April 16th Parent Merger Agreement”). The April 16th Parent Merger Agreement revised the fiduciary out provisions to include unlimited rights for Parent to “match” competing proposals and included a Stericycle Termination Fee of 3.75% of transaction equity value, and also proposed that Parent would not have any obligation to litigate to obtain regulatory approvals, that divestitures and behavioral remedies would not be required with respect to Parent, and that divestitures or remedies with respect to Stericycle could not have a material adverse impact.

On April 18, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on discussions with Parent and also noted that meetings with Financial Party A and Financial Party B had been scheduled, but that Financial Party C had indicated it was not inclined to move forward with discussions at that time. Representatives of Latham provided an overview of the key issues in the April 16th Parent Merger Agreement, including with respect to the fiduciary out provisions, including the higher Stericycle Termination Fee, and Parent’s proposed package of commitments with respect to regulatory approvals. The Board instructed representatives of Latham to revise the April 16th Parent Merger Agreement consistent with the discussion at the meeting. In addition, the Board discussed the timing of signing definitive documentation contemplating the Proposed Transaction.

On April 19, 2024, representatives of Stericycle and BofA Securities held a management meeting with Financial Party B via videoconference. Stericycle management reviewed Stericycle’s business, financial and strategic position, as well as Stericycle’s long-range plan. Later that day, Stericycle provided Financial Party B access to certain documents in its electronic data room.

On April 21, 2024, Latham sent a revised draft of the Merger Agreement to V&E reflecting the substantive input provided by the Board in its April 18th meeting, including limiting match rights to only two times in response to a superior proposal, a lower Stericycle Termination Fee of 2.25% of transaction equity value, and reverting to the “hell or high water” provision with respect to regulatory approvals.

On April 22, 2024, at the Board’s instruction, representatives of BofA Securities contacted Strategic Party B to solicit interest in evaluating a potential transaction with Stericycle.

Also on April 22, 2024, Stericycle entered into subject-matter-specific addendums to the confidentiality agreement with Parent, both of which were intended to facilitate due diligence of certain competitively sensitive information and pending legal matters.

On April 23, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on discussions with Parent and its representatives and noted that they did not expect Parent to revisit its offer price prior to Stericycle announcing its first quarter earnings. The Board also discussed timing for additional due diligence with Parent relative to Stericycle’s planned earnings announcement. The Board instructed representatives of Latham to continue to discuss legal issues in the draft Merger Agreement with V&E until Stericycle and Parent aligned on the per-share price to be paid by Parent in the Proposed Transaction.

On April 24, 2024, representatives of Stericycle and BofA Securities held a management meeting with Financial Party A via videoconference. Stericycle management reviewed Stericycle’s business, financial and strategic position, as well as Stericycle’s long-range plan.

Also on April 24, 2024, representatives of Latham held a telephonic conference with V&E to discuss certain legal issues identified by Parent in the draft Merger Agreement previously circulated by Latham, including the fiduciary out provisions, the related Stericycle Termination Fee and the “hell or high water” provision regarding regulatory approvals.

On April 25, 2024, Stericycle reported its financial results for the first quarter of 2024. The price of Stericycle’s common stock declined following this earnings release, closing at $46.51 per share on April 25, 2024.

Also on April 25, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on the management meeting with Financial Party A that took place on April 24, 2024 and the discussions with Financial Party B and Strategic Party B. Representatives of Latham provided an update on the discussion they had with representatives of V&E on April 24, 2024 regarding the legal issues in the draft Merger Agreement.

On April 26, 2024, representatives of Stericycle and Financial Party B met via videoconference to discuss various financial and operational topics including Stericycle’s volume and price trends, business segments and their respective performances and the business’s margin and capital expenditures.

Also on April 26, 2024, V&E sent a revised draft of the Merger Agreement to Latham, reflecting Parent’s positions on the key issues previously discussed (the “April 26th Parent Merger Agreement”).

On April 29, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, to review the status of discussions with Parent and other potentially interested parties. Representatives of BofA Securities provided an update regarding the discussions with Parent, noting that Parent had indicated a target signing date of “mid-May,” subject to completion of due diligence and negotiation of definitive documents. Representatives of Latham reviewed the April 26th Parent Merger Agreement, noting that the key issues remained the same as the April 16th Parent Merger Agreement, including with respect to the fiduciary out provisions and Parent’s commitments with respect to regulatory approvals, but indicating that Latham anticipated the parties could reach resolution on these key issues at the same time that the parties reengaged on price negotiations.

On April 29, 2024, Financial Party B had a call with representatives of BofA Securities to advise that Financial Party B did not expect to be able to offer more than the “low- to mid-fifties” per share and, accordingly, would not continue in the process. Also on April 29, 2024, Strategic Party B indicated to representatives of BofA Securities that it was not interested in evaluating a potential transaction with Stericycle at that time and declined to enter into a confidentiality agreement with Stericycle.

On April 30, 2024, Mr. Fish called Mr. Murley to provide an update on Parent’s timing and process related to the Proposed Transaction. Mr. Fish indicated that Parent was concerned about the decline in Stericycle’s stock price following its first quarter earnings announcement and would need to focus, among other things, on the prior US RWCS ERP implementation and related challenges Stericycle experienced due to associated billing and collection delays.

Also on April 30, 2024, Stericycle provided Financial Party A access to certain documents in its electronic data room.

At various points throughout May 2024, Stericycle, Parent and their respective advisors held due diligence calls to discuss, among other things, Stericycle’s ERP implementation, pending investigations and regulatory matters previously disclosed by Stericycle in its public filings, data privacy and cybersecurity practices, and Stericycle’s approach to compliance and environmental, health and safety matters.

On May 2, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, to obtain an update on the discussions with Parent and other potentially interested parties. Mr. Murley updated the Board on his call with Mr. Fish. Stericycle management reviewed the due diligence meetings with Parent, including Parent’s questions about the status of Stericycle’s ERP implementation and related matters. Representatives of BofA Securities provided an update on discussions with the remaining interested private equity parties.

On May 6, 2024, Ms. Zelenka had a telephonic conversation with a representative of Strategic Party C. The party reiterated that it had heard that Stericycle was considering a strategic transaction, possibly with a private equity firm, and that it would like to be considered as a strategic partner in a possible transaction. Ms. Zelenka did not confirm the pending transaction discussions but let Strategic Party C know that the substance of their prior comments had been shared with the Board.

Also on May 6, 2024, representatives of Stericycle held discussions with Financial Party A at an industry conference to discuss Stericycle’s culture and management team, as well as due diligence topics that Financial Party A requested to cover in a subsequent meeting, which took place on May 9, 2024.

On May 7, 2024, representatives of Stericycle held discussions with a private equity sponsor at an industry conference, referred to as “Financial Party D” to discuss Financial Party D’s investment approach and its interest in a potential strategic transaction involving Stericycle.

Also on May 8, 2024, Latham sent a revised draft of the Merger Agreement to V&E. The revised draft generally maintained Stericycle’s prior positions on key issues, including the fiduciary out provisions, “hell or high water” regulatory covenant and a lower Stericycle Termination Fee of 2.25% of transaction equity value.

On May 9, 2024, representatives of Stericycle and Financial Party A held a due diligence call to discuss, among other things, Stericycle’s revenue management. On the same day, Financial Party C contacted BofA Securities to communicate that Financial Party C was not prepared to continue discussions for a potential transaction at that time, referencing that Financial Party C did not expect to be able to make a compelling offer relative to current Stericycle trading levels as well as other competing investment opportunities. Also on the same day, BofA Securities received an inbound inquiry regarding a potential transaction involving Stericycle from a private equity sponsor, referred to as “Financial Party E.”

On May 13, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on due diligence being conducted by Parent. Representatives of BofA Securities reviewed the inbound inquiries from Financial Party D and Financial Party E, and the Board instructed representatives of BofA Securities to engage in a discussion with each of Financial Party D and Financial Party E to understand its interest in a potential transaction involving Stericycle. Representatives of BofA Securities also noted that none of Strategic Party B, Financial Party B or Financial Party C remained in the process, and that they expected to hear back from Financial Party A in the next week. Representatives of BofA Securities also provided an update on Stericycle’s stock price performance and market position, and reviewed an updated illustrative preliminary financial analysis with respect to the April 3rd Proposal. Representatives of Latham reviewed the key issues in the Merger Agreement, which remained largely unchanged from the prior Board discussion of the Merger Agreement.

On May 15, 2024, representatives of BofA Securities held discussions with each of Financial Party D and Financial Party E, respectively, to understand their level of due diligence on Stericycle, based on publicly available information, to support a potential indication of interest. Each of Financial Party D and Financial Party E indicated that they would potentially provide feedback in the following week.

On May 18, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Representatives of BofA Securities provided an update on due diligence being conducted by Parent, as well as the discussions with Financial Party D and Financial Party E held on May 15, 2024. Representatives of BofA Securities noted that they expected to hear back from Financial Party A later that day.

Also on May 18, 2024, Financial Party A contacted representatives of BofA Securities to indicate that Financial Party A was not prepared to continue discussions for a potential transaction at that time, noting that it did not expect to be able to offer a compelling offer relative to current Stericycle trading levels.

On May 21, 2024, Parent delivered a revised non-binding proposal to Stericycle (the “May 21st Proposal”) offering to acquire Stericycle for a price of $62.00 per share. Parent indicated that the decrease in the per-share price of the May 21st Proposal was due to the additional technology investment that Parent’s information technology advisor identified would be needed after the consummation of the Proposed Transaction, the delay in Parent’s ability to realize synergies and Stericycle’s ongoing costs with respect to certain pending legal matters. The May 21st Proposal proposed that: (i) Parent’s antitrust commitments exclude the obligation to litigate to defend the Proposed Transaction and to divest or accept behavioral remedies if such divestitures or remedies would result in a specifically defined “burdensome condition” and (ii) the Stericycle Termination Fee be increased to 3.75% of the equity value of the Proposed Transaction, which Stericycle Termination fee would be payable, e.g., if Stericycle terminated the Merger Agreement to accept a higher offer to acquire Stericycle.

On May 21 and 22, 2024, the Board held a regular meeting in person. In a session of the Board meeting held on May 22, 2024, the Board, with Stericycle management and representatives of BofA Securities and Latham in attendance, reviewed Parent’s May 21st Proposal. Representatives of BofA Securities reviewed an updated illustrative preliminary financial analysis with respect to the May 21st Proposal. In addition, representatives of Latham reviewed the proposed legal terms of the Merger Agreement contemplated by the May 21st Proposal, including with respect to the fiduciary out provision (and related Stericycle Termination Fee) and Parent’s obligations with respect to obtaining regulatory approvals. After discussion, the Board instructed the representatives of BofA Securities to make a counteroffer to representatives of Parent at a price per share of $63.50 and with a Stericycle Termination Fee equal to 3.0% of the equity value of the Proposed Transaction. In addition, the Board instructed management and its advisors to negotiate for (i) a higher level of obligations from Parent with respect to regulatory approvals to increase certainty that the Proposed Transaction would ultimately be consummated (but recognizing that Parent would not accept the hell or high water provision) and (ii) a reverse termination fee payable by Parent to Stericycle of 6% of the transaction equity value of the Proposed Transaction payable to Stericycle if the Proposed Transaction is not consummated because required regulatory approvals are not obtained.

Later on the same day, representatives of BofA Securities called Centerview, and representatives of Latham separately called V&E, to convey the Board’s responses to the May 21st Proposal, as instructed by the Board, including a counterproposal of $63.50 per share, along with counterproposals on certain key terms.

On May 23, 2024, Parent submitted a further revised non-binding proposal to Stericycle (the “May 23rd Proposal”) which reaffirmed the offer price of $62.00 per share, accepted antitrust commitments to litigate and divest assets or accept behavioral remedies if such remedies would result in a loss of less than $25,000,000 of the projected annual EBITDA from Parent and/or Stericycle, accepted 3.0% of the equity value of the Proposed Transaction as the Stericycle Termination Fee, and countered with 4.5% of the equity value of the Proposed Transaction for the reverse termination fee payable by Parent to Stericycle.

On May 24, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, to discuss the May 23rd Proposal. Representatives of BofA Securities reviewed an updated illustrative preliminary financial analysis with respect to the May 23rd Proposal and representatives of Latham reviewed the potential responses to the legal terms in the May 23rd Proposal. After discussion, the Board indicated that Mr. Murley should contact Mr. Fish to seek an increase in Parent’s proposal to $63.00 per share. After representatives of BofA Securities left the meeting, Stericycle management and the Board reviewed the terms of the proposed formal engagement letter with BofA Securities with respect to the proposed Transaction, which had previously been negotiated by management with the input of certain members of the Board. The Board then approved the BofA Securities engagement letter, which was subsequently entered into on May 25, 2024.

Also on May 24, 2024, a media outlet reported that Stericycle was considering a potential sale. Stericycle declined to comment on this report. The closing price per share of Stericycle common stock on the Unaffected Date was $44.75 per share.

Later on the same day, Mr. Murley held a telephonic conversation with Mr. Fish during which Mr. Murley indicated the importance of Parent’s commitment to enter into a definitive Merger Agreement on or prior to June 3, 2024 in light of the media reports regarding a potential sale and requested that Parent increase the per-share offer price to $63.00. Mr. Fish indicated that $62.00 per share was Parent’s best and final offer and, on the next day, responded that the timeline to enter into a definitive Merger Agreement by June 3, 2024 would be achievable subject to completing due diligence and finalizing the remaining open items in the transaction documents.

On May 26, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives from BofA Securities and Latham in attendance. Mr. Murley relayed his conversation with Mr. Fish, including Mr. Fish’s statement that the $62.00 per share offer in the May 23rd Proposal was Parent’s best and final offer, but that Parent would work to sign definitive documentation on or prior to June 3, 2024. Representatives of BofA Securities reviewed an illustrative preliminary financial analysis with respect to the May 23rd Proposal. After discussion, the Board then instructed Stericycle management and its advisors to finalize negotiations with Parent on the basis of the $62.00 per share offer.

Between May 26, 2024 and June 2, 2024, representatives of Stericycle and its advisors engaged in numerous discussions with, and furnished customary business, financial and legal information to, Parent and its representatives to complete its due diligence review in connection with the Proposed Transaction. In addition, Latham and V&E exchanged drafts of the Merger Agreement, including related disclosure schedules, resulting in a final form Merger Agreement to be presented for consideration by the Board on June 2, 2024.

Between May 28 and May 30, 2024, representatives of BofA Securities received inbound inquiries regarding a potential transaction involving Stericycle from Financial Party D, Financial Party E, five additional private equity sponsor parties and two additional strategic parties. In response to each inquiry, representatives of BofA Securities encouraged each party to share any views on value if the party was interested in exploring such a potential transaction, but no party did so.

On June 1, 2024, BofA Securities furnished written disclosures to the Board regarding its material relationships with Stericycle and Parent, respectively.

On June 2, 2024, the Board held a special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance, to discuss the outcome of negotiations. The final version of the Merger Agreement was made available for the Board to review in advance of the meeting, although certain issues in the accompanying disclosure schedules remained to be finalized. Representatives of Latham reviewed the fiduciary duties of the Board in connection with the Proposed Transaction, as well as the key terms of the final version of the Merger Agreement. Representatives of BofA Securities reviewed their financial analysis of the proposed merger consideration of $62.00 per share. In light of the open issues in the disclosure schedules accompanying the Merger Agreement, the Board determined to reconvene later in the evening to consider resolutions to approve the Merger Agreement and the Merger.

Representatives of Latham and V&E then held a meeting via videoconference to resolve the open issues in the disclosure schedules accompanying the Merger Agreement and finalized the document to be considered by the Board for approval.

Later on June 2, 2024, the Board reconvened the special meeting via videoconference, with Stericycle management and representatives of BofA Securities and Latham in attendance. Latham reported on the resolution of the open issues in the disclosure schedules and noted that the execution versions of the Merger Agreement and the accompanying disclosure schedules had been made available for the Board to review. At the request of the Board, BofA Securities reviewed with the Board its financial analysis of the $62.00 per share merger consideration and delivered to the Board its oral opinion, which was confirmed by delivery of a written opinion dated June 2, 2024, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinion, the per-share merger consideration of $62.00 to be received in the Merger by holders of Stericycle common stock (other than Excluded Shares and Dissenting Shares) was fair, from a financial point of view, to such holders.

After further discussion, the Board unanimously approved and declared advisable the Proposed Transaction and the execution by Stericycle of the Merger Agreement, to be effective June 3, 2024, and recommended that Stericycle stockholders vote to adopt the Merger Agreement and approve the Proposed Transaction.

Stericycle and Parent then executed the Merger Agreement, effective 12:01 a.m., Central Time on June 3, 2024. Stericycle and Parent issued a joint press release announcing the execution of the Merger Agreement on June 3, 2024, prior to the opening of trading in Stericycle common stock on Nasdaq.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

At a meeting of the Board on June 2, 2024, the Board unanimously (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement.

In reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Merger Agreement be adopted by Stericycle’s stockholders, the Board evaluated the Merger Agreement and the Merger with Stericycle’s management and Stericycle’s legal and financial advisors and carefully considered a number of factors, including the following material factors:

•

the fact that the Merger Consideration represents (i) a premium of approximately 39% over the Unaffected Share Price and (ii) an Adjusted EBITDA multiple of approximately 17 times the last twelve months’ Adjusted EBITDA of Stericycle, not including anticipated synergies;

•

the Board’s review of a financial analysis indicating that precedent transaction multiples differ with respect to sales of separate businesses similar to Stericycle’s two businesses, regulated waste and compliance services and secure information destruction services, and the Board’s assessment that the Adjusted EBITDA multiple realized in connection with the sale of Stericycle as a whole was favorable relative to the potential value that could be realized upon sales of the business lines separately (if such transactions were feasible in light of the inherent challenges thereto);

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the Board’s assessment, after reviewing Stericycle’s business, financial condition, results of operations, market trends, competitive landscape and execution risks, and discussions with Stericycle’s management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to Stericycle stockholders than the potential value from other alternatives reasonably available to Stericycle, including remaining an independent public company, pursuing growth organically and through acquisitions, and implementation of our capital allocation strategy, including a share repurchase program to return capital to stockholders, and considering the historical, current and prospective financial condition, results of operations and business of Stericycle and the execution risks and uncertainties associated with achieving Stericycle’s stand-alone business plan, including the risks and uncertainties of continuing on a stand-alone basis as an independent public company;

•

the fact that the Merger Consideration of $62.00 per share will be paid in cash, and provides certainty, premium value and liquidity to Stericycle’s stockholders, enabling them to realize value for their interest in Stericycle while eliminating business and execution risk inherent in Stericycle’s business, including risks, uncertainties and the required time horizon associated with achievement of Stericycle’s stand-alone business plan;

•

the assessment of the Board that the price to be paid by Parent was the highest price per share that Parent was willing to pay for Stericycle, based upon arms’ length negotiations, including the Board’s multiple requests that Parent increase its proposed price per share and its responses thereto (as further described in the section titled “—Background of the Merger” on page 37 of this proxy statement), resulting in Parent’s submission of what Parent referred to as its “best and final” offer;

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the fact that Stericycle and its financial advisors solicited interest prior to entering into the Merger Agreement from, and engaged in confidential discussions with, certain potential strategic and private equity bidders that were selected by the Board as the most qualified and likely to be potentially interested in exploring a transaction with Stericycle at that time (as further described in the section titled “—Background of the Merger” on page 37 of this proxy statement), and that none of these potential bidders submitted a proposal to acquire Stericycle;

•

the fact that the Merger Agreement was the product of arms’ length negotiations and contained terms and conditions that are, in the Board’s view and after consultation with its advisors, advisable and favorable to Stericycle and its stockholders, as well as the Board’s assessment, based on these negotiations, that these are the most favorable terms available to Stericycle and its stockholders on which Parent was willing to transact;

•	the business reputation, financial wherewithal and capabilities of Parent, including its prior track record of successfully completing acquisitions;

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the fact that the Merger Agreement is not subject to a financing contingency, and the Board’s assessment that Parent has the financial wherewithal and access to the financial resources needed to complete the Merger;

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the financial analyses presented by BofA Securities and the oral opinion of BofA Securities, which was subsequently confirmed by delivery of a written opinion, dated June 2, 2024, to the Board, a copy of which is attached to this proxy statement as Appendix C, to the effect that, as of the date of such opinion, and based on and subject to the assumptions and limitations set forth in the written opinion, the Merger Consideration to be received in the Merger by holders of Stericycle common stock (other than holders of Excluded Shares or Dissenting Shares) was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinion of BofA Securities”;

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the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, Parent’s ability to pay the Merger Consideration, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent and Merger Sub to use their reasonable best efforts to obtain regulatory approvals and to litigate and, subject to certain limitations, to sell, divest or dispose of assets or accept behavioral remedies, in each case if necessary, to obtain required approvals under applicable competition laws to enable the Merger to occur as promptly as practicable; and

•	the other terms and conditions of the Merger Agreement, including the following related factors:

•	the customary nature of the representations, warranties and covenants of Stericycle in the Merger Agreement;

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the ability of the Board, subject to certain limitations, to respond to a bona fide written acquisition proposal received from a third party prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties to Stericycle’s stockholders;

•

the ability of the Board, subject to certain limitations and to the Board’s determination in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to Stericycle’s stockholders, to change its recommendation to stockholders and terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment to Parent of a termination fee;

•

the ability of the Board, in response to an intervening event prior to obtaining the stockholder approval, subject to certain limitations and to the Board’s determination in good faith, after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to Stericycle stockholders, to change its recommendation to stockholders;

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the conclusion of the Board that the termination fee and the circumstances in which such termination fee may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an acquisition proposal;

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the fact that Parent has agreed to use its reasonable best efforts to obtain regulatory approvals and also has agreed to litigate and, subject to certain limitations, to sell, divest or dispose of assets or accept behavioral remedies, in each case if necessary, to obtain required approvals under applicable competition laws to enable the Merger to occur as promptly as practicable;

•

the fact that, pursuant to the Merger Agreement, Stericycle is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and may enforce Parent’s obligation to consummate the transactions, including the Merger, contemplated by the Merger Agreement;

•	the fact that, under certain circumstances in connection with the termination of the Merger Agreement, Parent will be required to pay Stericycle a termination fee of $262.5 million;

•	the fact that the Outside Date (as it may be extended) under the Merger Agreement allows for sufficient time to complete the Merger; and

•

the availability of statutory appraisal rights to Stericycle stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following material negative factors:

•	the restrictions in the Merger Agreement on Stericycle soliciting competing proposals to acquire Stericycle following the date of the Merger Agreement;

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the restrictions in the Merger Agreement on Stericycle’s ability to change its recommendation and terminate the Merger Agreement in connection with the receipt of a superior proposal, including the fact that the Board must (i) provide four business days’ written notice to Parent of its intention to take such actions and provide Parent with an opportunity to match a superior proposal; (ii) negotiate in good faith with Parent during such period, and the discouraging effect such restrictions may have on other potential bidders; and (iii) consider in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably proposed in writing by Parent prior to expiration of such four business day notice period;

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the fact that, under certain circumstances in connection with the termination of the Merger Agreement (including if the Board changes its recommendation in light of a superior proposal or intervening event or if Stericycle terminates the Merger Agreement to accept a superior proposal), Stericycle will be required to pay Parent a termination fee of $175 million, and the potential effect of such termination fee to discourage other potential bidders from making an acquisition proposal for Stericycle;

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the fact that, if the Merger is completed, Stericycle stockholders would not have the opportunity to participate in the future performance of Stericycle’s assets, earnings growth and appreciation of the value of Stericycle common stock;

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the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the Merger and related disruptions to the operation of Stericycle’s business;

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the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by Stericycle’s stockholders;

•	the potential negative effects if the Merger is not consummated, including:

•	the trading price of Stericycle common stock could be adversely affected;

•	Stericycle will have incurred significant transaction and opportunity costs attempting to complete the Merger;

•	Stericycle could lose customers, suppliers, business partners and employees, including key executives, sales and other personnel;

•	Stericycle’s business may be subject to significant disruption and decline;

•	the market’s perceptions of Stericycle’s prospects could be adversely affected; and

•	Stericycle’s directors, officers and other employees will have expended considerable time and efforts to consummate the Merger;

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the fact that any gain realized by Stericycle stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are U.S. persons subject to taxation in the United States;

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the restrictions in the Merger Agreement on the conduct of Stericycle’s business prior to the consummation of the Merger, which may delay or prevent Stericycle from undertaking business or other opportunities that may arise prior to completion of the Merger;

•	the potential distraction to Stericycle’s business from stockholder lawsuits that may arise in connection with the Merger; and

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the fact that Stericycle’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of Stericycle stockholders. See “—Interests of the Directors and Executive Officers of Stericycle in the Merger” on page 67 of this proxy statement.

After taking into account the material factors set forth above, as well as others, the Board concluded that the potential benefits of the Merger to Stericycle’s stockholders outweighed the potentially negative factors associated with the Merger. Accordingly, the Board unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Stericycle and its stockholders and recommends that the stockholders of Stericycle approve and adopt the Merger Agreement.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive and is not listed in the relative order of importance. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with Stericycle’s executive management and its financial advisors and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” on page 33 of this proxy statement.

Opinion of BofA Securities

Stericycle retained BofA Securities to act as its financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Stericycle selected BofA Securities to act as its financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Stericycle and its business.

On June 2, 2024, at a meeting of the Board held to evaluate the Merger, representatives of BofA Securities delivered to the Board the oral opinion of BofA Securities, which was confirmed by delivery of a written opinion dated June 2, 2024, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration to be received in the Merger by holders of Stericycle common stock (other than holders of Excluded Shares or Dissenting Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger. BofA Securities expressed no opinion or view as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in such opinion) and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Stericycle or in which Stericycle might engage or as to the underlying business decision of Stericycle to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any holder of Stericycle common stock should vote or act in connection with the Merger or any related matter.

In connection with rendering its opinion, BofA Securities has, among other things:

•	reviewed certain publicly available business and financial information relating to Stericycle;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Stericycle furnished to or discussed with BofA Securities by the management of Stericycle, including certain financial forecasts relating to Stericycle prepared by the management of Stericycle (the “Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of Stericycle with members of senior management of Stericycle;

•	reviewed the trading history for the Stericycle common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of Stericycle with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•

considered the results of BofA Securities’ efforts on behalf of Stericycle to solicit, at the direction of Stericycle, indications of interest from third parties with respect to a possible acquisition of Stericycle;

•	reviewed an execution version, provided to BofA Securities on June 2, 2024, of the Merger Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Stericycle that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Forecasts, BofA Securities was advised by Stericycle, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Stericycle as to the future financial performance of Stericycle. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stericycle or any other entity, nor did it make any physical inspection of the properties or assets of Stericycle or any other entity. BofA Securities did not evaluate the solvency or fair value of Stericycle or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Stericycle, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Stericycle or the Merger (or the contemplated benefits thereof). BofA Securities also assumed, at the direction of Stericycle, that the final executed Merger Agreement would not differ in any material respect from the execution version of the Merger Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Stericycle common stock (other than holders of Excluded Shares and Dissenting Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Stericycle or in which Stericycle might engage or as to the underlying business decision of Stericycle to proceed with or effect the Merger. In addition, BofA Securities expressed no view or opinion with respect to, and BofA Securities relied, with the consent of Stericycle, upon the assessments of representatives of Stericycle regarding legal, regulatory, accounting, tax and similar matters relating to Stericycle and the Merger (including the contemplated benefits thereof) as to which BofA Securities understood that Stericycle obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Securities’ opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described in this summary, Stericycle imposed no other instructions or limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below in the section entitled “—Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Company Financial Analyses

Sum-of-the Parts Selected Publicly Traded Companies Analysis

BofA Securities performed a sum-of-the-parts selected publicly traded companies analysis for Stericycle by separately deriving approximate implied enterprise value reference ranges for (i) Stericycle’s North American Regulated Waste and Compliance Services business (“RWCS North America”), (ii) Stericycle’s North American Secure Information Destruction services business (“SID North America”) and (iii) Stericycle’s international Regulated Waste and Compliance and Secure Information Destruction businesses (“International”).

BofA Securities reviewed publicly available financial and stock market information for (i) selected publicly traded environmental services companies (“Environmental Services Selected Companies”), (ii) selected publicly traded route-based companies (“Route-Based Selected Companies”), and (iii) selected international publicly traded environmental services and route-based companies (“International Selected Companies”), as set forth in the table below.

BofA Securities reviewed, among other things, the enterprise values for each of the Environmental Services Selected Companies, Route-Based Selected Companies and International Selected Companies, calculated as equity value based on closing share prices of the applicable selected company on May 31, 2024, plus debt and debt-like items, preferred equity and non-controlling interest (each, as applicable), and less cash and cash equivalents (as applicable), as a multiple of estimated calendar year 2024 adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA (“EV / 2024E Adj. EBITDA”), for the applicable company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 31, 2024.

The results of this review were as follows:

Selected Publicly Traded Companies	EV /2024E Adj. EBITDA
Environmental Services Selected Companies
Clean Harbors, Inc.	12.7x
GFL Environmental Inc.	12.7x
Republic Services, Inc.	14.7x
Waste Connections, Inc.	17.5x
Waste Management, Inc.	15.5x
Environmental Services Mean	14.6x
Environmental Services Median	14.7x
Route-Based Selected Companies
Redishred Capital Corp.	5.8x
Rentokil Initial plc	11.3x
Unifirst Corporation	8.8x
Vestis Corporation	9.0x
Route-Based Mean	8.7x
Route-Based Median	8.9x
International Selected Companies
Befesa S.A.	9.1x
Elis SA	5.8x
Renewi plc	7.7x
Restore plc	7.3x
Séché Environnement SA	6.6x
Veolia Environnement SA	7.3x
International Mean	7.3x
International Median	7.3x

Based on BofA Securities’ review of the EV / 2024E Adj. EBITDA multiples observed for the Environmental Services Selected Companies, Route-Based Selected Companies and International Selected Companies, and on its professional judgment and experience, BofA Securities calculated a range of implied enterprise values for each of Stericycle’s businesses by applying (i) an EV / 2024E Adj. EBITDA multiple reference range of 13.0x to 15.0x to the estimates of calendar year 2024 adjusted EBITDA for Stericycle’s RWCS North America business, as reflected in the Forecasts, (ii) an EV / 2024E Adj. EBITDA multiple reference range of 9.0x to 11.0x to the estimates of calendar year 2024 adjusted EBITDA for Stericycle’s SID North America business, as reflected in the Forecasts, and (iii) an EV / 2024E Adj. EBITDA multiple reference range of 6.0x to 8.0x to the estimates of calendar year 2024 adjusted EBITDA for Stericycle’s International business, as reflected in the Forecasts. BofA Securities then calculated an implied equity value per share reference range for Stericycle (rounded to the nearest $0.25) by deducting from the combined range of such implied enterprise values Stericycle’s net debt and non-controlling interest as of March 31, 2024, based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle, and dividing the results by a number of fully-diluted shares of Stericycle common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Stericycle).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the Merger Consideration and the Unaffected Share Price.

Implied Equity Value Reference Range Per Share	Merger Consideration	Unaffected Share Price
$40.50 – $50.75	$62.00	$44.75

Selected Publicly Traded Companies Analysis

BofA Securities reviewed publicly available financial and stock market information for Stericycle and the selected publicly traded companies listed above under the caption “Sum-of-the Parts Selected Publicly Traded Companies Analysis.”

BofA Securities reviewed, among other information, (i) EV / 2024E Adj. EBITDA multiples for each of the selected publicly traded companies (calculated as described above under the caption “Sum-of-the Parts Selected Publicly Traded Companies Analysis”), (ii) the closing share prices as of May 31, 2024 for each of the selected publicly traded companies, as a multiple of estimated adjusted earnings per share for calendar year 2024 (“P / 2024E Adj. EPS”) for the applicable company, and (iii) equity value, calculated based on closing share prices of each selected company as of May 31, 2024, as a multiple of estimated free cash flow for calendar year 2024 (“Equity Value / 2024E FCF”) for the applicable company. Financial data of the selected publicly traded companies were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 31, 2024. Financial data of Stericycle were based on Wall Street research analysts’ estimates published by NASDAQ IR and Refinitiv on the Unaffected Date.

The results of this review were as follows:

Selected Publicly Traded Companies	EV / 2024E Adj. EBITDA	P /2024E Adj. EPS	Equity Value / 2024E FCF
Environmental Services Selected Companies
Clean Harbors, Inc.	12.7x	28.9x	31.4x
GFL Environmental Inc.	12.7x	41.1x	29.3x
Republic Services, Inc.	14.7x	30.6x	27.4x
Waste Connections, Inc.	17.5x	34.4x	34.5x
Waste Management, Inc.	15.5x	24.4x	39.3x
Route-Based Selected Companies
Redishred Capital Corp.	5.8x	23.0x	N/A	*
Rentokil Initial plc	11.3x	17.6x	19.3x
Unifirst Corporation	8.8x	20.6x	26.7x
Vestis Corporation	9.0x	19.4x	11.5x
International Selected Companies
Befesa S.A.	9.1x	17.1x	29.4x
Elis SA	5.8x	12.9x	13.5x
Renewi plc	7.7x	12.7x	8.5x
Restore plc	7.3x	14.4x	10.3x
Séché Environnement SA	6.6x	14.8x	11.1x
Veolia Environnement SA	7.3x	14.7x	12.0x
Stericycle (based on Forecasts and the Unaffected Share Price)	11.7x	19.0x	19.5x
Stericycle (based on Forecasts and the Merger Consideration)	15.1x	26.3x	27.1x
Stericycle (based on Wall Street research analysts’ estimates and the Unaffected Share Price)	11.7x	19.3x	14.4x

* Note: N/A = Not Applicable; information not publicly available

BofA Securities also calculated and compared the following current and historical average multiples for the Environmental Services Selected Companies as a group and for Stericycle: (i) enterprise value to next twelve-months (“NTM”) estimated adjusted EBITDA multiples, (ii) equity value to NTM estimated free cash flow multiples, and (iii) price to NTM adjusted earnings per share multiples, in each case, as of the Unaffected Date and for the one-year, two-year, three-year and five-year periods ending on the Unaffected Date. Financial data of the Environmental Services Selected Companies and Stericycle were based on public filings and publicly available Wall Street research analysts’ estimates published by FactSet as of May 31, 2024. The current and historical average multiples observed for the Environmental Services Selected Companies as a group and for Stericycle were as follows:

Enterprise Value / NTM Adj. EBITDA

	Unaffected Date		1-Year Avg.		2-Year Avg.		3-Year Avg.		5-Year Avg.
Stericycle	11.0x		11.9x		12.1x		12.9x		13.3x
Environmental Services Selected Companies (Average)	13.8x		13.2x		13.0x		13.4x		13.2x
Difference between Stericycle and Environmental Services Selected Companies (Average)	(2.8x	)	(1.3x	)	(0.9x	)	(0.6x	)	0.1x

Equity Value / NTM Free Cash Flow

	Current	1-Year Avg.	2-Year	3-Year Avg.	5-Year Avg.
Stericycle	17.0x	18.7x	20.3x	22.4x	23.1x
Environmental Services Selected Companies (Average)	28.5x	27.3x	26.2x	26.0x	25.3x
Difference between Stericycle and Environmental Services Selected Companies (Average)	(11.5x)	(8.6x)	(5.9x)	(3.6x)	(2.2x)

Price / NTM Adj. Earnings Per Share

	Current		1-Year Avg.		2-Year Avg.		3-Year Avg.		5-Year Avg.
Stericycle	17.8x		20.6x		20.8x		22.1x		22.4x
Environmental Services Selected Companies (Average)	30.0x		28.7x		27.8x		29.0x		29.1x
Difference between Stericycle and Environmental Services Selected Companies (Average)	(12.2x	)	(8.1x	)	(7.0x	)	(6.9x	)	(6.7x	)

Based on BofA Securities’ review of (i) the EV / 2024E Adj. EBITDA multiples, the P / 2024E Adj. EPS multiples and the Equity Value / 2024E FCF multiples observed for the selected publicly traded companies, and (ii) the current and historical average multiples observed for the Environmental Services Selected Companies as a group and for Stericycle, and based on its professional judgment and experience, BofA Securities (1) applied an EV / 2024E Adj. EBITDA multiple reference range of 11.5x to 14.5x to the estimates of calendar year 2024 adjusted EBITDA for Stericycle as reflected in the Forecasts, deducted from the resulting range of implied enterprise values Stericycle’s net debt and non-controlling interest as of March 31, 2024 (based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle), and divided the results by a number of fully-diluted shares of Stericycle common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Stericycle) (2) applied a P / 2024E Adj. EPS multiple reference range of 21.0x to 26.0x to the estimates of adjusted earnings per share for calendar year 2024 for Stericycle as reflected in the Forecasts, and (3) applied an Equity Value / 2024E FCF multiple reference range of 21.0x to 28.0x to the estimates of free cash flows for calendar year 2024 for Stericycle as reflected in the Forecasts and divided the results by a number of fully-diluted shares of Stericycle common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Stericycle), in each case, to calculate implied equity value per share reference ranges for Stericycle (rounded to the nearest $0.25).

This analysis indicated the following approximate implied equity value reference ranges per share, as compared to the Merger Consideration and the Unaffected Share Price.

Implied Equity Value Reference Range Per Share			Merger Consideration
EV / 2024E Adj. EBITDA	P / 2024E Adj. EPS	Equity Value /2024E FCF		Unaffected Share Price
$43.75 – $59.00	$49.50 – $61.25	$48.00 – $64.00	$62.00	$44.75

No selected publicly traded company used in this analysis is identical or directly comparable to Stericycle. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Stericycle was compared.

Selected Precedent Transactions Analysis

BofA Securities reviewed, to the extent publicly available, financial information relating to the selected transactions listed in the table below involving acquisitions of publicly traded companies in the environmental services and route-based industries announced since 2011 and Stericycle.

BofA Securities reviewed the enterprise values implied for each target company, calculated as equity value based on offer value of each target company, plus debt and non-controlling interest (each, as applicable), and less cash and cash equivalents (as applicable), each as publicly disclosed prior to the announcement of the applicable transaction, as a multiple of estimates of the target company’s trailing twelve month adjusted EBITDA at the time of announcement of the applicable transaction (“LTM Adj. EBITDA”) and based on publicly available information at that time. Other financial data relating to each of the selected transactions and target companies were derived from the transaction parties’ public filings. BofA Securities also reviewed the enterprise values implied for Stericycle, calculated as equity value based on (i) the Unaffected Share Price and (ii) the Merger Consideration, in each case plus Stericycle’s net debt and non-controlling interest as of March 31, 2024 (based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle), as a multiple of Stericycle’s LTM Adj. EBITDA for the 12 months ended March 31, 2024 (based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle).

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adj. EBITDA
Environmental Services Acquisitions

December 11, 2023	EQT Infrastructure (EQT Infrastructure VI)	Heritage Environmental Services	N/A*

July 19, 2023	J.F. Lehman & Company	Heritage-Crystal Clean, Inc.	7.3x

April 24, 2023	Casella Waste Systems, Inc.	GFL Environmental Inc. (Transfer & Recycling Operations Business)	12.2x

April 3, 2023	Covanta Holding Corporation	Circon Holdings, Inc.	N/A*

July 20, 2022	I Squared Capital (ISQ Global Infrastructure Fund III)	VLS Environmental Solutions	N/A*

February 9, 2022	Republic Services, Inc.	US Ecology, Inc.	14.1x

August 4, 2021	Clean Harbors, Inc.	HydroChemPSC	10.9x

July 14, 2021	EQT Infrastructure (EQT Infrastructure V)	Covanta Holding Corporation	12.2x

March 15, 2021	GFL Environmental Inc.	Terrapure Environmental Ltd. (Solid Waste and Environmental Solutions Business)	9.5x

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adj. EBITDA
August 12, 2020	GFL Environmental Inc.	WCA Waste Corporation	N/A*

February 7, 2020	Harsco Corporation	Stericycle (Environmental Solutions (ESOL) Business)	13.2x

June 24, 2019	US Ecology, Inc.	NRC Group Holding Corp.	10.6x

May 9, 2019	Harsco Corporation	Clean Earth Inc.	14.4x

April 15, 2019	Waste Management, Inc.	Advanced Disposal Services, Inc.	11.6x

October 10, 2018	GFL Environmental Inc.	Waste Industries	N/A*

June 26, 2018	Hennessy Capital Acquisition Corp. III	NRC Group Holdings, LLC	10.8x

January 19, 2016	Waste Connections, Inc.	Progressive Waste Solutions Ltd.	8.4x

October 29, 2015	GFL Environmental Inc.	Transforce Inc. (Waste Management Segment)	9.8x

December 23, 2014	Birch Hill Equity Partners	Newalta Corp. (Industrial Division)	5.0x

October 6, 2014	Waste Management, Inc.	Deffenbaugh Disposal, Inc.	8.0x

April 7, 2014	US Ecology Inc.	EQ - The Environmental Quality Company	8.6x

October 29, 2012	Clean Harbors, Inc.	Safety-Kleen, Inc.	6.6x

December 21, 2011	Macquarie Capital (Macquarie Infrastructure Partners II)	WCA Waste Corporation	9.1x

April 6, 2011	Clean Harbors, Inc.	Peak Energy Services Ltd.	8.4x

Mean (Environmental Services Acquisitions)			10.0x

Median (Environmental Services Acquisitions)			9.8x

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adj. EBITDA
Route-Based Logistics Acquisitions

July 18, 2023	Loomis AB	Cima S.p.A.	8.0x

December 14, 2021	Rentokil Initial plc	Terminix Global Holdings, Inc.	19.3x

April 6, 2021	The Brink’s Company	PAI, Inc.	7.1x

February 26, 2020	The Brink’s Company	G4S plc (Cash Operations)	7.5x

May 31, 2018	The Brink’s Company	Dunbar Armored, Inc.	12.1x

July 13, 2017	The Brink’s Company	Maco Transportada de Caudales S.A.	8.7x

August 16, 2016	Cintas Corporation	G&K Services, Inc.	14.0x

July 15, 2015	Stericycle, Inc.	Shred-It International Inc.	12.8x

Mean (Route-Based Logistics Acquisitions)			11.2x

Median (Route-Based Logistics Acquisitions)			10.4x

Stericycle (based on Unaffected Share Price)			13.2x

Stericycle (based on Merger Consideration)			17.0x

*	Note: N/A = Not Applicable; information not publicly available

Based on BofA Securities’ review of the enterprise values to adjusted EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities applied an enterprise value to adjusted EBITDA multiple reference range of 11.0x to 16.0x to Stericycle’s adjusted EBITDA for the 12 months until March 31, 2024, based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle.

BofA Securities then calculated an implied equity value per share reference range for Stericycle (rounded to the nearest $0.25) by deducting from this range of implied enterprise values Stericycle’s net debt and non-controlling interest as of March 31, 2024, based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle, and dividing the results by a number of fully-diluted shares of Stericycle common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Stericycle).

This analysis indicated the following approximate implied equity value reference range per share for Stericycle, as compared to the Merger Consideration and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Merger Consideration	Unaffected Share Price
$35.00 – $57.50	$62.00	$44.75

No selected precedent transaction used in this analysis or the applicable target company is identical or directly comparable to Stericycle or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics, market conditions and other factors that could affect the acquisition or other values of the companies or transactions to which Stericycle and the Merger were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of Stericycle to calculate a range of implied present values per share of Stericycle common stock utilizing estimates of the standalone, unlevered, after-tax free cash flows Stericycle was expected to generate over the period from the second quarter of calendar year 2024 through the end of calendar year 2028, based on the Forecasts. BofA Securities calculated a terminal value for Stericycle by applying an assumed perpetuity growth rate range of 3.00% to 4.00%, based on BofA Securities’ professional judgment and experience, to the terminal year unlevered free cash flows based on the Forecasts. The unlevered free cash flows and the terminal values were discounted to March 31, 2024, utilizing mid-year discounting convention, and using discount rates ranging from 8.50% to 10.00%, which were based on an estimate of Stericycle’s weighted average cost of capital, derived using the capital asset pricing model, which took into account, among other things, the risk-free rate, the relevant levered and unlevered beta, Stericycle’s capital structure, and the historical equity risk premium.

BofA Securities then calculated an implied equity value per share reference range for Stericycle (rounded to the nearest $0.25) by deducting from this range of present values Stericycle’s net debt and non-controlling interest as of March 31, 2024, based on information in Stericycle’s public filings and approved for BofA Securities’ use by the management of Stericycle, and dividing the results by a number of fully-diluted shares of Stericycle common stock outstanding (calculated on a treasury stock method basis, based on information provided by the management of Stericycle).

This analysis indicated the following approximate implied equity value reference range per share (rounded to the nearest $0.25) for Stericycle, as compared to the Merger Consideration and the Unaffected Share Price:

Implied Equity Value Reference Range Per Share	Merger Consideration	Unaffected Share Price
$46.25 – $76.00	$62.00	$44.75

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ financial analyses with respect to its opinion but were referenced solely for informational purposes, including, among other things the following:

52-Week Trading Range. BofA Securities reviewed the trading range of Stericycle common stock for the 52-week period May 31, 2024, which was $39.18 to $55.65.

Wall Street Analysts Price Targets. BofA Securities reviewed four publicly available equity research analyst price targets for shares of Stericycle’s common stock as of the Unaffected Date, which indicated a present value of $45.25 to $67.75 when discounted by one year at Stericycle’s estimated mid-point cost of equity of 10.5%, derived using the capital asset pricing model. BofA Securities observed that the median of analyst price targets was $62.00 and the mean of analyst price targets was $62.25.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—Summary of Material Company Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Stericycle. The estimates of the future performance of Stericycle in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of Stericycle common stock (other than holders of Excluded Shares or Dissenting Shares) of the Merger Consideration to be received by such holders in the Merger and were provided to the Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Stericycle or Stericycle common stock.

The type and amount of consideration payable in the Merger was determined through negotiations between Stericycle and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was that of the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board, Stericycle’s management or any other party with respect to the Merger or the Merger Consideration.

Stericycle has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee of approximately $45 million, $2.5 million of which was payable upon delivery of BofA Securities’ opinion and the remainder of which is payable contingent upon consummation of the Merger. In addition, Stericycle has agreed to reimburse certain of BofA Securities’ expenses arising, and to indemnify BofA Securities against certain liabilities that may arise, out of BofA Securities’ engagement.

BofA Securities and its affiliates comprise a full-service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Stericycle, Parent and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Stericycle and certain of its subsidiaries and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender in connection with certain commercial loans and credit facilities, (ii) having acted or acting as financial advisor in connection with certain business divestitures, (iii) providing foreign exchange services, (iv) providing certain insurance products, and (v) providing certain treasury, commercial credit card and liquidity services. From June 1, 2022, through May 31, 2024, BofA Securities and its affiliates derived aggregate revenues from Stericycle and certain of its subsidiaries of approximately $9 million for corporate and/or investment banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender or arranger in connection with certain commercial lending and leasing arrangements, (ii) having acted or acting as underwriter or syndication agent in connection with certain debt capital markets transactions, (iii) providing foreign exchange services, (iv) providing certain insurance and investment management products, and (v) providing certain treasury, commercial credit card and liquidity services. From June 1, 2022, through May 31, 2024, BofA Securities and its affiliates derived aggregate revenues from Parent of approximately $24 million for corporate and/or investment banking services and, as of the date of this proxy statement, BofA Securities estimates that the aggregate revenues BofA Securities and its affiliates will derive from Parent and certain of its affiliates, for concurrent or future investment and corporate banking services during the two years following the date of its opinion, will be not less than such amount.

As of May 31, 2024, BofA Securities and its affiliates held on a non-fiduciary basis (i) outstanding Stericycle common stock having a market value of approximately $2.2 million as of such date, representing less than 0.5% of the outstanding Stericycle common stock as of such date, and (ii) outstanding Parent common stock having a market value of approximately $270 million as of such date, representing less than 0.5% of the outstanding Parent common stock as of such date.

Certain Financial Projections

Although Stericycle historically has provided annual guidance and a long-term financial outlook, Stericycle does not, as a matter of course, publicly disclose detailed internal projections of its future financial performance, revenue, earnings, EBITDA, financial condition or other results. As part of the Board’s regular process for evaluating Stericycle’s business, strategic and financial position, Stericycle management prepared a customary long range plan that was presented to, and approved by, the Board at its meeting held on February 5, 2024. The long range plan contains certain non-public, unaudited, stand-alone financial projections for Stericycle (the “Management Projections”). The Management Projections were authorized for use by Stericycle’s financial advisor for purposes of its financial analyses and opinion summarized under “—Opinion of BofA Securities” on page 52 of this proxy statement and were also furnished to Parent in connection with its due diligence review of Stericycle. The Management Projections reflect key considerations and assumptions as to the future financial performance of Stericycle, including assumptions regarding Stericycle’s end markets (including the health care industry) price and volume growth of Stericycle’s two core businesses, operating results, competitive conditions, implementing a new system in our international markets, unlocking North America ERP benefits and other strategic initiatives, execution of strategic initiatives, operationalizing the McCarran, Nevada incinerator, level of capital expenditures, changes in interest rates, changes in effective tax rates and cash tax rates, and foreign exchange rates, commodity pricing (e.g., fuel and sorted office paper), cost inflation and working capital improvements, free cash flow utilized to pay down debt, and improvements to days sales and days payable outstanding.

The Management Projections are included in the table below. The inclusion of this information should not be regarded as an indication that Stericycle, its financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results. Stericycle’s management advised the Board that the Management Projections represent Stericycle’s management’s best estimates, at that time, of the future financial performance of Stericycle and its business as currently configured as a stand-alone publicly listed company.

The following table summarizes the Management Projections as described above.

Management Projections

	Year Ending December 31
	2024F	2025F	2026F	2027F	2028F
	($ in millions, except per share data)
Total Revenue(1)	$2,734	$2,832	$2,968	$3,120	$3,217
Adjusted EBITDA(2)	$478	$545	$639	$725	$750
Adjusted Earnings Per Share(3)	$2.36	$2.98	$3.63	$4.13	$4.14
Unlevered Free Cash Flow(4)	$277	$342	$369	$417	$437

(1)	Total Revenue represents organic revenue growth over the projection period and excludes the impact of future acquisitions and divestures.
(2)

Adjusted EBITDA is income from operations excluding certain adjusting items, such as ERP and system modernization, intangible amortization, portfolio optimization, operational optimization, litigation, settlements and regulatory compliance and asset impairments, less depreciation and amortization.

(3)

Adjusted Earnings Per Share is earnings per share excluding certain adjusting items, such as ERP and system modernization, intangible amortization, portfolio optimization, operational optimization, litigation, settlements and regulatory compliance and asset impairments.

(4)

Unlevered Free Cash Flow is defined as tax-adjusted EBIT, which includes adjustments for ERP and system modernization, intangible amortization, portfolio optimization, litigation, settlements and regulatory compliance and asset impairments, plus depreciation, amortization, and changes in net working capital, less capital expenditures.

Stericycle’s ability to achieve the results set forth in the Management Projections are expressly dependent upon certain assumptions, including with respect to broad trends in the regulated waste and secure information destruction markets. The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Management Projections were not prepared with a view to comply with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, Stericycle’s independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, Stericycle’s management.

Although a summary of the Management Projections is presented with numerical specificity, the Management Projections reflect numerous variables, assumptions and estimates as to future events, including the achievement of various initiatives and risks to the achievement of such initiatives and operations and financial performance, made by Stericycle’s management that Stericycle’s management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to Stericycle’s management at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results.

Important factors that may cause actual results to deviate from the Management Projections include, among others, the risk that the Merger disrupts Stericycle’s current plans and operations or diverts management’s attention from Stericycle’s ongoing business, the effect of the announcement of the Merger on the ability of Stericycle to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, decreases in the volume of regulated wastes or personal and confidential information collected from customers, disruptions resulting from deployment of systems, disruptions in Stericycle’s supply chain, disruptions in or attacks on data information technology systems, labor shortages, a recession or economic disruption in the U.S. and other countries, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, sorted office paper pricing volatility or pricing volatility in other commodities, changes in the volume of paper processed by Stericycle’s secure information destruction business and the revenue generated from the sale of sorted office paper, inflationary cost pressure affecting labor, supply chain, energy and other expenses, foreign exchange rate volatility in the jurisdictions in which Stericycle operates, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, the outcome of pending, future or settled litigation or investigations, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in Stericycle’s credit agreements and senior notes, rising interest rates or a downgrade in Stericycle’s credit rating resulting in an increase in interest expense, political, economic, war and other risks related to Stericycle’s foreign operations, pandemics and the resulting impact on the results of operations, long-term remote work arrangements which may adversely affect Stericycle’s business, restrictions on the ability of Stericycle’s team members to travel, closures of Stericycle’s facilities or the facilities of Stericycle’s customers and suppliers, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, the introduction of regulations for greenhouse gases, which could negatively affect Stericycle’s costs to operate, and failure to maintain an effective system of internal control over financial reporting.

In addition, the Management Projections do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, Stericycle, Stericycle’s financial advisor or Parent, or any of their respective representatives and affiliates, or any other recipient of this information considered, or now considers, the Management Projections to be material information of Stericycle or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal, the Adjournment Proposal, or the Compensation Proposal or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of Stericycle common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding Stericycle contained in Stericycle’s public filings with the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement.

The Management Projections are forward-looking statements. For information on factors that may cause Stericycle’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 33 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither Stericycle nor any of its representatives or advisors, nor Parent or any of its representatives and affiliates, makes any representation to any person regarding the ultimate performance of Stericycle compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included herein.

Certain of the measures included in the Management Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP and non-GAAP financial measures as used by Stericycle may not be comparable to similarly titled amounts used by other companies.

Interests of the Directors and Executive Officers of Stericycle in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of Stericycle. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” on pages 37 and 48 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to our named executive officers are subject to a non-binding, advisory vote of the stockholders of Stericycle and are quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 113 of this proxy statement.

Treatment of Equity Awards and the Company ESPP

Under the Merger Agreement, the equity awards held by Stericycle’s directors and executive officers and the Company ESPP will be treated as follows:

Company Options

At the Effective Time, each Company Option that is fully vested and outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (x) the total number of shares of Stericycle common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

Company RSUs, Company DSUs and Company PSUs Held By Continuing Employees

At the Effective Time, each outstanding award of Company RSUs, Company DSUs and Company PSUs held by a Continuing Employee shall be assumed by Parent and converted into an Assumed Restricted Stock Unit Award. At the Effective Time, each Assumed Restricted Stock Unit Award shall (i) relate to a number of whole shares of Parent common stock (rounded to the nearest whole share) equal to (x) the total number of shares of Stericycle common stock underlying such award, multiplied by (y) the Equity Award Exchange Ratio, (ii) to the

extent that a Company PSU was subject to performance-based vesting conditions for performance periods that had not ended prior to the Effective Time, be deemed to be earned based on target performance levels immediately prior to the Effective Time, and (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, terms related to retirement and treatment upon termination, settlement and forfeiture events, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Stericycle award immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Assumed Restricted Stock Unit Award.

Company RSUs, Company DSUs and Company PSUs Held By Non-Continuing Employees

At the Effective Time, each Company RSU, Company DSU and Company PSU which is held by an employee or other service provider who will terminate employment or service with Stericycle prior to or in connection with the Closing (including any director of Stericycle) shall, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Stericycle common stock underlying such award (with Company PSUs being deemed to be earned and converted at target performance levels), multiplied by (y) the Merger Consideration. Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU, Company DSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, it shall be made as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such award, but in no event later than five business days after such time.

The following table sets forth, for each of Stericycle’s directors and executive officers, (i) the number of shares of Stericycle common stock underlying the Company Options (which are all fully vested), Company RSUs, Company PSUs and Company DSUs held by each Stericycle executive officer and director as of June 13, 2024, the latest practicable date to determine these numbers before the filing of this proxy statement, and (ii) the value of such equity awards as of such date determined by the treatment of such equity awards described above. All such amounts actually payable to each of Stericycle’s directors and executive officers will be subject to any applicable withholding taxes and will be payable without interest. These amounts do not attempt to forecast any Company RSU or other equity awards that may be granted following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Stericycle’s directors and executive officers may materially differ from the amounts set forth below.

This table also does not include any outstanding rights to purchase shares under the Company ESPP held by our executive officers.

Name	Company Options (#)	Value of Company Options ($)(1)	Company RSUs (time- based) (#)(2)	Value of Company RSUs (time- based) ($)	Company PSUs (#)(3)	Value of Company PSUs ($)(4)	Company DSUs (#)	Value of Company DSUs ($)(5)	Total Value of Equity Awards ($)
Executive Officers
Cindy J. Miller	115,867	1,299,769	83,984	5,207,008	149,613	9,276,006	—	—	15,782,783
Janet H. Zelenka	24,488	368,300	41,236	2,556,632	73,231	4,540,322	—	—	7,465,254
Daniel V. Ginnetti	62,471	110,203	20,803	1,289,786	36,898	2,287,676	—	—	3,687,665
Kurt M. Rogers	—	—	19,944	1,236,528	35,334	2,190,708	—	—	3,427,236
S. Cory White	10,095	50,980	18,318	1,135,716	32,331	2,004,522	—	—	3,191,218
Joseph Reuter	15,148	272,513	16,011	992,682	28,352	1,757,824	—	—	3,023,019
Dominic Culotta(6)	7,066	35,683	15,607	967,634	28,011	1,736,682	—	—	2,739,999
Michael S. Weisman	18,477	170,773	12,650	784,300	21,928	1,359,536	—	—	2,314,609
Rich M. Moore	12,116	217,967	16,246	1,007,252	28,793	1,785,166	—	—	3,010,385
Non-Employee Directors
Robert S. Murley	4,887	—	—	—	—	—	24,488	1,518,256	1,518,256
Brian P. Anderson	4,887	—	3,524	218,488	—	—	1,506	93,372	93,372
Lynn D. Bleil	16,522	—	—	—	—	—	22,191	1,375,842	1,375,842
Thomas F. Chen	8,644	—	3,524	218,488	—	—	1,506	93,372	93,372
Victoria L. Dolan	—	—	—	—	—	—	7,144	442,928	442,928
Naren K. Gursahaney	—	—	—	—	—	—	8,653	536,486	536,486
J. Joel Hackney, Jr.	—	—	3,524	218,488	—	—	—	—	218,488
Stephen C. Hooley	—	—	3,524	218,488	—	—	22,199	1,376,338	1,594,826
Kay G. Priestly(7)	—	—	—	—	—	—	—	—	—
James L. Welch	—	—	3,524	218,488	—	—	—	—	218,488

(1)	The value of each Company Option is based on the Merger Consideration less the applicable exercise price for such Company Option.
(2)	This column represents Company RSUs not including Company PSUs or Company DSUs.
(3)	This column represents Company PSUs.
(4)	The value of the Company PSUs is determined based on the target level of achievement of all performance-based vesting conditions as set forth in the applicable award agreement.
(5)

This column represents the value of Company DSUs held by certain non-employee directors. Under Stericycle’s Directors’ Deferred Stock Plan, each non-employee director may elect to convert all or part of their annual cash compensation into Company DSUs and/or elect to defer the settlement or payment of restricted stock units granted to such director by Stericycle for a year, turning the restricted stock units into Company DSUs. All Company DSUs will be distributed in the form of shares of Stericycle common stock at the time of the director’s separation from service.

(6)	Mr. Culotta retired as an executive officer of the Company as of July 5, 2024.
(7)	Ms. Priestly did not stand for re-election at the 2023 Annual Meeting of Stockholders, and therefore her service on the Board ended on May 16, 2023.

Company ESPP

The Board (or, if appropriate, the committee administering the Company ESPP) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the Final Offering Periods, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement. If the Effective Time occurs: (a) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the Company ESPP shall be the Final Exercise Date, and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Stericycle common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods will be used to purchase whole shares of Stericycle common stock under the terms of the Company ESPP for such offering period, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Stericycle common stock in accordance with the foregoing clauses (a) or (b), Stericycle shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the Effective Time, the Company ESPP shall be terminated and no further shares of Stericycle common stock or other rights with respect to shares of Stericycle common stock shall be granted thereunder.

Executive Severance Benefits

Executive Severance and Change in Control Plan

Executive officers eligible to participate under Stericycle’s Executive Severance and Change in Control Plan, as amended and restated as of April 23, 2024 (which includes all of our executive officers), may be entitled to receive the following severance pay and benefits in the event such covered executive’s employment is terminated by Stericycle without “cause” or due to the covered executive’s resignation for “good reason” (as such terms are defined in the Executive Severance and Change in Control Plan) within 24 months of a change in control (which includes the Merger).

In the case of a covered executive’s involuntary termination, which includes a termination of employment by Stericycle other than for “cause”, death or disability or by the executive for “Post-CIC Good Reason” (as such terms are defined therein) that occurs during the period beginning on the date on which the “change in control” occurs and ending on the second anniversary of such date, the covered executive will receive the following benefits: (i) prorated target annual bonus for the year in which the termination occurs (reduced by any amounts already paid with respect to such year), (ii) an amount equal to the sum of such executives’ base salary and target annual incentive bonus, each as determined as of the termination date, multiplied by an applicable severance multiplier (3x for the Chief Executive Officer and 2x for Executive Vice Presidents) payable as a cash lump sum, and (iii) payment of, or reimbursement for, COBRA premiums for up to 18 months.

The receipt of the above-described severance amounts is subject to the executive’s execution, delivery, and non-revocation of a general waiver and release of claims in favor of Stericycle, which will include non-competition, non-solicitation, confidentiality, and other restrictive covenant provisions.

The executive officers have each also entered into Employee Covenant and IP Agreements with us pursuant to which they are subject to certain restrictive covenant obligations, including a twenty-four month post-termination non-compete covenant and eighteen-month post-termination non-solicitation covenant.

Award Agreements

The terms and conditions applicable to the Company RSUs and Company PSUs under the Stericycle equity plans and award agreements held by Stericycle’s executive officers provide that in the event they are assumed or replaced by the surviving or acquiring entity (or its parent entity) in connection with a change in control, they will become fully vested and accelerate (with the performance targets applicable to any Company PSUs deemed to be achieved as of the date of the change in control at the target level of performance) if the holder’s employment is terminated involuntarily other than for “cause” or by the holder for “good reason” (each as defined in the applicable equity plan and each of which we refer to as a “qualifying termination”) within 24 months following a change in control, including the Transaction. The estimated values that would be realized by Stericycle’s named executive officers in respect of their unvested Stericycle equity awards in connection with the Transaction are set forth below in the section of this proxy statement entitled “—Named Executive Officer Golden Parachute Compensation.”

Non-Employee Director Compensation

Prior to the Effective Time, Stericycle will continue to compensate its non-employee directors for their service on the Board in accordance with its Outside Directors Compensation Policy, as may be amended from time to time. The equity compensation portion of such compensation will consist of Company RSUs. The Stericycle, Inc. Outside Directors Compensation Policy provides that upon the occurrence of a change in control (which includes the Merger), all outstanding Company RSUs granted to non-employee directors will become fully vested.

Stericycle’s Directors’ Deferred Stock Plan allows non-employee directors to elect to (i) convert all or part of their annual cash compensation into Company DSUs and/or (ii) defer the settlement or payment of their restricted stock units granted to such director by Stericycle for a year, turning the restricted stock units into Company DSUs (which will have the same vesting schedule as the restricted stock units). All Company DSUs will be distributed in the form of shares of Stericycle common stock at the time of the director’s separation from service.

Prorated Annual Bonuses

Stericycle or one of its affiliates shall pay bonuses to each Stericycle service provider eligible as of immediately prior to the Effective Time (including each of the executive officers) under the applicable annual incentive bonus program in respect of the calendar year in which the Closing occurs, in an amount equal to the prorated annual incentive award for such employee based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, determined based on the greater of target and actual performance levels as of the Effective Time (or a date reasonably proximate thereto).

Following the Closing Date, employees continuing as employees of Parent, the Surviving Corporation or any subsidiaries or affiliates thereof shall be eligible for a pro-rata bonus for the remainder of the calendar year in which the Closing Date occurs under an annual incentive bonus program which is no less favorable than the Stericycle annual incentive bonus program that was applicable to such employees. For purposes of this proxy statement, we have assumed that each executive officer will receive a prorated annual bonus based on the target level of performance.

280G Mitigation

Stericycle may, following consultation with Parent, implement strategies to eliminate or mitigate the possible impact of Sections 280G and 4999 of the Code. Any such tax planning strategies may include accelerating the vesting or payment of compensation that is scheduled to vest or be paid in a future calendar year into the preceding calendar year and obtaining third party valuations of noncompetition or similar covenants or entering into/expanding noncompetition agreements. As of the date of this proxy statement, no such tax planning strategies have yet been finalized or implemented.

In addition, the Executive Severance and Change in Control Plan contains a Section 280G “net-better” cutback provision, which provides that if the total payments to the executive officer would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code in the event, and only in the event, such reduction would result in a better after-tax result for the executive officer.

Named Executive Officer Golden Parachute Compensation

The following table is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, or June 13, 2024.

Please note that the amounts in the following table are estimates based on the material assumptions described below that may or may not actually occur. Some of these assumptions are based on information that is currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double-trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

For purposes of calculating such amounts, we have assumed:

•	a closing date of June 13, 2024 (which is the latest practicable date prior to the filing of this proxy statement);

•

the employment of each named executive officer is terminated without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the consummation of the Merger;

•	the consummation of the Merger constitutes a change in control for purposes of the applicable compensation plan or agreement;

•	the named executive officer’s base salary and target annual bonus will remain unchanged from those applicable as of June 13, 2024;

•

each named executive officer’s outstanding equity awards are those that are outstanding and unvested as of June 13, 2024 (i.e., excluding any additional awards that may be granted following such date);

•	each named executive officer will receive subsidized COBRA continuation coverage, as applicable, for the maximum eligible period;

•	a price per share of Stericycle common stock equal to the Merger Consideration of $62.00;

•	no cutback or reduction has been applied to mitigate the impact of Sections 280G and 4999 of the Code; and

•	no named executive officer will enter into any new agreement or become entitled to, prior to the Closing, additional compensation or benefits related to the Merger.

The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of Stericycle, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 113 of this proxy statement.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Cindy J. Miller	7,657,452	15,782,783	—	648,829	24,089,064
Janet H. Zelenka	2,841,979	7,465,254	28,889	302,559	10,638,681
Daniel V. Ginnetti	2,218,258	3,687,665	36,489	213,899	6,156,311
Kurt M. Rogers	1,927,579	3,427,236	39,789	178,325	5,572,929
S. Cory White	1,794,683	3,191,218	36,489	165,605	5,187,995

(1)

Under the relevant SEC rules, we are required to provide information in this table with respect to our “named executive officers,” who are generally the individuals whose compensation was required to be reported in the summary compensation table of our most recent proxy statement.

(2)

The amounts in this column represent the value of “double-trigger” cash severance that each named executive officer would be eligible to receive pursuant to the Executive Severance and Change in Control Plan if they experience a qualifying termination within the period beginning on the date on which the “change in control” occurs and ending on the second anniversary of such date (the “change in control period”). Under the Executive Severance and Change in Control Plan, if the named executive officers experience a qualifying termination during the specified change in control period, they are entitled to: (a) a prorated target annual bonus for the year in which the termination occurs (reduced by any annual incentive amounts already paid with respect to such year), and (b) an amount equal to the sum of such executives’ base salary and target annual incentive bonus, each as determined as of the termination date, multiplied by an applicable severance multiplier (3x for the Chief Executive Officer and 2x for Executive Vice Presidents) payable as a cash lump sum. The receipt of such cash severance is subject to each executive officer’s execution, delivery, and non-revocation of a general waiver and release of claims, which will include certain restrictive covenant provisions. As the Merger Agreement provides that a prorated annual bonus for the calendar year in which the Closing Date occurs will be payable to all eligible employees, assuming such bonuses are paid out based on the target level of achievement, the amount of the prorated target annual bonus payable under the Executive Severance and Change in Control Plan as described in the preceding clause (a) would be reduced by such already paid annual bonus amount to zero. For additional information, please see “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Prorated Annual Bonuses” on page 71 of this proxy statement.

(3)

The estimated amounts shown in this column represent the aggregate intrinsic value of the outstanding Company Options (the excess, if any, of the per share Merger Consideration over the applicable exercise price) and the aggregate value of the outstanding Company RSUs and the Company PSUs that will be cancelled and converted to amounts in cash for the named executive officers who are assumed to not be Continuing Employees, as described above in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Treatment of Equity Awards and the Company ESPP” on page 67 of this proxy statement. These amounts in respect of the Company Options are single-trigger payments, while the amounts in respect of the Company RSUs and the Company PSUs are double-trigger payments given they would only accelerate in connection with a qualifying termination of employment during the change in control period. The value of the Company PSUs will be determined based on the target level of achievement of all performance-based vesting conditions as set forth in the applicable award agreement. Under the terms of the Merger Agreement, the payments of such equity awards (as estimated in the following table) will be made to the named executive officers not later than five business days following the Closing Date (or such later date as is necessary to comply with Section 409A of the Code). Estimated values have been included for Company Options although all Company Options held by the named executive officers as of June 13, 2024 are fully vested.

Name	Value of Company Options ($)	Value of Company RSUs (time-based) ($)	Value of Company PSUs ($)
Cindy J. Miller	1,299,769	5,207,008	9,276,006
Janet H. Zelenka	368,300	2,556,632	4,540,322
Daniel V. Ginnetti	110,203	1,289,786	2,287,676
Kurt M. Rogers	—	1,236,528	2,190,708
S. Cory White	50,980	1,135,716	2,004,522

(4)

The amounts in this column represent the cost of subsidized COBRA continuation coverage for a period of 18 months pursuant to the Executive Severance and Change in Control Plan. Ms. Miller is not eligible to receive such benefit as she does not participate in Company group health plans. These COBRA continuation coverage payments are “double-trigger” benefits in that they will only be paid if the named executive officer experiences a qualifying termination of employment during the change in control period.

(5)

The amounts in this column represent prorated annual 2024 bonuses payable to each named executive officer pursuant to the Merger Agreement, which, based on performance achievement as of June 13, 2024, would be payable based on the target level of performance. These amounts are single-trigger payments.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ severance payments and the treatment of equity awards held by our named executive officers, see “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger” on page 67 of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the Effective Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of Stericycle and any contract of Stericycle or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each current and former director and officer of Stericycle and its subsidiaries and each of their respective employees who serves as a fiduciary of a Stericycle benefit plan (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the Merger.

The Merger Agreement provides that, from and for six years after the Effective Time, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of Stericycle as of the date of the Merger Agreement and as of the effective date of the Merger an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time, that is substantially equivalent to, and in any event not less favorable in the aggregate than the existing policy of Stericycle.

For a further discussion of Parent’s indemnification obligations and the Surviving Corporation’s director and officer fiduciary liability insurance policies, see “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 104 of this proxy statement.

Financing the Merger

Parent has committed to have, at the Effective Time, access to sufficient available cash on hand or other sources of immediately available funds to enable Parent to consummate the transactions contemplated by the Merger Agreement, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the transactions contemplated by the Merger Agreement. Parent intends to finance the Merger through a combination of bank debt and proceeds from senior notes. The consummation of the Merger is not conditioned upon Parent’s obtaining of any financing.

Appraisal Rights

General

If the Merger is completed, record holders or beneficial owners of shares of Stericycle common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of Stericycle common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Stericycle stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you (as a record holder or beneficial owner) hold one or more shares of Stericycle common stock, do not vote in favor of the adoption of the Merger Agreement, continuously are the record holder or beneficial owner of such shares through the effective date of the Merger and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which Stericycle stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the special meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, Stericycle must notify each stockholder who was a Stericycle stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice either a copy of Section 262 of the DGCL or information directing the stockholder to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.

A STOCKHOLDER OR BENEFICIAL OWNER OF STERICYCLE COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A STOCKHOLDER OR BENEFICIAL OWNER OF STERICYCLE COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF STERICYCLE COMMON STOCK HELD BY A STERICYCLE STOCKHOLDER OR BENEFICIAL OWNER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE DATE OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a Stericycle stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Stericycle common stock, you must comply with ALL of the following:

•

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•

you must continuously hold your shares of Stericycle common stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer your shares of Stericycle common stock before the effective date of the Merger;

•	prior to the taking of the vote on the Merger Proposal at the special meeting, you must deliver a proper written demand for appraisal of your shares;

•

you, another stockholder, or beneficial owner of shares or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Stericycle common stock within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Stericycle stockholders or beneficial owners to initiate all necessary action to properly demand their appraisal rights in respect of shares of Stericycle common stock within the time prescribed in Section 262 of the DGCL; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Stericycle common stock.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. A record holder or beneficial owners of shares of Stericycle common stock wishing to exercise appraisal rights must deliver to Stericycle, before the taking of the vote on the Merger Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of a stockholder of record or beneficial owner. The demand must reasonably inform us of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The written demand should state the number of shares of Stericycle common stock as to which appraisal is sought. Where no number of shares of Stericycle common stock is expressly mentioned, the demand will be presumed to cover all shares of Stericycle common stock held in the name of the holder of record.

If your shares of Stericycle common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Stericycle, Inc.

2355 Waukegan Road

Bannockburn, Illinois 60015

Attention: Secretary

At any time within 60 days after the effective date of the Merger, any Stericycle stockholder or beneficial owner that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Stericycle common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60 day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder or beneficial owner who withdraws such person’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her, their or its shares of Common Stock determined in any such appraisal proceeding, which value may be more than, less than, or equal to the Merger Consideration.

Notice by the Surviving Corporation. Within ten days after the effective date of the Merger, Stericycle, as the Surviving Corporation, must notify each record holder and beneficial owner of Stericycle common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the effective date of the Merger, but not later, a stockholder of record or a beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a record or beneficial holder, demanding an appraisal of the value of the shares of Stericycle common stock held by all stockholders who have properly demanded appraisal. None of Parent, Merger Sub or Stericycle, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of Stericycle common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Stericycle common stock not voted in favor of the Merger Proposal and with respect to which Stericycle has received demands for appraisal, and the aggregate number of record holders or beneficial owners of those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The Surviving Corporation must mail this statement to you within the later of (i) ten days after receipt by the Surviving Corporation of the request therefor or (ii) ten days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is not timely filed or if you deliver to the Surviving Corporation a written withdrawal of your demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right to appraisal will cease.

If a petition for appraisal is duly filed and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares of Stericycle common stock and with whom agreements as to the value of their shares of Stericycle common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders and beneficial owners shown on the list at the addresses therein stated as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which Stericycle stockholders and beneficial owners have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the Stericycle stockholders and beneficial owners demanding appraisal who hold certificated shares of Stericycle common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any Stericycle stockholder or beneficial owner who fails to comply with this direction. In addition, assuming common stock of Stericycle remains listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Stericycle common stock entitled to appraisal exceeds 1% of the outstanding shares of Stericycle common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Stericycle common stock exceeds $1.0 million.

The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Stericycle common stock held by all Stericycle stockholders and beneficial owners who have properly demanded appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the Surviving Corporation or by any stockholder or beneficial owner entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders and beneficial owners entitled to an appraisal. Any stockholder or beneficial owner whose name appears on the list filed by the Surviving Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder or beneficial owner is not entitled to appraisal. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the Stericycle stockholders and beneficial owners entitled to receive the same.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of Stericycle common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor Stericycle, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any Stericycle stockholder or beneficial owner exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Stericycle common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective date of the Merger, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Stericycle common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you will not, from and after the effective date of the Merger, be entitled to vote the shares of Stericycle common stock subject to the demand for any purpose or receive any dividends on those shares, except dividends payable to holders of record of Stericycle common stock as of a record date prior to the effective date of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Stericycle stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective date of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of Stericycle common stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Stericycle common stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Stericycle common stock who receive cash in exchange for such shares of Stericycle common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger.

This discussion is limited to holders of shares of Stericycle common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all U.S. federal income tax consequences of the Merger that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on certain net investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Stericycle common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities, commodities or non-U.S. currencies;

•	traders in securities that elect to apply a mark-to-market method of tax accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations, and their controlled entities;

•	persons deemed to sell their shares of Stericycle common stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Parent;

•	accrual method holders of shares of Stericycle common stock who prepare an “applicable financial statement” (as defined in Section 451 of the Code);

•	persons who hold or received their shares of Stericycle common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans, individual retirement accounts or other tax deferred accounts; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of Stericycle common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Stericycle common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership or partner level.

Accordingly, partnerships holding shares of Stericycle common stock and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES OF STERICYCLE COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Stericycle common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Stericycle common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash in exchange for shares of Stericycle common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Stericycle common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Stericycle common stock is more than one year as of the date of the Merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Stericycle common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

Subject to the discussion of backup withholding in “—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Stericycle common stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or fixed base in the United States);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Stericycle common stock in the Merger, and certain other requirements are met; or

•

Stericycle is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Stericycle common stock, and certain other conditions are satisfied.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether Stericycle is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Stericycle believes that, as of the Effective Time, it will not have been a USRPHC at any time within the five-year period immediately preceding the Effective Time. Even if the Company has been or is a USRPHC, provided that Stericycle common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, shares of Stericycle common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of the outstanding shares of Stericycle common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the Merger and the non-U.S. holder’s holding period with respect to the shares of Stericycle common stock.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to holders in the Merger may be subject to information reporting to the IRS and backup withholding. A U.S. holder generally will not be subject to backup withholding if the U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-9 (or other applicable or successor form), certifying under penalties of perjury that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A Non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

General

The Company and Parent have agreed to use their reasonable best efforts to comply with all regulatory notice requirements and obtain all regulatory approvals required to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act and clearance of the Merger having been granted under the antitrust and/or foreign investment laws, as applicable, of Spain, Portugal, Canada and the United Kingdom. Closing of the Merger is conditioned upon the expiration or termination of the waiting period under the HSR Act, and receipt of all waivers, consents, clearances, approvals and authorizations under the applicable competition laws of Spain, Portugal, Canada and, if the UK Competition and Markets Authority opens an investigation following a briefing paper to be submitted by Parent, the United Kingdom. In addition, Closing is conditioned upon receipt of all waivers, consents, clearances, approvals and authorizations under the applicable foreign investment laws of Spain and the United Kingdom.

The Company and Parent have agreed to use their reasonable best efforts (including, if necessary, through litigation) to obtain all regulatory approvals required to complete the Merger and also have agreed to litigate and, subject to certain limitations, to sell, divest or dispose of assets or accept behavioral remedies, in each case if necessary, to obtain required approvals under applicable competition laws to enable the Merger to occur as promptly as practicable. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement, in certain cases, for the Company or Parent to divest assets or accept behavioral remedies.

Parent is entitled to direct the defense of the Merger Agreement and the Merger in any proceeding that relates to applicable competition laws that is initiated or threatened to be initiated before any Governmental Entity, and also to take the lead in meetings and negotiations with Governmental Entities related to the Merger. However, Parent is required to consult with the Company and consider the Company’s views in good faith in connection with the defense of the Merger Agreement and the Merger.

HSR Act and U.S. Antitrust Matters

The Company and Parent each filed their notification and report form under the HSR Act and the rules promulgated thereunder by the FTC on July 3, 2024. Under the HSR Act, the Merger cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the U.S. Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Spain Competition Approval

Under the Spanish Competition Act (Ley 15/2007, de 3 de julio, de Defensa de la Competencia), the formal notification of the Merger should be preceded by a pre-notification (or pre-filing) phase. The pre-notification is not formally required, but it is expected and strongly recommended by the National Commission for Markets and Competition (Comisión Nacional de los Mercados y la Competencia or “CNMC”). The pre-notification phase begins with the submission of a near-final draft of the merger form to the CNMC. During the pre-notification phase, the CNMC may send informal requests for information, which may relate to: (i) market definition; (ii) market share calculations; (iii) the depth of the information to be provided in the final form; or (iv) information on the acquirer regarding investments in Spain or minority shareholders. The pre-notification has no formal deadline and its duration will depend on the complexity of the case, the speed with which the informal RFIs are answered and the workload of the case team and in this case can last 2-4 weeks.

Once the Merger is formally notified to the CNMC, the CNMC has different deadlines to issue a decision in ordinary procedure (so called “Phase I”) to clear the Merger or to initiate an in-depth (so called “Phase II”) investigation:

•	In Phase I, the CNMC has one calendar month;

•

If the Merger has been notified with a simplified form (which requires significantly less information), the CNMC has 15 working days to issue a decision. If the CNMC accepts a notification with the simplified form, the opening of a Phase II is extremely unlikely.

The CNMC usually issues a decision before the above-mentioned deadlines. However, this depends on the authority’s workload and the complexity of the case. These deadlines may be extended by ten working days if the notifying party offers remedies.

The CNMC will initiate a Phase II investigation if it finds that the Merger gives rise to serious doubts as to its compatibility with the Spanish Competition Act. If the CNMC initiates a Phase II investigation, it has three additional months following the decision to open a Phase II investigation, which period may be extended by 15 working days if the parties offer remedies, to decide whether to approve the Merger (unconditionally or subject to remedies) or to prohibit its implementation.

The formal review period in Phase I or Phase II will be suspended if the CNMC sends requests for information until complete responses to such requests are provided.

Portugal Competition Approval

Under the Portuguese Competition Act (Law 19/2012, of 8 May 2012, as amended), once the Merger is formally notified to the Competition Authority (Autoridade da Concorrência or “AdC”), the AdC has different deadlines to issue a decision in Phase I or to initiate a Phase II investigation:

•

30 working days from the formal notification to issue a Phase I decision, that may correspond to a clearance decision (unconditional or subject to remedies) or to a decision to enter into a Phase II investigation;

•	90 working days from the formal notification to issue a Phase II decision, deciding whether to approve the Merger (unconditionally or subject to remedies) or to prohibit its implementation;

In both cases, the referred deadline could be extended in 20 working days if the parties offer remedies. If the AdC issues requests for information, the review period will be suspended until the parties provide complete responses. The AdC will only initiate a Phase II investigation if it finds that the Merger gives rise to serious doubts as to its compatibility with the Portuguese Competition Act.

In general, concentrations not giving rise to overlaps or relevant vertical or conglomerate effects could be subject to a short filing form which require much less information and, even though no specific deadline exists, in Portugal, to decide on these simplified cases, the AdC typically issues its decision before the 30 working days have elapsed. Also, no pre-notification contacts with the AdC before the formal filing are required.

Canada Competition Approval

Under the Canadian Competition Act (RSC, 1985, c. C-34), the Merger cannot be completed until it is formally notified to the Competition Bureau of Canada (the “Competition Bureau”) under the Canadian Competition Act and the applicable waiting period thereunder has expired or been terminated. The initial waiting period is 30 calendar days and the parties may close the Merger upon the expiration of the initial 30-day waiting period unless, prior to the end of that period, the Competition Bureau issues a supplementary information request (“SIR”) for production of documents and/or responses to questions. If an SIR is issued, the waiting period is suspended until the parties comply, at which point the waiting period begins to run again and expires 30 calendar days following compliance with the SIR. In addition to expiration of the waiting period, obtaining clearance in Canada comprises receipt of an advance ruling certificate or no-action letter from the Competition Bureau (either of which results in early termination of the waiting period, if it has not already expired).

UK Briefing Paper and, if Applicable, Competition Notification

Under the United Kingdom Enterprise Act 2002 (“EA 2002”), notification of the Merger to the UK Competition and Markets Authority (“CMA”) is voluntary even where the relevant jurisdictional thresholds are met, meaning that the parties can complete and implement a transaction without notifying and obtaining prior clearance of the CMA. Pursuant to the Merger Agreement, the parties have decided to voluntarily submit a briefing paper to the CMA, which affords the CMA the opportunity to evaluate whether to open an investigation in connection with the Merger.

Following submission of a briefing paper, if the CMA indicates to the parties that it has no further questions in relation to the Merger, then as a matter of UK law the parties would be free to complete the Merger and would not require any additional notification or approval under EA 2002. However, if the CMA opens an investigation, the CMA will have 40 working days to issue a decision as to whether to clear the Merger or to initiate a Phase II investigation. The CMA will initiate a Phase II investigation where it believes that it is or may be the case that the Merger may be expected to result in a substantial lessening of competition (“SLC”) in a UK market.

If the CMA initiates a Phase II investigation, it has an additional 24 weeks, which period may be extended only once by eight weeks where there are special reasons for doing so, to decide whether to approve the Merger (unconditionally or subject to remedies) or to prohibit its implementation. If the CMA concludes at the end of Phase II that the Merger may be expected to result in an SLC, it may take action for the purpose of remedying, mitigating or preventing the SLC, including prohibiting the Merger or conditionally approving the completion of the Merger, subject to certain remedies or mitigation requirements.

Spain Foreign Investment Approval

Under the Spanish Act 19/2003 on the legal regime of capital movements and economic transactions abroad (the Act 19/2003) (Ley 19/2003, de 4 de julio, sobre regimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior) as developed by Royal Decree 571/2023, of 4 of July 2023, on foreign investments (Real Decreto 571/2023, de 4 de julio de 2023, sobre inversiones exteriores), once the request for approval is formally notified to the Directorate General for International Trade and Investments of the Ministry for Economy, Trade and Business (Dirección General de Comercio Internacional e Inversiones), the Spanish Council of Ministers (Consejo de Ministros) has three months to issue a decision. If the Directorate General for International Trade and Investments issues requests for information, the review period will be suspended until complete responses to such request are provided for a maximum of ten business days (a deadline that can potentially be extended five more working days if requested by the investor).

UK Foreign Investment Approval

Under the UK National Security and Investment Act 2021 (2021 c 25), once the Merger is formally notified to the Investment Security Unit (“ISU”) within the Cabinet Office, provided the ISU accepts the notification, the ISU has 30 working days from acceptance to either call-in the transaction for further review or grant clearance. If the Merger is called in for in-depth review, the Secretary of State has an initial 30 working day period to conduct its assessment, which can be extended by an additional 45 working days, and by a further period as agreed between the Secretary of State and acquirer. If the ISU issues requests for information during this in-depth review, the review period will be suspended until the parties provide complete responses.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement and not to provide any other factual information regarding Stericycle, Parent or Merger Sub or their respective businesses. Factual disclosures about Stericycle contained in this proxy statement or in Stericycle’s public filings with the SEC, as described in “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement, may supplement, update or modify the factual disclosures about Stericycle contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates set forth herein and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself and are not described in this summary of terms or elsewhere in this proxy statement;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “The Merger Agreement—Representations and Warranties” on page 91 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Stericycle, Parent, Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Stericycle, Parent or Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in Stericycle’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference” on page 120 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Stericycle, with Stericycle continuing as the Surviving Corporation and as an indirect wholly-owned subsidiary of Parent from and after the Effective Time.

The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of Merger Sub as of immediately prior to the Effective Time, or such other persons designated by Parent, as of the Effective Time, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

At the Effective Time, without any further action on the part of Stericycle or any other person, the certificate of incorporation of the Surviving Corporation will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 74 of this proxy statement). In addition, Stericycle and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to read as set forth in Exhibit B to the Merger Agreement until amended in accordance with the applicable provisions of such bylaws or applicable law (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 74 of this proxy statement).

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the Closing will take place at 8:00 a.m., local time, as soon as possible, but no later than three business days after the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (described in “—Conditions to the Closing of the Merger” on page 106 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at such closing).

On the date of the Closing, Merger Sub and Stericycle will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of Stericycle common stock (other than (i) Excluded Shares and (ii) Dissenting Shares (as described below)) will be converted automatically into the right to receive $62.00 per share, without interest and less applicable withholding taxes. All shares of Stericycle common stock converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time and will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to Stericycle common stock:

Stock Options

At the Effective Time, each Company Option that is fully vested and outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (a) the total number of shares of Stericycle common stock underlying the Company Option, multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

Restricted Stock Units, Deferred Stock Units and Performance-Based Restricted Stock Units Held By Continuing Employees

At the Effective Time, each outstanding award of Company RSUs, Company DSUs and Company PSUs held by each Continuing Employee shall be assumed by Parent and converted into an Assumed Restricted Stock Unit Award. At the Effective Time, each Assumed Restricted Stock Unit Award shall (i) relate to a number of whole shares of Parent common stock (rounded to the nearest whole share) equal to the total number of shares of Stericycle common stock underlying such award, multiplied by the Equity Award Exchange Ratio, (ii) to the extent that a Company PSU was subject to performance-based vesting conditions for performance periods that had not ended prior to the Effective Time, be deemed to be earned based on target performance levels immediately prior to the Effective Time, and (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, terms related to retirement and treatment upon termination, settlement and forfeiture events, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Stericycle award immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as Parent’s board of directors may determine in good faith are appropriate to effectuate the administration of the Assumed Restricted Stock Unit Award.

Restricted Stock Units, Deferred Stock Units and Performance-Based Restricted Stock Units Held By Non-Continuing Employees

At the Effective Time, each Company RSU, Company DSU and Company PSU which is held by an employee or other service provider who will terminate employment or service with Stericycle prior to or in connection with the Closing (including any director of Stericycle) shall, automatically and without any required action on the part of the holder thereof or Stericycle, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (a) the total number of shares of Stericycle common stock underlying such award (with Company PSUs being deemed to be earned and converted at target performance levels), multiplied by (b) the Merger Consideration. Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU, Company DSU or Company PSU constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, it shall be made as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such award, but in no event later than five business days after such time.

Company ESPP

The Board (or, if appropriate, the committee administering the Company ESPP) will take all actions reasonably necessary with respect to the Company ESPP to provide that: (i) except for the Final Offering Periods, no new offering period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; and (ii) from and after the date of the Merger Agreement, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement. If the Effective Time occurs: (a) during one or more of the Final Offering Periods, (A) the Final Exercise Date(s), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole shares of Stericycle common stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration; or (b) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods will be used to purchase whole shares of Stericycle common stock under the terms of the Company ESPP for such offering period, which shares of Stericycle common stock, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration. As promptly as practicable following the purchase of shares of Stericycle common stock in accordance with the foregoing clauses (a) or (b), Stericycle shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the Effective Time, the Company ESPP shall be terminated and no further shares of Stericycle common stock or other rights with respect to shares of Stericycle common stock shall be granted thereunder.

Dissenting Shares

Any shares of Stericycle common stock held by holders who are entitled to and have properly demanded appraisal rights for such Dissenting Shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration. At the Effective Time, all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder or beneficial owner fails to perfect or otherwise waives, withdraws or loses such stockholder’s or such beneficial owner’s right to appraisal under the DGCL or other applicable law, then the right of such stockholder or beneficial owner to be paid the fair value of such Dissenting Shares will cease, and the Dissenting Shares will be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, upon surrender of the certificates or book-entry shares that formerly evidenced such shares.

Exchange and Payment Procedures

At or prior to the Effective Time, Parent will designate a nationally recognized paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company), to make payments of the Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, the aggregate Merger Consideration to which the holders of Stericycle common stock are entitled at the Effective Time pursuant to the Merger Agreement.

As soon as practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Stericycle common stock represented by a stock certificate, which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal (in the case of shares of Stericycle common stock represented by a stock certificate), or (ii) the receipt of the signed letter of transmittal (in the case of shares of Stericycle common stock held in book-entry form (other than shares held through The Depository Trust Company)), paying agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such shares the Merger Consideration in exchange therefor and such certificates or book-entry shares shall be cancelled. The amount of any Merger Consideration paid to the stockholders may reflect the deduction of applicable withholding taxes.

As promptly as practicable after the Effective Time, Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration that holders of such book-entry shares shall be automatically entitled to receive, and such book-entry shares of such holder shall be cancelled.

At the Effective Time, the stock transfer books of Stericycle shall be closed and thereafter there shall be no further registration of transfers of shares on the records of Stericycle, and holders of certificates and book-entry shares will no longer have rights with respect to the shares except as provided in the Merger Agreement or by applicable law. If, after the Effective Time, certificates that represented ownership of shares of Stericycle common stock or any book-entry shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided, and in accordance with the procedures set forth in the Merger Agreement.

If any cash deposited with the paying agent remains undistributed to holders of Stericycle common stock on the first anniversary of the Effective Time, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation, and any holder of Stericycle common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent and the Surviving Corporation for payment of its claim for the Merger Consideration, subject to applicable abandoned property, escheat or other similar applicable laws. Any Merger Consideration that remains unclaimed by the holders of Stericycle common stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto. Any portion of the aggregate Merger Consideration made available to the paying agent to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such person of a bond, in a reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Stericycle has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•

the due organization, valid existence, good standing, the due licensing or qualification, in each jurisdiction necessary, and corporate or organizational power and authority of Stericycle and each of its subsidiaries;

•

the capitalization of Stericycle, including its authorized capital stock, number of shares of Stericycle common stock, preferred stock, treasury stock, Company Options, Company RSUs, Company PSUs, and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

•

the authority of Stericycle to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Stericycle;

•

the absence of (i) any conflict with or violation of the charter or bylaws of Stericycle or equivalent organizational documents of any subsidiary of Stericycle, (ii) any conflict with or violation of applicable laws, (iii) any required consents or approvals under, breach of or loss of benefit under, change of control or default under, rights given to others of termination, vesting, amendment, acceleration or cancellation of, or creation of a lien on any property or asset of Stericycle or any of its subsidiaries pursuant to any contract or permit of Stericycle or its subsidiaries, in each case, as a result of the execution, delivery and performance by Stericycle of the Merger Agreement, or (iv) subject to certain exceptions, any required consent, approval, authorization or permit of, or filing with or notification to any governmental entity;

•

compliance with SEC filing requirements for Stericycle’s SEC filings since January 1, 2022, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein and with Nasdaq listing and corporate governance rules;

•	the consolidated financial statements of Stericycle;

•

the adequacy of disclosure controls and internal controls over financial reporting, and the absence of awareness of any fraud involving management or other Stericycle employees with a significant role in the internal controls over financial reporting;

•	the absence of certain undisclosed liabilities or obligations;

•	the absence of certain changes and events since December 31, 2023, through the date of the Merger Agreement;

•	the absence of a Company Material Adverse Effect (as defined below) since December 31, 2023;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	legal proceedings, orders and investigations;

•

compliance with applicable laws and governmental orders since January 1, 2022, including the U.S. Foreign Corrupt Practices Act of 1977 and anti-corruption and sanctions laws of each jurisdiction in which Stericycle and its subsidiaries operate for a period of five years preceding the date of the Merger Agreement;

•

the maintenance of and compliance with governmental licenses, permits, certificates, approvals, consents, franchises, clearances, billing and authorizations necessary for the conduct of Stericycle and its subsidiaries’ business;

•	Stericycle and its subsidiaries’ employee benefit plans, ERISA matters and other labor and employment matters;

•	environmental and hazardous materials-related matters;

•	the owned and leased real property of Stericycle and its subsidiaries;

•	tax matters;

•	Stericycle and its subsidiaries’ material contracts;

•	intellectual property matters;

•

the maintenance of and compliance with valid and effective insurance policies in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business as Stericycle or its subsidiaries;

•	absence of certain affiliate transactions;

•	past operations and contracts regarding collection, transportation or disposal of solid waste and recycling in certain foreign jurisdictions;

•

receipt by the Board of an opinion of BofA Securities as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Stericycle common stock pursuant to the Merger Agreement;

•	broker’s fees and expenses related to the Merger; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

Certain of Stericycle’s representations and warranties are qualified (i) by reference to the disclosure in Stericycle’s filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings) and (ii) as set forth in Stericycle’s disclosure schedules delivered to Parent pursuant to the Merger Agreement.

In addition, many of Stericycle’s representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of Stericycle and its subsidiaries, taken as a whole; provided, however, that to the extent adverse Effects arise out of, result from or are attributable to the following, such Effects shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•

any changes or proposed changes in applicable laws, GAAP or the interpretation or enforcement thereof (except to the extent the Effect disproportionately impacts Stericycle and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

any changes in general economic, business, labor or regulatory conditions, or change in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Stericycle or its subsidiaries operate in the United States or globally (except to the extent the Effect disproportionately impacts Stericycle and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

any changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent the Effect disproportionately impacts Stericycle and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•	any actions or omissions required of Stericycle under the Merger Agreement or taken or not taken at the request of, or with the consent of, Parent or any of its affiliates;

•

the announcement, pendency or consummation of the Merger Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to Stericycle, its subsidiaries or their employees (including any impact on the relationship of Stericycle or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners) (except with respect to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated in the Merger Agreement);

•	any legal proceeding arising from allegations of breach of fiduciary duty or violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

changes in the trading price or trading volume of Stericycle’s common stock or any suspension of trading, or any changes in the ratings or the ratings outlook for Stericycle by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to Stericycle (provided that, subject to the other exceptions, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

•

any failure by Stericycle or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that, subject to the other exceptions, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Parent and Merger Sub similarly made certain representations and warranties under the Merger Agreement, which, among other things, relate to:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate or other organizational power and authority;

•

the corporate power and authority of Parent and Merger Sub to execute and deliver the Merger Agreement, perform and comply with their obligations under the Merger Agreement, and consummate the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of (i) any conflict with or violation of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable laws, (iii) any required consent or approval under, breach of or loss of benefit under, change of control or default under, rights given to others of termination, vesting, amendment, acceleration or cancellation of, or creation of a lien on any property or asset of Parent or any of its subsidiaries, including Merger Sub, pursuant to any contract or permit of Parent or any of its subsidiaries, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and performance of the Merger Agreement by Parent and Merger Sub or (iv) subject to certain exceptions, any required consent, approval, authorization or permit of, or filing with or notification to any governmental entity;

•	legal proceedings, orders and investigations;

•

the sufficiency of the funds that Parent has, or will have access to, to fund the transactions contemplated in the Merger Agreement, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the transactions contemplated in the Merger Agreement;

•	the absence of any financing contingency;

•	the accuracy of information supplied to Stericycle by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	beneficial ownership of Stericycle common stock by Parent, Merger Sub or any Parent subsidiary;

•	solvency of Parent and its subsidiaries, including the Surviving Corporation, after giving effect to the consummation of the Merger;

•	Parent’s ownership and the purpose of Merger Sub;

•

contracts, formal or informal agreements or other understandings with any stockholder, director or officer of Stericycle relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the Surviving Corporation from and after the Effective Time;

•	broker’s fees and expenses related to the Merger; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of Stericycle and its subsidiaries’ business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly permitted or required by the Merger Agreement, (ii) as required by applicable law, (iii) as set forth in Stericycle’s disclosure schedule or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) (collectively, the “IOC Exceptions”), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Stericycle will and will cause each of its subsidiaries to use its commercially reasonable efforts to (a) conduct its operations in the ordinary course of business, (b) preserve intact its business organization as of the date of the Merger Agreement, (c) keep available the services of the current officers and other key employees of Stericycle and each of its subsidiaries (other than where termination of such services is due to cause or resignation) and (d) preserve the goodwill and current relationships of Stericycle and each of its subsidiaries with customers, suppliers and other persons with which Stericycle or any of its subsidiaries has material business relations. Except in accordance with an IOC Exception, Stericycle will not, and will not permit its subsidiaries to, directly or indirectly:

•	amend its certificate of incorporation or bylaws (or equivalent organizational documents);

•	enter into any material new line of business outside the existing business of Stericycle and its subsidiaries as of the date of the Merger Agreement;

•

issue, deliver, sell, pledge, dispose of, grant, award, transfer or encumber or authorize the issuance, delivery, sale, pledge, disposal, grant, award, transfer or encumbrance of any shares of capital stock of, or other equity interests in, Stericycle or any of its subsidiaries, other than (i) the issuance of Stericycle common stock (A) in accordance with the terms of the Company ESPP, or (B) upon the exercise of Company Options or vesting or settlement of Company RSUs outstanding as of the date hereof or granted in compliance with the Merger Agreement, (ii) the issuance, sale, disposal, grant or transfer of equity interests of any wholly-owned subsidiary of Stericycle to Stericycle or one or more other wholly-owned subsidiaries of Stericycle that are not the subject of any contract that provides for such subsidiary to be sold (the subsidiaries not being sold, the “Retained Subsidiaries”) or (iii) the pledge of equity interests pursuant to the credit agreement, dated September 30, 2021 (the “Existing Credit Agreement”), by and among Stericycle, certain subsidiaries of Stericycle as guarantors, Bank of America, N.A. as administrative agent and a lender, and the other lenders party thereto;

•

sell, assign, pledge, transfer, convey, lease, license, abandon, mortgage, guarantee or create or incur any lien on or otherwise dispose of any material property, assets, securities, businesses or other interests (whether tangible or intangible) of Stericycle or any of its subsidiaries (other than intellectual property), except (i) pursuant to contracts in effect as of the date of the Merger Agreement, (ii) the sale of inventory in the ordinary course of business, including inventory classified as fixed assets regularly sold by Stericycle, (iii) permitted liens, (iv) dispositions of obsolete or worthless equipment in the ordinary course of business, or(v) pursuant to transactions solely among Stericycle and its wholly-owned Retained Subsidiaries or solely among such Retained Subsidiaries;

•

sell, assign, pledge, transfer, convey, license, abandon, or incur any lien other than permitted liens on or otherwise dispose of or fail to maintain any of Stericycle’s owned intellectual property, except (i) in the ordinary course of business, (ii) pursuant to any contracts in effect as of the date of the Merger Agreement or (iii) pursuant to transactions solely among Stericycle and its wholly-owned Retained Subsidiaries or solely among such Retained Subsidiaries;

•

declare, authorize, establish a record date for, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or any combination of the foregoing, with respect to Stericycle’s capital stock or other equity interests, other than dividends paid by any wholly-owned Stericycle subsidiary to Stericycle or another wholly-owned Retained Subsidiary of Stericycle;

•

reclassify, adjust, combine, split, subdivide or amend or otherwise change any terms of, or redeem, purchase or otherwise acquire, or otherwise offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of Stericycle or any of its subsidiaries, other than with respect to any of its wholly-owned Retained Subsidiaries;

•

merge or consolidate Stericycle or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Stericycle, except with respect to any wholly-owned Retained Subsidiaries of Stericycle where no third party owns equity interests of such Retained Subsidiary after such action;

•

acquire (by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any person or assets, securities, properties, interests or businesses, other than (i) acquisitions of inventory, containers, raw materials and other similar property in the ordinary course of business and (ii) any acquisitions of medical waste disposal businesses or assets in the United States or Canada with a purchase price of less than $10,000,000 in any single transaction, or $20,000,000 in the aggregate that would not, individually or in the aggregate, reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any governmental entity seeking an order prohibiting the consummation of the Merger, (3) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (4) delay or prevent the consummation of the Merger;

•

incur or create any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned Retained Subsidiary) for borrowed money, except for (i) borrowings under the Existing Credit Agreement or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business and (ii) in connection with the renewal of the Existing Credit Agreement not to exceed the maximum credit facility amount under the Existing Credit Agreement; provided, in no event shall the aggregate amount outstanding under Stericycle’s credit facilities exceed $1,550,000,000;

•

make any loan, advance or a capital contribution to, or investment in, any other person (other than any wholly-owned Retained Subsidiary), unless in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate;

•

terminate, cancel or renew, or agree to any material amendment to or modification of or waiver under any material contract, or enter into any contract that would be a material contract if existing on the date of the Merger Agreement (other than, subject to certain limitations, contracts entered into in the ordinary course of business that involve the payment or receipt of amounts of less than $5,000,000 annually and have a duration of less than five years);

•

incur or make any capital expenditure, or any obligations or liabilities for payments in respect thereof, except for those contemplated by Stericycle’s capital expenditure budget made available to Parent (as adjusted for inflation if the Closing has not occurred on or prior to December 31, 2024) other than (i) capital expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $10,000,000 per year;

•

except (i) to the extent required by the Merger Agreement, applicable law or the existing terms of any Stericycle benefit plan or contract or (ii) in connection with new hires or promotions in the ordinary course of business: (A) materially increase the compensation or benefits payable or to become payable to the directors or executive officers of Stericycle or any of its subsidiaries, or any employee of Stericycle or any of its subsidiaries with an annual base salary of $200,000 or more, or any independent contractor, (B) other than certain equity-based awards, grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former service provider, (C) materially amend any Stericycle benefit plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date of the Merger Agreement would be a material Stericycle benefit plan other than any such actions which are in the ordinary course of business, (D) terminate (other than for cause) the employment of or hire any employee with an annual base salary of $200,000 or more; or (E) materially amend any existing contract with an independent contractor or establish, adopt or enter into any contract with an independent contractor;

•

announce, implement or effect any reduction in force, layoff, or other program resulting in the termination of employees of Stericycle or its subsidiaries, in each case, that would trigger requirements pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local law;

•

other than as required by applicable law, recognize any new union, works council or similar representative of labor as the representative or certified bargaining agent of any of the employees of Stericycle or its subsidiaries, or establish, adopt, enter into or amend any labor contract;

•

make any change in Stericycle’s accounting policies, practices, principles, methods or procedures, other than as required by changes in GAAP or in Regulation S-X of the Exchange Act, or under applicable law;

•

except in connection with litigation related to or arising from the enforcement of a party’s rights under the Merger Agreement against the other party, compromise, settle, release, waive or discharge, or agree, offer or propose to compromise, settle, release, waive or discharge, any proceeding or threatened proceeding (except with respect to taxes) involving or against Stericycle or any of its subsidiaries that would result in (i) payment obligations (net of insurance proceeds) of more than $2,000,000 individually or $10,000,000 in the aggregate, or (ii) that imposes any material restrictions or limitations upon the assets, operations or business of Stericycle or any of its subsidiaries or material equitable or injunctive remedies or the admission of any criminal wrongdoing;

•

(i) make (except in the ordinary course of business), change or revoke any material tax election, (ii) adopt or change any material tax accounting method or change any annual tax accounting period, (iii) settle or compromise any material tax claim, audit, assessment or other proceeding with respect to taxes, (iv) file any material amended tax return, (v) surrender any right to claim a material refund of taxes, (vi) agree or consent to an extension or waiver of any statute of limitations rights with respect to the assessment or determination of any material taxes (other than extensions of time to file tax returns), (vii) enter into any closing agreement with a governmental entity with respect to material taxes or (viii) subject to certain parameters and exceptions, take any action otherwise allowed with respect to the Retained Subsidiaries that materially increases the tax liability of Stericycle and its subsidiaries, taken as a whole; or

•	agree, resolve, authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Other Offers; Change of Recommendation

From and after the date of the Merger Agreement, Stericycle is subject to customary “no-shop” restrictions prohibiting Stericycle and its representatives from soliciting acquisition proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding acquisition proposals, subject to certain exceptions set forth in the Merger Agreement and described below. Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement, Stericycle shall, shall cause its subsidiaries and its and their directors and officers to, and shall use reasonable best efforts to cause its representatives to: (x) immediately cease and cause to be terminated any discussions or negotiations with any third party who has previously executed a confidentiality agreement and its representatives that may be ongoing with respect to any acquisition proposal, and (y) request that any such third party promptly return or destroy all confidential information concerning Stericycle and its subsidiaries that was made available to such third party, and to certify such return or destruction as promptly as practicable. Stericycle has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and to direct and use reasonable best efforts to cause its and their other respective representatives on their behalf not to, directly or indirectly:

•	initiate, solicit, take any action to knowingly facilitate, or knowingly encourage the submission of any acquisition proposal;

•

engage in any discussions or negotiations with, or furnish any confidential or non-public information relating to Stericycle or any of its subsidiaries, to any third party or its representatives, or afford to any third party or its representatives access to the business, properties, assets, books, records, work papers and other confidential or non-public documents related to Stericycle or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by any third party that Stericycle has knowledge is seeking to make, or has made, an acquisition proposal (provided that, Stericycle may (x) inform any such third party of the existence of the no-shop restrictions and (y) request factual clarifications from a third party making a bona fide written acquisition proposal that did not result from a violation of the no-shop restrictions (including actions or omissions by representatives that would be a violation of the no-shop restrictions if done by Stericycle) for the purpose of the Board informing itself about such acquisition proposal and the third party making it);

•

except where the Board makes a good faith determination, after consultation with its outside counsel, that the failure to do so would be inconsistent with Stericycle directors’ fiduciary duties to Stericycle stockholders, grant any waiver or release under, or otherwise fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Stericycle or any of its subsidiaries;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•

enter into any agreement in principle, letter of intent, indication of interest, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal, other than confidentiality agreements that are no less favorable in the aggregate to Stericycle than its confidentiality agreement with Parent.

Except as expressly permitted by the Merger Agreement, until the earlier of the Effective Time and the termination of the Merger Agreement, neither the Board nor any committee thereof will:

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

•

withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Board Recommendation (as defined below);

•

publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of the type contemplated by Rule 14d-9(f) under the Exchange Act;

•

in the event of a publicly announced acquisition proposal or any material modification thereto, fail to issue a press release reaffirming the Board Recommendation within the earlier of three business days prior to the special meeting and ten business days after a request from Parent to do so (it being understood that Parent may make such request only once for each public announcement);

•	fail to include the Board Recommendation in the proxy statement; or

•	resolve or agree to do any of the foregoing.

We refer to any of the actions described in the first, second, third, fourth and fifth bullets, or the sixth bullet to the extent related to the first through fifth bullets, as a “change of recommendation.”

If at any time following the date of the Merger Agreement and prior to the receipt of the stockholder approval Stericycle has received a bona fide written acquisition proposal from a third party that did not result from Stericycle’s or its representatives’ violation of the no-shop restrictions (including actions or omissions by representatives of Stericycle that would be a violation of the no-shop restrictions if done by Stericycle), and the Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and the Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Stericycle stockholders, then Stericycle may (i) furnish information with respect to Stericycle and its subsidiaries to the third party making such acquisition proposal and its representatives pursuant to one or more confidentiality agreements that are no less favorable in the aggregate to Stericycle than its confidentiality agreement with Parent and (ii) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided that (x) prior to providing information or engaging in discussions or negotiations concerning an acquisition proposal, Stericycle notifies Parent in writing of its intention to do so and (y) any non-public information concerning Stericycle or its subsidiaries provided or made available to any third party is, to the extent not previously provided or made available to Parent or Merger Sub, provided or made available to Parent or Merger Sub or its representatives prior to or substantially concurrently with such information being provided or made available to such third party.

From and after the date of the Merger Agreement, Stericycle will promptly notify Parent in the event that Stericycle or its representatives receives any acquisition proposal or any indication, orally or in writing, that a third party is considering making an acquisition proposal (such notice in any event to be given within twenty-four hours after any director or officer of Stericycle is made aware of any of the foregoing). Such notice will identify the third party making such acquisition proposal or such indication and Stericycle will provide to Parent a copy of such acquisition proposal or such indication (or, where no such copy is available, a reasonable description of such acquisition proposal or such indication). Stericycle will keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such acquisition proposal or indication and shall promptly (but no later than twenty-four hours after receipt) provide to Parent copies of all written documentation sent or provided to Stericycle or any of its subsidiaries, or written summaries of any material oral communications, that in either case sets forth the terms or conditions of any acquisition proposal, including any material amendment to the key terms or conditions of any such acquisition proposal.

If Stericycle receives a bona fide written acquisition proposal from a third party after the date of the Merger Agreement that did not result from a violation of the no-shop restrictions (including actions or omissions by representatives that would be a violation of the no-shop restrictions if done by Stericycle), and that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal and the Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Stericycle, the Board may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal, in either case subject to the terms and conditions of the Merger Agreement. Stericycle, however, is not entitled to effect a change of recommendation or terminate the Merger Agreement unless:

•

Stericycle shall have provided to Parent at least four business days’ prior written notice of Stericycle’s intention to take such action, which notice shall specify the material terms and conditions of such acquisition proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such acquisition proposal;

•

during the four business day notice period described above, if requested by Parent, Stericycle shall have, and shall have caused its representatives to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and

•

the Board shall have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably offered in writing by Parent no later than 11:59 a.m. (New York City time) on the last day of such four business day notice period, and will have determined in good faith, after consultation with its financial advisors and outside counsel, that the superior proposal would continue to constitute a superior proposal even if such amendments or modifications proposed by Parent were to be given effect and that the failure to take such action would continue to be inconsistent with the Board’s fiduciary duties to the stockholders of Stericycle.

In the event of any amendment to the financial terms or any other material terms of such superior proposal, Stericycle is required to deliver a new written notice to Parent and to again comply with all of its obligations set forth in the no-shop restrictions with respect to such new written notice, except that the notice period with respect to such revision shall be the longer of the remaining time of the prior notice period and two business days.

In response to an intervening event prior to the receipt of the company stockholder approval, the Board may effect a change of recommendation only if:

•

the Board determined that an intervening event has occurred and is continuing and determines in good faith, after consultation with outside counsel, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties to the stockholders of Stericycle;

•

Stericycle will have provided to Parent at least four business days’ prior written notice of the Board’s intention to take such action, which notice will advise Parent of the material information and facts relating to such intervening event, and state that the Board intends to make a change of recommendation, together with a reasonably detailed description of the reasons for making a change of recommendation;

•

during such four-day period Stericycle will have, and will have caused its representatives to have, negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to proceed with the Board Recommendation; and

•

at the end of such four-day period, the Board will have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with its fiduciary duties to the stockholders of Stericycle (it being understood and agreed that any material change to the facts and circumstances relating to such intervening event would require a new written notification from the Company; provided that for the purposes of any such new notification, the notification period shall be two business days).

Stericycle’s Board may (i) disclose to Stericycle’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of Stericycle if the Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of Stericycle or violate applicable laws; provided that any such action taken, statement made or disclosure in clauses (i) or (ii) that relates to an acquisition proposal shall be deemed to be a change of recommendation unless the Board expressly reaffirms the Board Recommendation in such statement or in connection with such action. The issuance by Stericycle or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9(f) promulgated under the Exchange Act, will not constitute a change of recommendation.

As used in this proxy statement:

•

“acquisition proposal” means any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of Stericycle and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of Stericycle or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of Stericycle and its subsidiaries, taken as a whole, or (C) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person(s) beneficially owning twenty percent (20%) or more of any class of equity securities of Stericycle or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of Stericycle and its subsidiaries, taken as a whole, or (D) any combination of the foregoing (in each case other than the Merger);

•

“intervening event” means any event, change, effect, development, state of facts, condition or occurrence that is material to Stericycle and its subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Board as of or prior to the date of the Merger Agreement, and that became known to the Board after the date of the Merger Agreement; provided, that in no event shall the receipt, existence or terms of any acquisition proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an acquisition proposal constitute an intervening event; and

•

“superior proposal” means a bona fide written acquisition proposal (with references in the definition thereof to “twenty percent (20%) or more” being deemed to be replaced with references to “fifty percent (50%) or more”) that the Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Board considers in good faith to be appropriate (including the conditionality, timing, financing and likelihood of consummation of such proposals), is more favorable from a financial point of view to Stericycle’s stockholders than the Merger.

Required Stockholder Vote

As promptly as practicable, Stericycle will cause this proxy statement to be mailed to Stericycle’s stockholders. Stericycle shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the proxy statement for the purposes of obtaining the stockholder approval of the Merger Agreement. Subject to a change of recommendation having been effected in accordance with the applicable provisions of the Merger Agreement, Stericycle shall include in this proxy statement the Board Recommendation. Stericycle has further agreed to use all reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and to not postpone or adjourn the stockholder meeting other than (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith, after consultation with outside legal counsel, is required under applicable law, (iv) to allow for additional solicitation of proxies if necessary to obtain the stockholder approval or (v) if required by applicable law. In the event that a third party discloses it will make (or actually makes) an acquisition proposal and/or the Board makes a change of recommendation, Stericycle will nevertheless continue to submit the Merger Agreement to its stockholders for approval at the special meeting unless the Merger Agreement has been terminated prior to the special meeting. Stericycle will provide updates to Parent with respect to the proxy solicitation (including interim results) as reasonably requested by Parent.

Consents, Approvals and Filings

Stericycle and Parent have agreed, subject to applicable law and the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

•

prepare and file as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consent, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party.

In furtherance of the foregoing, each of Parent and the Company made the appropriate filing pursuant to the HSR Act on July 3, 2024 and will make or will cause to be made any required or advisable filings required under any specified competition or foreign investment laws with respect to the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement. Stericycle and Parent will respond as promptly as practicable to any inquiries received from any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party to the Merger Agreement will notify the other parties of any substantive communications it has with a governmental entity and, subject to applicable law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written responses with such party, promptly furnish the other parties with copies of all such correspondence, filings and written communications between itself and such governmental entity and furnish the other parties with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives, on the one hand, and any governmental entity or members of their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the Merger Agreement. Each party will not agree to participate in any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the transactions contemplated thereby, unless such party consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate.

Parent and Stericycle will take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any specified Competition Law that may be asserted by any governmental entity with respect to the Merger so as to allow the Closing to occur as promptly as practicable (and in any event no later than the applicable Outside Date, as defined below), including using their reasonable best efforts to lift or rescind any injunction or restraining order or other order of any governmental entity prohibiting the parties from consummating the Merger in accordance with the terms of the Merger Agreement, including reasonably pursuing administrative and judicial appeal up to the Outside Date. However, in no event will Parent or its subsidiaries be required to:

•

(i) sell, divest or discontinue any portion of the assets, liabilities, activities, businesses or operations of itself or any of its subsidiaries or Stericycle or any of its subsidiaries or (ii) accept any other remedy with respect to any assets, liabilities, activities, businesses or operations of Parent or any of its subsidiaries or Stericycle or any of its subsidiaries, if in either case of (i) and (ii), the cumulative effect of any such actions would adversely impact projected EBITDA for the first year after Closing from certain of Parent’s or any of its subsidiaries’ (including, at or after the Closing, Stericycle’s or its Retained Subsidiaries’) operations by more than $25 million annually; or

•

provide prior notice to, or to obtain prior approval, from any governmental entity unless such requirement to provide notice or obtain approval would be immaterial to Parent or its subsidiaries (including, at or after the Closing, Stericycle and its Retained Subsidiaries).

Neither Parent nor Merger Sub will acquire or agree to acquire any Person or portion thereof who operates in the medical waste disposal industry, or otherwise acquire or agree to acquire any assets that are used in the medical waste disposal industry, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any approvals of any governmental entities necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any governmental entity seeking an order prohibiting the consummation of the Merger, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise or (D) delay or prevent the consummation of the Merger.

Parent is entitled to direct the defense of the Merger Agreement and the transactions contemplated thereby before any governmental entity and take the lead in scheduling, strategically planning, and negotiating with any governmental entity, in each case, with respect to (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a governmental entity. Parent is required to consult with Stericycle and consider Stericycle’s views in good faith in connection with such leadership by Parent. Notwithstanding the foregoing, Parent is not required to defend any proceeding challenging the Merger Agreement or the consummation of the transactions contemplated thereby beyond the applicable Outside Date.

Continuing Employees

The Merger Agreement provides that, during the period commencing at the Closing and ending on the date that is 12 months following the Closing, Parent will provide or cause its subsidiaries to provide each Continuing Employee: (i) an annual base salary or hourly wage rate, as applicable, that is not less than such annual base salary or hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual and quarterly cash bonus and incentive commission opportunity that is not less than the target annual and quarterly cash bonus and incentive commission opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities that are no less favorable than the long-term incentive compensation opportunities provided to such Continuing Employees immediately prior to the Effective Time, and (iv) other benefits that are no less favorable, in the aggregate, than such other benefits provided to similarly situated employees of Parent.

Stericycle, or one of its affiliates shall pay each Stericycle service provider who is eligible as of immediately prior to the Effective Time for a bonus under the annual incentive bonus program applicable to such service provider, a prorated bonus for the calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the applicable plan in good faith by the Board (or the Compensation Committee of the Board) based on the greater of target and actual performance levels as of the Effective Time (or a date reasonably proximate thereto), and measured on a prorated basis as determined by the Board (or the Compensation Committee of the Board). The Merger Agreement further provides that, following the Closing Date, Continuing Employees shall be eligible for a pro-rata bonus for the remainder of the calendar year in which the Closing Date occurs under an annual incentive bonus program no less favorable than the annual incentive bonus program such Continuing Employee participated in immediately prior to the Effective Time.

Parent will, or cause its subsidiaries to, assume, honor and continue until all obligations thereunder have been satisfied, all of Stericycle’s employment and retention plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger.

In addition, from and after the Effective Time and during the period ending on the date that is 12 months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, Parent shall, or shall cause its subsidiaries, to provide severance or termination benefits for each Continuing Employee equal to the greater of (i) Stericycle’s severance and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time or (ii) Parent’s applicable severance, retention and termination plans, policies, programs, agreements and arrangements for similarly situated employees of Parent.

With respect to benefit plans maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining a Continuing Employee’s eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with Stericycle or any of its subsidiaries, as reflected in Stericycle’s records, will be treated as service with Parent or any of its subsidiaries (except to the extent that such recognition would result in any duplication of benefits).

Parent will, or will cause its subsidiaries to, (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Stericycle benefit plan immediately prior to the Effective Time; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

Parent will, or will cause its subsidiaries to honor Stericycle’s retention program providing for retention payments to certain service providers in connection with the provision of services relating to the Merger to such individuals. Following the Effective Time, Parent, the Surviving Corporation or one of the Parent’s subsidiaries shall pay or cause to be paid such retention payments pursuant to the terms of such retention program.

If requested by Parent in writing at least 30 days prior to the Effective Time, Stericycle will (i) terminate its 401(k) plan, (ii) fully vest each employee in their account balance in such 401(k) plan, and (iii) make or cause to be made to its 401(k) plan, all employer contributions that would have been made on behalf of the employees had the Merger not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Stericycle will also use commercially reasonable efforts to take and/or cause its subsidiaries to take such other actions in furtherance of the termination of Stericycle’s 401(k) plan as Parent may reasonably require. If Stericycle’s 401(k) plan is terminated, then on the Closing Date (such that there is no gap in 401(k) plan participation), Parent shall permit all Continuing Employees who were eligible to participate in Stericycle’s 401(k) plan immediately prior to the ERISA Effective Date to participate in Parent’s 401(k) plan immediately as of the Closing Date and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from Stericycle’s terminated 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, beginning at the Effective Time, Parent will cause the Surviving Corporation to and the Surviving Corporation will indemnify, defend and hold harmless, and will advance expenses as incurred to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of Stericycle and any contract of Stericycle and its subsidiaries, in each case in effect as of the date of the Merger Agreement, each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger) existing as of the Effective Time in favor of the current or former directors or officers of Stericycle or any of its subsidiaries as provided in Stericycle’s certificates of incorporation, bylaws or other organizational documents will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as of the date of the Merger Agreement or in any Indemnification Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Stericycle or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding.

The Merger Agreement provides that, prior to the Effective Time, Stericycle will (or if Stericycle is unable to, Parent will cause the Surviving Corporation to) obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Stericycle’s existing directors’ and officers’ insurance policies and Stericycle’s existing fiduciary liability insurance policies (collectively, “D&O Insurances”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time, that is substantially equivalent to, and in any event not less favorable than the existing policy of Stericycle. Stericycle will give Parent a reasonable opportunity to participate in the selection of such tail policy and will consider Parent’s comments in good faith. The cost of any such tail policy will not exceed 300% of the aggregate annual premium paid by Stericycle prior to the date of the Merger Agreement in respect of the D&O Insurance.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and will cause to the Surviving Corporation, cause proper provision to be made so that the successor or assign will expressly assume the obligations described above.

Delisting and Deregistration of Our Common Stock

Stericycle common stock is registered as a class of equity securities under the Exchange Act and is quoted on Nasdaq under the symbol “SRCL.” As a result of the Merger, we will become an indirect wholly-owned subsidiary of Parent, with no public market for our common stock. After the Merger, our common stock will cease to be traded on Nasdaq, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC after the Effective Time.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:

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The stockholder approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of the voting power represented by shares of Stericycle common stock that are outstanding as of the Record Date and entitled to vote on the matter;

•

The consummation of the Merger not being restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity of competent jurisdiction and no applicable law enacted to prohibit or make illegal the consummation of the Merger, in each case, other than an immaterial order or law; and

•

The expiration or termination of the waiting period under the HSR Act, and all waivers, consents, clearances, approvals and authorizations under other specified competition and foreign investment laws having been obtained (or the expiration or termination of any applicable waiting periods thereunder) (see “The Merger—Regulatory Approvals Required for the Merger” on page 83 of this proxy statement).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent and Merger Sub) of the following conditions at or prior to the Effective Time:

•

The representations and warranties of Stericycle (i) regarding corporate organization, authority, execution and delivery, enforceability, no conflicts, opinion of financial advisor and broker’s fees being true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all material respects as of such date or time); (ii) regarding capitalization being true and correct, except for de minimis inaccuracies, at and as of the date of the closing of the Merger as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such date or time); (iii) regarding absence of certain changes or events being true and correct in all respects at and as of the date of the closing of the Merger; and (iv) as otherwise set forth in the representations and warranties of Stericycle in the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, being true and correct at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except in the case of this clause (iv) where the failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

•

Stericycle having performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or before the Closing Date;

•	Since the date of the Merger Agreement, there not having occurred and being continuing a Company Material Adverse Effect; and

•	Parent’s receipt of a certificate of Stericycle signed by an executive officer and dated as of the Closing Date, certifying the matters in the foregoing bullets.

The obligation of Stericycle to effect the Merger is also subject to the fulfillment (or waiver by Stericycle) of the following conditions at or prior to the Effective Time:

•	Each representation and warranty of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any qualifications as to materiality or Parent material adverse effect or other similar qualifications contained therein, being true and correct at and as of the date of the Closing as though made on of the Closing (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except where the failure to be true and correct has not and would not reasonably be expected to, individually or in the aggregate with all other failures to be true and correct, a Parent material adverse effect;

•

Parent and Merger Sub having performed and complied with in all material respects all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the Closing Date; and

•	Stericycle’s receipt of a certificate signed by an executive officer of Parent and dated as of the Closing Date, certifying the matters in the foregoing bullets.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated prior to the Effective Time in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of Parent and Stericycle.

•	By either Parent or Stericycle:

•	If Stericycle’s stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof;

•

If at any time prior to the Effective Time any governmental entity of competent jurisdiction has issued any order or enacted any law permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or other action has become final and non-appealable; or

•

If the Effective Time has not occurred on or before the Initial Outside Date of June 3, 2025; provided, that in the event that at the Initial Outside Date, all of the conditions to the Closing (other than those conditions relating to the consummation of the Merger not being permanently restrained, enjoined or otherwise prohibited by any order or law of any governmental entity of competent jurisdiction, in each case, solely with respect to applicable competition laws or foreign investment laws, and the receipt of required competition and other regulatory approvals) have been satisfied (other than conditions that by their nature are to be satisfied or waived at the Closing), or have been waived by Parent and Merger Sub or Stericycle, as applicable, then such Initial Outside Date shall automatically be extended to December 3, 2025 (the “First Extended Outside Date”); provided, further, that in the event that at the First Extended Outside Date, all of the conditions to the Closing (other than those conditions relating to the consummation of the Merger not being permanently restrained, enjoined or otherwise prohibited by any order or law of any governmental entity of competent jurisdiction, in each case, solely with respect to applicable competition laws or foreign investment laws, and the receipt of required competition and other regulatory approvals) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Parent and Merger Sub or Stericycle, as applicable, then Parent shall have the right, but not the obligation, to extend the Outside Date to up to June 3, 2026 (the “Final Extended Outside Date”); provided, however, neither Stericycle nor Parent may terminate the Merger Agreement if there has been any material breach by such party of its representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the applicable Outside Date.

•	By Stericycle:

•	If, prior to receiving the stockholder approval, in order to enter into a definitive agreement with respect to a superior proposal in compliance with its obligations under the Merger Agreement with respect to such superior proposal, subject to the requirement that Stericycle pays the termination fee described in “The Merger Agreement—Termination Fees” on page 108 of this proxy statement; or

•

If prior to the Effective Time, (i) Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied, (ii) Stericycle has delivered to Parent written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or is not cured prior to the earlier of (x) the Outside Date or (y) the date that is 30 days after the receipt by Parent of written notice of such breach.

•	By Parent:

•

If, prior to Stericycle receiving the stockholder approval, the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 97 of this proxy statement); or

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If prior to the Effective Time, (i) Stericycle has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions are not reasonably capable of being satisfied, (ii) Parent has delivered to Stericycle written notice of such breach and (iii) such breach is either not capable of being cured prior to the Outside Date or is not cured prior to the earlier of (x) the Outside Date or (y) 30 days after the date of receipt by Stericycle of written notice of such breach.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement (other than certain provisions that survive termination of the Merger Agreement) will become void and of no effect without liability or obligation on the part of any party thereto of their respective subsidiaries, officers, directors or representatives. However, nothing shall relieve any party from liabilities or damages incurred or suffered by the other party as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to termination.

Termination Fees

Under the Merger Agreement, Stericycle will be required to pay Parent the Company Termination Fee of $175 million under any of the following circumstances:

•	If the Merger Agreement is terminated by Parent prior to the receipt of the stockholder approval due to the Board having effected a change of recommendation;

•

If the Merger Agreement is terminated by Stericycle prior to the receipt of the stockholder approval in order to enter into a definitive agreement for a transaction with respect to a superior proposal; or

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If (i) the Merger Agreement is terminated (a) by Stericycle or Parent if the stockholder approval is not obtained upon a vote taken at the special meeting; (b) by Stericycle or Parent if the Effective Time has not occurred on or before the applicable Outside Date (and as of such termination, stockholder approval has not been obtained); or (c) by Parent due to Stericycle’s breach of its representations, warranties, covenants or other agreements under the Merger Agreement, in each case, such that any condition to the consummation of the Merger relating to either (x) the truthfulness and correctness of Stericycle’s representations and warranties in the Merger Agreement or (y) Stericycle’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Stericycle under the Merger Agreement at or prior to the Closing is not reasonably capable of being satisfied while such breach is continuing, Parent has delivered to Stericycle written notice of such breach and such breach is either not capable of cure by the applicable Outside Date or is not cured prior to the earlier of (I) the applicable Outside Date or at (II) 30 days after the date of receipt of the written notice of such breach; (ii) prior to such termination referred to in the foregoing clause (i), but after the date of the Merger Agreement, a bona fide acquisition proposal has been publicly announced or otherwise communicated to the Board and (iii) Stericycle enters into a definitive agreement with respect to or recommended to its stockholders an acquisition proposal or acquisition proposal has been consummated within twelve months after such termination.

Under the Merger Agreement, Parent will be required to pay Stericycle the Parent Termination Fee of $262.5 million within two business days of termination if the Merger Agreement is terminated by Parent or Stericycle if (i) a governmental entity of competent jurisdiction has issued an order or enacted a law under applicable competition laws or foreign investment laws permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order or other action has become final and non-appealable or (ii) the Effective Time has not occurred on or before the applicable Outside Date, provided that, in each of aforementioned cases, on the date of termination all of the conditions to the Closing have been satisfied other than the condition to obtain regulatory approvals and the condition that no order is issued and no law is enacted by a governmental entity under applicable competition laws or foreign investment laws that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger. However, Parent will not be required to pay the Parent Termination Fee if the failure to satisfy such conditions was primarily caused by a material breach by Stericycle of its covenants.

In no event will the Stericycle be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

Specific Performance

In addition to any other remedy to which the parties are entitled to at law or equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms, the parties will waive, any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Stericycle’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement; however, all filing fees required under the HSR Act and other applicable competition laws with respect to the transactions contemplated by the Merger Agreement will be paid in their entirety by Parent.

No Third Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of Stericycle, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any other person other than (i) with respect to the requirement that Parent provide specified director and officer indemnification (as described in
“—Directors’ and Officers’ Indemnification and Insurance” on page 104 of this proxy statement), (ii) from and after the Effective Time, the rights of the holders of Stericycle common stock, Company Options and Company RSUs to receive the consideration set forth in the Merger Agreement, (iii) with respect to related parties of Stericycle and Parent, (iv) with respect to the financing sources and financing-related parties (as described in “The Merger—Financing the Merger” on page 74 of this proxy statement) or (v) prior to the Effective Time, for the right of Stericycle, on its own behalf and on behalf of the holders of Stericycle common stock, Company Options and Company RSUs, to pursue damages in accordance with the Merger Agreement (which may include, among other things, and the benefit of the bargain lost by such holders) in the event of a willful and material breach hereof by Parent or Merger Sub of the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of Stericycle, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time before the Effective Time. However, after receipt of the Stericycle stockholder approval, no amendment may be made which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by Stericycle’s stockholders without such approval. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Stericycle, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto, or (iii) unless prohibited by applicable law, waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement. However, after receipt of the Stericycle stockholder approval, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of the Stericycle’s stockholders without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 87 of this proxy statement. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 48 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of Stericycle and its stockholders. The Board has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, Stericycle and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of Stericycle for its adoption at the special meeting; and (iv) recommended that Stericycle’s stockholders adopt the Merger Agreement. The Board recommends that you vote “FOR” the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of Stericycle common stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if a quorum is present and we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of Stericycle common stock to change their votes to votes in favor of adoption of the Merger Agreement.

If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present or represented, in person or by proxy, at the special meeting and entitled to vote and voting on such matter. Assuming a quorum is present, abstentions as to the Adjournment Proposal and broker non-votes (if any) will have no effect on the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of Stericycle common stock will be voted “FOR” the Adjournment Proposal.

The Board believes that it is in the best interests of Stericycle and its stockholders to be able to adjourn the special meeting to a later date or dates, if necessary, for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting or any adjourned special meeting.

In addition, if a quorum is not present, the chairman of the special meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement). Whether or not there is a quorum, the affirmative vote of the holders of a majority of all of the shares of Stericycle common stock represented at the special meeting, in person or by proxy, and entitled to vote may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Stericycle is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve certain compensation that will or may become payable to the named executive officers of Stericycle in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Named Executive Officer Golden Parachute Compensation” on page 71 of this proxy statement.

The Board encourages you to carefully review the named executive officers’ Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Stericycle is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Stericycle’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Merger—Interests of the Directors and Executive Officers of Stericycle in the Merger—Named Executive Officer Golden Parachute Compensation” beginning on page 71 of the proxy statement for the special meeting, including the tables, associated footnotes and narrative discussion.”

Stockholders should note that this Compensation Proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Stericycle, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Stericycle common stock present in person or represented by proxy at the special meeting and entitled to vote and voting on such matter. Assuming a quorum is present, abstentions with respect to the Compensation Proposal and broker non-votes (if any) will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of Stericycle common stock will be voted “FOR” the Compensation Proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

Stericycle common stock is listed on Nasdaq under the symbol “SRCL.” As of July 9, 2024, there were 92,836,450 shares of Stericycle common stock outstanding, held by 77 stockholders of record. This number does not include stockholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of Stericycle common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of Stericycle common stock.

On May 23, 2024, the last trading day before a media report was published speculating about a potential sale of Stericycle, the closing price of Stericycle common stock on Nasdaq was $44.75. The closing price of Stericycle common stock on Nasdaq on May 31, 2024, the last trading day prior to the public announcement of the Merger Agreement, was $51.54 per share. On July 9, 2024, the latest practicable trading day before the printing of this proxy statement, the closing price of Stericycle common stock on Nasdaq was $58.25 per share. You are encouraged to obtain current market quotations for Stericycle common stock.

Dividends

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent. Following the Merger, there will be no further market for Stericycle common stock, which will be delisted from Nasdaq and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of Stericycle common stock beneficially owned, directly or indirectly:

•	as of June 13, 2024, by each current director, each of our named executive officers and the directors and executive officers as a group; and

•	as of the date indicated above, by each owner of more than 5% of Stericycle common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Stericycle common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 92,800,056 shares of Stericycle common stock outstanding as of June 13, 2024.

For purposes of computing the percentage of outstanding shares of Stericycle common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 13, 2024, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is to the care of the Company at the address of: 2355 Waukegan Road, Bannockburn, Illinois 60015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
5% Stockholders
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	8,969,118	9.7%
AllianceBernstein L.P.(2) 501 Commerce Street Nashville, Tennessee 37203	7,917,576	8.5%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10055	7,690,546	8.3%
Clarkston Capital Partners, LLC(4) 91 West Long Lake Road Bloomfield Hills, MI 48304	6,472,501	7.0%
Capital Research Global Investors(5) 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	5,987,937	6.5%
Black Creek Investment Management Inc.(6) 123 Front Street West, Suite 1200 Toronto, ON M5J 2M2 Canada	5,516,482	5.9%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Directors and Named Executive Officers
Robert S. Murley(7)	29,771	*
Cindy J. Miller(8)	232,821	*
Brian P. Anderson(9)	22,489	*
Lynn D. Bleil(10)	37,654	*
Thomas F. Chen(11)	30,453	*
Victoria L. Dolan(12)	3,620	*
Naren K. Gursahaney(13)	11,129	*
J. Joel Hackney, Jr.(14)	13,435	*
Stephen C. Hooley(15)	22,199	*
James L. Welch(16)	10,831	*
Janet H. Zelenka(17)	76,798	*
Daniel V. Ginnetti(18)	103,816	*
Kurt M. Rogers(19)	33,382	*
S. Cory White(20)	35,164	*
All directors and executive officers as a group	815,255	*

*	Indicates ownership of less than 1%
(1)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power with respect to 32,707 shares, sole dispositive power with respect to 8,837,907 shares and shared dispositive power with respect to 131,211 shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 14, 2024, AllianceBernstein L.P. has sole voting power with respect to 6,439,420 shares, sole dispositive power with respect to 7,827,534 shares and shared dispositive power with respect to 90,042 shares.

(3)	Based on a Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc. has sole voting power with respect to 7,498,278 shares and sole dispositive power with respect to 7,690,546 shares.
(4)

Based on a Schedule 13G/A jointly filed with the SEC on February 12, 2024, each of Clarkston Capital Partners, LLC, Clarkston Companies, Inc., Modell Capital LLC, Jeffrey A. Hakala, Gerald W. Hakala, and Jeremy J. Modell has shared voting power with respect to 6,158,526 shares and shared dispositive power with respect to 6,471,301 shares; Jeremy J. Modell also has sole voting power with respect to 1,200 shares and sole dispositive power with respect to 1,200 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 9, 2024, Capital Research Global Investors has sole voting and sole dispositive power with respect to 5,987,937 shares.
(6)

Based on a Schedule 13G filed with the SEC on February 13, 2024, Black Creek Investment Management Inc. has sole voting power with respect to 5,456,983 shares and sole dispositive power with respect to 5,516,482 shares.

(7)

This amount includes: (1) 4,887 shares of Stericycle common stock issuable upon exercise of Company Options; (2) 19,588 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units; and (3) 5,296 shares of Stericycle common stock.

(8)	This amount includes: (1) 115,867 shares of Stericycle common stock issuable upon exercise of Company Options; and (2) 116,954 shares of Stericycle common stock.
(9)

This amount includes: (1) 4,887 shares of Stericycle common stock issuable upon exercise of Company Options; (2) 1,506 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units; and (3) 16,096 shares of Stericycle common stock.

(10)

This amount includes: (1) 16,522 shares of Stericycle common stock issuable upon exercise of Company Options; (2) 18,667 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units; and (3) 2,465 shares of Stericycle common stock.

(11)

This amount includes: (1) 8,644 shares of Stericycle common stock issuable upon exercise of Company Options; (2) 1,506 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units; and (3) 20,303 shares of Stericycle common stock.

(12)	This amount includes 3,620 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units.
(13)	This amount includes: (1) 5,129 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units; and (2) 6,000 shares of Stericycle common stock.
(14)	This amount includes 13,435 shares of Stericycle common stock.
(15)	This amount includes 22,199 shares of Stericycle common stock issuable upon vesting of Company RSUs and deferred stock units.
(16)	This amount includes 10,831 shares of Stericycle common stock.
(17)	This amount includes: (1) 24,488 shares of Stericycle common stock issuable upon exercise of Company Options; and (2) 52,310 shares of Stericycle common stock.
(18)	This amount includes: (1) 62,471 shares of Stericycle common stock issuable upon exercise of Company Options; and (2) 41,345 shares of Stericycle common stock.
(19)	This amount includes 33,382 shares of Stericycle common stock.
(20)	This amount includes: (1) 10,095 shares of Stericycle common stock issuable upon exercise of Company Options; and (2) 25,069 shares of Stericycle common stock.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of Stericycle. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the Merger is not completed, Stericycle will hold an annual meeting of stockholders in 2025 (the “2025 Annual Meeting”).

Proposals of our stockholders made pursuant to Rule 14a-8 of Regulation 14A (“Rule 14a-8”) that are intended to be presented by such stockholder at the 2025 Annual Meeting and that such stockholder desires to have included in our proxy materials relating to such meeting must have been received by us at our principal executive offices no later than December 6, 2024. However, if the 2025 Annual Meeting is held before April 21, 2025 or after June 20, 2025, then we must receive your stockholder proposal or information about your proposed director candidate a reasonable time before we begin to print and mail our proxy materials for the 2025 Annual Meeting.

As required by our bylaws, nominations and proposals of other business by our stockholders not made pursuant to Rule 14a-8 that are intended to be presented by such stockholder at the 2025 Annual Meeting but that shall not be included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than the close of business on February 20, 2025, but no sooner than the close of business on January 21, 2025. However, if the 2025 Annual Meeting is held before April 21, 2025 or after July 20, 2025, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2025 Annual Meeting and no later than the later of (1) the 90th day prior to the 2025 Annual Meeting or (2) the close of business on the 10th day following the date on which notice of the date of the 2025 Annual Meeting is first made by Stericycle. Such nominations and proposals of other business must otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2025 Annual Meeting, other than the Stericycle’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Stericycle filings with the SEC are incorporated by reference:

•	Stericycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024;

•	Stericycle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 25, 2024;

•	Stericycle’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024; and

•	Stericycle’s Current Reports on Form 8-K filed with the SEC on February 2, 2024, May 22, 2024 and June 3, 2024.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Stericycle through our investor relations website, investors.stericycle.com, and the “SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address:

Stericycle, Inc.

Attn: Investor Relations

2355 Waukegan Road

Bannockburn, IL 60015

If you would like to request documents from us, please do so by August 5, 2024, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Innisfree

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 750-8233

Banks and Brokers may call collect: (212) 750-5833

Execution Version

Appendix A

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AGREEMENT AND PLAN OF MERGER

by and among

WASTE MANAGEMENT, INC.,

STAG MERGER SUB INC.

and

STERICYCLE, INC.

Dated as of June 3, 2024

Exhibit A  Form of Certificate of Incorporation of Surviving Corporation

Exhibit B  Form of Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2024 (this “Agreement”), is made by and among Waste Management, Inc., a Delaware corporation (“Parent”), Stag Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Stericycle, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C. The Board of Directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and an indirect wholly-owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, as soon as possible, but in any event no later than three (3) Business Days after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $62.00 per Share payable net to the holder in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Treatment of Treasury Shares and Parent-Owned Shares. Each Share directly held by the Company (including shares held as treasury stock) or held directly by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Each Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time, if any, shall be converted into a number of fully paid and nonassessable shares (or fractional shares) of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar applicable Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the

Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or compromise, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options, Restricted Stock Units, Performance Stock Units and Employee Stock Purchase Plan.

(a) Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”) that is fully vested and outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount of cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, however, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Treatment of Restricted Stock Units and Performance Stock Units for Continuing Employees. At the Effective Time, each outstanding award of Company restricted stock units (including deferred stock units and awards based on performance conditions) (“Company RSUs”) held by Continuing Employees shall be assumed by Parent and converted into a restricted stock unit award with respect to Parent common stock (each, an “Assumed Restricted Stock Unit Award”). At the Effective Time, each Assumed Restricted Stock Unit Award shall (i) relate to a number of whole shares of Parent common stock (rounded to the nearest whole share) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Equity Award Exchange Ratio, (ii) to the extent that such Company RSU was subject to performance-based vesting conditions for performance periods that had not ended prior to the Effective Time, be deemed to be earned based on target performance levels immediately prior to the Effective Time, and (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, terms related to retirement and treatment upon termination, settlement and forfeiture events, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Company RSU immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as the Parent Board may determine in good faith are appropriate to effectuate the administration of the Assumed Restricted Stock Unit Award.

(c) Treatment of Remaining Restricted Stock Units and Performance Stock Units. At the Effective Time, each Company RSU (including deferred stock units and awards based on performance conditions) which is held by an employee or other service provider who will terminate employment or service with the Company prior to or in connection with the Closing (including any director of the Company) shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company RSUs (with performance-based awards being converted at target performance levels), multiplied by (y) the Merger Consideration.

(d) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to (i) the holders of applicable Company Options the amounts described in Section 2.4(a) and (ii) the Non-Continuing Employees holding vested Company RSUs the amounts described in Section 2.4(b), in each case, less any Taxes required to be withheld with respect to each such payment, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five (5) Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.4 relate to a Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, Parent or the Surviving Corporation shall pay such amounts (less any Taxes required to be withheld with respect thereto) as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU, as applicable, and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1.409A-3(j)(4)(ix)), but in no event later than five (5) Business Days after such time.

(e) Company ESPP. The Company Board (or, if appropriate, the committee administering the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”)) will take all actions reasonably necessary with respect to the Company ESPP to provide that (A) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period will commence following the date hereof unless and until this Agreement is terminated; and (B) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement. If the Effective Time occurs: (i) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a); or (ii) after the end of the Final Offering Period(s), all amounts allocated to each participant’s account under the Company ESPP at the end of such Final Offering Periods shall thereupon be used to purchase whole Shares under the terms of the Company ESPP for such offering period, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.1(a). As promptly as practicable following the purchase of Shares in accordance with the foregoing clauses (i) or (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. As of the

Effective Time, the Company ESPP shall be terminated and no further Shares in the Company or other rights with respect to Shares shall be granted thereunder.

(f) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonable efforts to obtain any required consents) to effect the transactions described in this Section 2.4, which shall apply notwithstanding any award or similar agreement.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent, each of their respective affiliates and any other applicable withholding agent, as the case may be, shall be entitled to deduct or withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Law; provided, however, that the parties hereto agree that the consideration payable or otherwise deliverable pursuant to this Agreement shall not be subject to withholding under Section 1445 of the Code or the Treasury Regulations promulgated thereunder so long as the certificate contemplated by Section 5.16 is delivered to Parent prior to the Closing Date, except to the extent required pursuant to a change in applicable Law after the date of this Agreement. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares, any change in the number of securities or instruments that are convertible, exchangeable or exercisable into or for Shares or any change in the number of Shares into or for which any securities or instruments are convertible, exchangeable or exercisable shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections); provided, that this clause (b) shall not apply to the representations and warranties that call for a list of responsive items set forth in Sections 3.2(b), 3.2(c), 3.11(a), 3.12(a), 3.14(a), 3.14(b), 3.16(a) and 3.17(a), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing, if applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform any of its obligations under, or to consummate the transactions contemplated by, this Agreement. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform any of its obligations under, or to consummate the transactions contemplated by, this Agreement. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred twenty million (120,000,000) Shares and one million (1,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of May 30, 2024, (i) 92,799,981 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) zero Shares were held in the treasury of the Company, (iii) 509,002 Shares are subject to outstanding Company Options, 657,715 Shares are subject to Company RSUs that are solely subject to time-based vesting conditions and 520,132 Shares are subject to Company RSUs that are subject to performance-based vesting or forfeiture conditions (assuming target level of performance), (iv) 327,978 Shares are reserved for issuance under the Company ESPP, (v) 5,044,464 Shares are reserved for issuance under the 2021 Plan, and (vi) no shares of Company Preferred Stock were issued and outstanding. There are no outstanding Company Options that are subject to vesting. Except for an aggregate amount of not more than 327,978 Shares attributable to purchase rights under the Company ESPP, Company Options to purchase Shares, and Company RSUs convertible into Shares (assuming target level of performance with respect to Company RSUs that are subject to performance-based vesting or forfeiture conditions), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since May 30, 2024 and prior to the date of this Agreement, except for the issuance of Shares under (i) the Company’s 2021 Long-Term Incentive Plan (the “2021 Plan”), (ii) the Company ESPP, (iii) the Company’s 2017 Long-Term Incentive Plan, (iv) the Company’s 2014 Incentive Stock Plan and (v) the Company’s 2011 Incentive Stock Plan, each as amended from time to time (collectively, the “Company Equity Plans”) in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b) The Company has previously provided Parent with a complete and correct list, as of May 30, 2024, of each outstanding Company Option and Company RSU, the holder thereof and, with respect to each Company Option, the exercise price and expiration date thereof. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. All of the issued and outstanding Equity Interests of each Subsidiary of the Company are fully paid, non-assessable, free of preemptive rights and are owned by the Company, directly or through its Subsidiaries, free and clear of any Liens (other than Permitted Liens). None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Retained Subsidiary of the Company.

(d) None of the Shares or any Equity Interest in the Company are owned by any Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by and general equitable principles.

(b) The Company Board, at a meeting duly called and held, adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”).

(c) Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. Accordingly, neither Section 203 nor any other takeover, anti-takeover, “business combination,” “fair price,” “moratorium,” “control share acquisition,” or similar Law or any anti-takeover provision in the Company’s certificate of incorporation or bylaws applies to this Agreement, the Merger or the other Transactions. There is no rights agreement, stockholder rights plan, tax preservation plan, net operating loss preservation plan or “poison pill” anti-takeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(d) The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt and approve this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform any of its obligations under, or to consummate the transactions contemplated by, this Agreement.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NASDAQ, (ii) under the HSR Act and any applicable requirements of any other Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform any of its obligations under, or to consummate the transactions contemplated by, this Agreement.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since the Applicable Date (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, as to form in all material respects with the requirements of the NASDAQ, the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c) The audited consolidated financial statements and unaudited consolidated interim quarterly financial statements of the Company included or incorporated by reference in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject, in the case of unaudited interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 and Rule 15d-14 under the Exchange Act; (ii) 18 U.S.C. Section 1350 (Sections 302 and 906 of the Sarbanes-Oxley Act); and (iii) any related rules and regulations promulgated by the SEC or the NASDAQ with respect to all applicable Company SEC Documents, and the statements contained in any such certifications are complete and correct as of their respective dates in all material respects.

(e) At all times since the Applicable Date, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the Applicable Date, (i) there have been no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (whether or not remediated) which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, and (iii) neither the Company nor the Company’s independent registered accountant has identified or been made aware of any fraud that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. The Company and each of its Subsidiaries maintain a system of disclosure controls and procedures (as defined in Rule 13a-15 or Rule 15d-15 under the Exchange Act) that is designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time period’s specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding disclosure. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements (but excluding violations of law, breaches of Contracts or Permits, torts or infringement), none of which are material to the Company, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since December 31, 2023 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2023 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to Section 5.1(A) (other with respect to the organizational documents of the Company’s Subsidiaries), Section 5.1(B), Section 5.1(C), Section 5.1(F), Section 5.1(G), Section 5.1(H), Section 5.1(I), Section 5.1(J), Section 5.1(K), Section 5.1(Q) or Section 5.1(S) had the covenants therein applied since December 31, 2023.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to any statements or omissions made in reliance upon and in conformity with information relating to Parent and its Subsidiaries, including Merger Sub, furnished to the Company in writing by Parent or its Representatives expressly for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and any other applicable Law.

3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or to the Knowledge of the Company, any present or former officer, director or executive-level employee of the Company or any of its Subsidiaries (in their capacity as such), except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, have a material adverse effect on the ability of the Company to perform any of its obligations under, or to consummate the transactions contemplated by, this Agreement. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There has not been since the Applicable Date, nor are there currently, any internal investigations being conducted by the Company or the Company Board (or any committee thereof) concerning allegations of fraud or malfeasance or violations of applicable Law that, in each case, would have a Company Material Adverse Effect.

3.9 Compliance with Laws.

(a) The Company and its Subsidiaries are in compliance, and at all times since the Applicable Date have been in compliance, with all Laws applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication from a Governmental Entity indicating that it is under investigation with respect to or otherwise alleging that the Company or any of its Subsidiaries is not in compliance with any such applicable Law, except where any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor, to the knowledge (as defined in the FCPA) of the Company, any other Person acting for or on behalf of the Company or any of its Subsidiaries, including any director, officer, agent, employee, representative or affiliate of the Company or any of its Subsidiaries, has paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, to any Government Official or any other person under circumstances where it was known (as defined in the FCPA) that all or a portion of such money or thing of value would be corruptly or unlawfully offered, given or promised, directly or indirectly, to a

Government Official or any other person for the purpose of (i) influencing any act or decision of a Government Official in their official capacity, (ii) inducing a Government Official to do or omit to do any act in violation of such person’s lawful duties, (iii) securing any illegal business advantage or (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Entity, any company, business enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or any political party or any other person (whether public or private), in a manner that has the effect of public or commercial bribery, acceptance of or acquiescence to extortion, kickbacks or other unlawful means of obtaining business or any improper advantage.

(c) Since the Applicable Date, the Company and its Subsidiaries (i) have conducted and continue to conduct business in compliance with all applicable provisions of, and neither the Company nor any of its Subsidiaries nor, to the knowledge (as defined in the FCPA) of the Company, any other Person acting for or on behalf of the Company or any of its Subsidiaries, including any director, officer, agent, employee, representative or affiliate of the Company or any of its Subsidiaries, has, during the past five (5) years, taken any act that would violate, (A) the FCPA, or (B) any other applicable similar anticorruption Law of any jurisdiction in which the Company or any of its Subsidiaries conduct business (collectively, “Anticorruption Laws”), and (ii) have not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency in response to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law, except, in the case of clauses (i) and (ii) for such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Since the Applicable Date, (i) there is no, and has been no, request for information from, enforcement proceeding against or, to the Knowledge of the Company, investigation of, the Company or any of its Subsidiaries by any Governmental Entity regarding a violation of the Anticorruption Laws, and (ii) there is no, and has been no, written allegation or, to the Knowledge of the Company, other allegation or inquiry, by any Governmental Entity regarding the Company or any of its Subsidiaries’ actual, alleged, possible or potential violation of the Anticorruption Laws.

(e) The Company has established and implemented reasonable internal controls and procedures applicable to the Company and its Subsidiaries intended to prevent any activity, practice, or conduct which would constitute an offense under any Anticorruption Laws and ensure compliance with the Anticorruption Laws, including a Code of Conduct, Anti-Corruption Policy, Political Contributions Policy, Business Courtesies Policy and other policies and guidelines that generally (i) require compliance with the Anticorruption Laws and otherwise prohibit bribes to Government Officials; (ii) control gifts, entertainment and travel expenses for Government Officials; (iii) require diligence on certain third parties that may have relations with Government Officials on the Company’s behalf; (iv) control political and charitable contributions; (v) mandate possible discipline for violations of policy or the Code of Business Conduct; and (vi) include procedures for reporting and investigating possible violations of the program.

(f) During the past five years, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person acting for or on behalf of the Company or any of its Subsidiaries, including any director, officer, agent, employee, representative or affiliate of the Company or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation of applicable Laws and regulations imposing U.S. or E.U. or U.K. economic sanctions measures, including any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person acting for or on behalf of the

Company or any of its Subsidiaries, including any director, officer, agent, employee, representative or affiliate of the Company or any of its Subsidiaries, is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the operations of the Company and its Subsidiaries are and have been conducted for the past five (5) years in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(h) The books and records utilized and relied upon by each of the Company and its Subsidiaries in connection with the operation of its business since the Applicable Date have been maintained in compliance with its corporate governance policies and with applicable Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has, since the Applicable Date, been charged by any Governmental Entity with, or to the Knowledge of the Company, investigated for, a violation of any Competition Law applicable to the Company or any of its subsidiaries or entered any settlement, memorandum of understanding or similar agreement with a Governmental Entity in respect of a violation or alleged violation of any such Competition Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, other than with respect to this Agreement or the transactions contemplated hereby, no investigation or review by any Governmental Entity under any Competition Law or any settlement agreement in respect of a violation or alleged violation thereof with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated to the Company or any of its subsidiaries an intention to conduct any such investigation or review, except, in each case, that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, consents, franchises, clearances, billing and authorizations (“Permits”) necessary for the conduct of their respective businesses and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since the Applicable Date, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except, in each case, where such default or violation of such Permit, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not reasonably be expected to have, Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, severance, change in control, transaction bonus, termination protection, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, relocation or expatriate benefit, perquisite, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”), excluding any Multiemployer Plan (as defined below) or plans or arrangements sponsored or maintained by a Governmental Entity or required to be provided to a Service Provider pursuant to applicable Law (“Governmental Plan”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: any employment contracts or consultancy agreements that (A) provide for annual base wages or salary of less than $200,000, or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law; and provided, further, that each Multiemployer Plan shall be set forth on Schedule 3.11(e) of the Company Disclosure Schedule and each material Foreign Benefit Plan (as defined below) other than a Governmental Plan is set forth on Schedule 3.11(a) of the Company Disclosure Schedule.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent complete and correct copies of, to the extent applicable, (i) such Company Benefit Plan, including any amendment thereto (or, in the case of any unwritten Company Benefit Plan, a written description thereof), (ii) each material trust, insurance, annuity or other funding arrangement or amendment related thereto, (iii) the most recent summary plan description and any summary of material modifications prepared, (iv) the three (3) most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent determination or opinion letter from the IRS and (vi) the three most recent annual reports on Form 5500 (or comparable form).

(c) Except as would not result in or would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, with respect to any Company Benefit Plan that is maintained outside the jurisdiction of the United States primarily for the benefit of any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”), (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Entity; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required, and with respect to all other foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company exists with respect to such Foreign Benefit Plans. Except as has not resulted in or would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, with respect to each Governmental Plan, (A) contributions required to be made by the Company or any Subsidiary to each Governmental Plan have been made when due, and (B) no material liability or obligation of the Company exists with respect to such Governmental Plan.

(d) Except as has not resulted in or would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole:

(i) each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii) to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and

(iv) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(e) Except as otherwise set forth on Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code including any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any “multiemployer plan” within the meaning of Section 3(37) of Section 4001(a)(3) of ERISA (“Multiemployer Plan”). Except as has not resulted in or would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) all contributions required to be made by the Company or any Subsidiary to each Multiemployer Plan have been made when due, and (ii) to the Knowledge of the Company, with respect to each Multiemployer Plan: (A) no such Multiemployer Plan has been terminated; (B) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan; and (C) the Company has no reason to believe that any Multiemployer Plan will be terminated.

(f) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Service Provider to any material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under any of the Company Benefit Plans, (iii) material increase the amount of compensation or benefits due to any Service Provider, or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or would be expected to be subject to an excise Tax under Section 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider under Sections 409A or 4999 of the Code.

(h) Except as has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Benefit Plan provides or promises any post-employment or post-retirement medical, dental, disability, hospitalization, life insurance or similar benefits (whether insured or self-insured) to any current or former Service Provider, other than (i) as required by applicable Law or (ii) the full cost of which is borne by the Service Provider (or any beneficiary of the employee or former employee).

3.12 Employee and Labor Matters.

(a) The Company has provided Parent a materially complete and correct list, as of the date hereof, of each employee of the Company or one of its Subsidiaries, as well as the following information for each such employee: (i) job title; (ii) employing entity; (iii) primary work location; (iv) union or non-union status; (v) base annual salary or hourly wage rate, as applicable; and (vi) annual bonus or other incentive compensation received with respect to 2023, if applicable. The Company has provided (or will provide pursuant to Section 5.19) Parent a materially complete and correct list, as of the date hereof or the date of delivery pursuant to Section 5.19, as applicable, setting forth all individuals engaged directly (whether individually or through an entity that they own or control) by the Company or its Subsidiaries to provide services to the Company or its Subsidiaries on an independent contractor basis, who received or are expected to receive more than $50,000 in annualized compensation (the “Contractor Schedule”).

(b) No union, works council, or similar representative of labor is recognized or certified as the representative of any employee of the Company or its Subsidiaries. The Company has provided Parent true, complete and correct copies of all collective bargaining agreements or similar Contracts with a union, works council, or similar representative of labor to which the Company or any of its Subsidiaries is a party or bound (each a “Labor Contract”), excluding Labor Contracts that apply on a national or otherwise mandatory basis outside of the United States. With respect to the employees of the Company and its Subsidiaries in the last three (3) years there have been no, and as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened (i) representation or certification proceedings brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, or (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, (1) labor organizing efforts or campaigns, (2) unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority or (3) labor strikes, disputes, lockouts, slowdowns, stoppages or other material organized work interruptions or labor-related grievances.

(c) The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no, and in the last three (3) years there have been no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries with respect to any Laws respecting employment or employment practices, except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company and its Subsidiaries, taken as a whole.

(d) In the last three (3) years, the Company and its Subsidiaries have promptly, thoroughly and impartially investigated, and, if warranted taken appropriate corrective action with respect to, all allegations of sexual harassment against any officers, directors or executive or senior management-level employees of the Company or its Subsidiaries of which the Company or its Subsidiaries was aware, and do not reasonably expect any material liabilities with respect to any such allegations.

3.13 Environmental Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) are, and have been for the past three (3) years, in compliance with all, and are not subject to any liability with respect to noncompliance with any, Environmental Laws, (B) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their respective businesses and the use of their properties and assets, as currently conducted and used, (C) are in compliance with their respective Environmental Permits and (D) have no unbudgeted capital or operating expenditures necessary to achieve or maintain such compliance with Environmental Laws and Environmental Permits.

(ii) The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to any Environmental Permit or Environmental Law, including any financial assurance, bond, letter of credit or similar instrument required for the operations of the Company or its Subsidiaries under any Environmental Law or Environmental Permit.

(iii) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(iv) There has been no Release of any Hazardous Materials at, from, in, on, under, to or about (A) any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by, or (B) any property or facility to which any Hazardous Materials have been transported for disposal, recycling or treatment by or on behalf of the Company or any of its Subsidiaries, in each case in a manner or concentration that has resulted in a liability of the Company or any of its Subsidiaries under Environmental Law.

(v) None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (B) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(b) The Company has made available to Parent complete and correct copies of all material third-party environmental assessments and audit reports that relate to the Company or its Subsidiaries, in each case that are in the Company’s possession, custody or control.

3.14 Real Property; Title to Assets. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a complete and correct list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of each Company Lease Agreement (other than with respect to master vehicle leases). No Company Lease Agreement (other than with respect to master vehicle leases) is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received written notice that (i) any each lease, sublease or license with respect to the material Company Leased Real Property is not valid or in full force and effect or (ii) the Company or any of its Subsidiaries, or to the Company’s Knowledge any other party to any such lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any lease.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d) The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold or other interest in, all property and assets reflected on the most recent balance sheet in the Company SEC Financial Statements or acquired after the date thereof, except as have been disposed of since the date thereof in the ordinary course of business, free and clear of all Liens (except for Permitted Liens), and such property and assets constitutes all property and assets necessary for the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

3.15 Tax Matters.

(a) All material Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any valid extensions of time with respect to the filing of such Tax Returns), and all such Tax Returns are complete and correct in all material respects.

(b) All material Taxes that have become due and payable by the Company or any of its Subsidiaries have been duly and timely paid in full (whether or not shown as due on any Tax Return) other than Taxes being contested in good faith through appropriate Proceedings for which adequate reserves have been established in the financial statements of the Company in accordance with GAAP. All material Tax withholding and deposit requirements imposed on or with respect to payments made by the Company or any of its Subsidiaries to any employee, creditor, Equity Interest holder or other third party (in each case, whether or not shown as due on any Tax Return) have been satisfied, and the Company and its Subsidiaries have complied in all material respects with all related information reporting and record retention requirements.

(c) There is no material outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity, except for deficiencies being contested in good faith through appropriate Proceedings for which adequate reserves have been established in the financial statements of the Company in accordance with GAAP.

(d) There is no material ongoing, pending or threatened (in writing) audit, examination, investigation, litigation or other Proceeding with respect to any Taxes or Tax matters of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes, which waiver or extension is currently in effect (other than pursuant to a valid extension of time with respect to the filing of Tax Returns obtained in the ordinary course of business).

(f) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of U.S. state or local or non-U.S. Law) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g) There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(i) Neither the Company nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, sharing or indemnity Contract or any other similar Contract pursuant to which it will have, or it is reasonably foreseeable that it could have, any liability for Taxes of any Person after the Effective Time (excluding any Contract solely between or among the Company and any of its Subsidiaries and any Contract the principal purpose of which does not relate to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor or by operation of Law.

(j) No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file any Tax Returns or pay Taxes that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction which claim has not been resolved and for which no material Tax liability remains.

(k) Neither the Company nor any of its Subsidiaries is a party to any material ruling, agreement or arrangement in respect of Taxes with a Governmental Entity, and neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending with any Governmental Entity.

(l) No Subsidiary of the Company is, or has been, a “passive foreign investment company” (within the meaning of Section 1297 of the Code) or a “surrogate foreign corporation” (within the meaning of Section 7874 of the Code).

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans and excluding purchase orders, statements of work and similar commercial documents issued in the ordinary course of business under and not amending the applicable Contract) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i) Contracts that (or, together with additional related Contracts with the same Person or its affiliates) (A) are expected to involve the payment of amounts by the Company or any of its Subsidiaries in North America of more than $10,000,000 in the aggregate for fiscal year 2024 and (B) are expected to involve the receipt of amounts by the Company or any of its Subsidiaries of more than $10,000,000 in the aggregate for fiscal year 2024;

(ii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iii) Contracts pursuant to which the Company or any of its Subsidiaries licenses (A) from a third party material Intellectual Property, other than licenses (1) for shrink-wrap, click-wrap or off-the shelf software or other generally commercially available software, (2) pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts, or (3) that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business, or (B) to a third party Company Owned Intellectual Property, other than non-exclusive licenses (1) granted in the ordinary course of business or (2) that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business, in the case of each of clause (A) and clause (B), to the extent any such Contract exceeds $1,000,000 of expense per year (in the case of clause (A)) or revenue per year (in the case of clause (B));

(iv) (A) the lease agreements of the Company or any of its Subsidiaries that pertain to (1) incinerator sites or (2) any parcel of Company Leased Real Property for which the annual rent exceeds $1,000,000 individually (other than incinerator sites) or (B) master vehicle lease agreements of the Company or any of its Subsidiaries for which annual leasing costs exceed $5,000,000 (each, a “Company Lease Agreement”);

(v) Contracts containing a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers;

(vi) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $500,000;

(vii) Contracts that (A) prohibit or restrict the payment of dividends or other distribution of assets by any of the Company or its Subsidiaries, (B) prohibit or restrict the issuance of guarantees by the Company or any of its Subsidiaries, or (C) limit the ability of the Company or any of its Subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses;

(viii) Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the material assets, tangible or intangible, of the Company;

(ix) Contracts that provide for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets (including properties) or capital stock (other than acquisitions or dispositions of inventory and raw materials and supplies in the ordinary course of business) (A) for aggregate consideration under such Contract in excess of $5,000,000 or (B) pursuant to which the Company or its Subsidiaries has continuing material “earn-out” or other similar contingent payment obligations or any material indemnification obligations (other than with respect to customary representations and warranties with customary survival periods) that could result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $1,000,000;

(x) is a Franchise Agreement;

(xi) Contracts that contain or include (A) any “most favored nation” or most favored customer provision or rights of first or last offer, negotiation or refusal, (B) “take or pay” requirements, volume requirements or commitments, exclusive purchasing arrangements obligating a Person to obtain a minimum quantity of goods or services from another Person, or (C) a put or call right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any assets or any equity interests of any Person;

(xii) Contracts that are (A) license or royalty Contracts (other than Contracts relating to Intellectual Property or licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business) or (B) merchandising, sales representative, franchisee or distribution Contracts, involving the payment or receipt over the life of such Contract in excess of $1,000,000 by the Company or any of its Subsidiaries;

(xiii) Any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, that (A) could result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $1,000,000 or (B) has a remaining duration of three years or more from the date hereof;

(xiv) other than employment or service Contracts entered into in the ordinary course of business, (A) any Indemnification Agreement with any current director or executive officer of the Company or (B) any Contracts with (1) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries, (2) any affiliate (other than a wholly-owned Retained Subsidiary of the Company) or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, including any stockholders agreement, investors’ rights agreement, registration rights agreement, voting agreement, tax receivable agreement or similar or related Contracts or (3) any director or officer of the Company or any of its Subsidiaries, in each case, that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(xv) material Contracts that contain standstill or similar agreements that are reasonably expected to be in effect as of the Closing, pursuant to which the Company or any of its Subsidiaries has agreed to not acquire assets or securities of another Person (excluding, for purposes hereof, any confidentiality agreements contemplating a potential acquisition (by merger, consolidation, acquisition or otherwise) of another Person or business which contains a standstill or similar agreement);

(xvi) Contracts under which the Company or any of its Subsidiaries has, directly or indirectly, any obligations to make a capital contribution to, or other investment in, any Person outside the ordinary course of business in excess of $2,000,000 (other than the Company or any of its wholly-owned Retained Subsidiaries);

(xvii) Contracts with any Governmental Entity in excess of $2,000,000 of revenue per year;

(xviii) Contracts that reflect the settlement of any Proceeding individually in excess of $1,500,000 and under which there are material outstanding compliance obligations of the Company or any of its Subsidiaries; or

(xix) any Contract not otherwise described in any other subsection of this Section 3.16(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) A complete and correct copy of each Contract listed or required to be listed in Section 3.16(a) of the Company Disclosure Schedule or required to be filed as exhibits to the Company SEC Documents (such Contracts, together with any Contract to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date hereof that would be required to be listed in Section 3.16(a) of the Company Disclosure Schedule if in effect as of the date hereof, the “Company Material Contracts” and each, a “Company Material Contract”) has been made available, to the extent in the possession of the Company’s knowledge parties after due inquiry of their direct reports, to Parent or publicly filed with the SEC prior to the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations in each case that are included in the Company Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property are subsisting, and, to the Knowledge of the Company, are valid and enforceable. No Proceeding is pending that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property (other than office actions in connection with the prosecution of applications for Company Registered Intellectual Property).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries exclusively owns the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) the Company and each of its Subsidiaries owns or has a valid and enforceable license or other right to use all Company Intellectual Property used in the conduct of its business as currently conducted. The Transactions shall not cause any material Company Intellectual Property to be lost, terminated, or impaired and will not restrict the Surviving Corporation and its Subsidiaries from owning or using all such Company Intellectual Property immediately after the Closing Date on substantially similar terms and conditions to those under which the Company and its Subsidiaries owned or used such Company Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person, and since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written claim, demand, or notice alleging any such infringement, misappropriation, dilution, or violation. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.

(d) The Company and its Subsidiaries take and have taken commercially reasonable actions to protect and preserve the material Company Owned Intellectual Property, and have taken commercially reasonable actions, consistent with any applicable contractual obligations, to maintain the confidentiality of trade secrets and other material confidential information included in the Company Intellectual Property. The Company has implemented a policy requiring each employee or contractor who develops Intellectual Property for the Company or its Subsidiaries to assign such employee’s or contractor’s ownership of any such Intellectual Property to the Company or its Subsidiaries (except where ownership thereof would vest in the Company or one of the Subsidiaries by operation of Law).

(e) The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would restrict the ability of the Company or its Subsidiaries to protect their proprietary interests in any of the material Company Owned Intellectual Property or (ii) under any license requiring the Company to disclose or distribute the source code to any of the material Company Owned Intellectual Property at no or minimal charge.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, networks, software, platforms, and computer hardware owned, leased or licensed by the Company and its Subsidiaries, and used by the Company or its Subsidiaries in the conduct of their respective businesses (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have each implemented and maintain commercially reasonable data security, data backup, system redundancy, business continuity and disaster avoidance and recovery plans, policies, and procedures with respect to the IT Systems. Since the Applicable Date, there has not been any material failure with respect to any of the IT Systems that has not been remedied in all material respects. The Company and its Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program to such IT Systems (“Malicious Code”), and the taking and storing of back-up copies of such data. To the Knowledge of the Company, there is no Malicious Code in any of the IT Systems that could reasonably be expected to have a material impact on the Company and its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, the Company and its Subsidiaries have commercially reasonable security measures in place designed to protect data of their respective businesses, including “personal information”, “personal data”, “personally identifiable information” or any other equivalent term as defined by Information Privacy Laws (“Business Data”) under their possession or control from unauthorized access. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) since the Applicable Date, the Company and its Subsidiaries have not suffered any breach in security that has permitted or resulted in any unauthorized access to the IT Systems or unauthorized access to or disclosure of Business Data and (ii) the Company and its Subsidiaries have complied with applicable Information Privacy Requirements. No Proceeding has been filed or commenced against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Business Data shall be available for use by the Company and its Subsidiaries immediately after the Closing Date in the same manner as the Company and its Subsidiaries used the Business Data immediately prior to the Closing Date.

3.18 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, (a) the Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, (b) all insurance policies of the Company and its Subsidiaries relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date of this Agreement are in full force and effect and (c) no notice of cancellation or modification has been received by the Company, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies.

3.19 Affiliate Transactions. Neither the Company nor any Subsidiary of the Company is a party to any Contract or other transaction, agreement or binding arrangement or understanding between the Company or its Subsidiaries, on the one hand, and any affiliates thereof (other than wholly-owned Retained Subsidiaries of such Person) on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not disclosed.

3.20 Past Operations and Contracts. To the Knowledge of the Company, the Company and its Subsidiaries did not directly engage in the collection, transportation or disposal of solid waste or recycling in Canada, in the conduct of the Business (as defined in Section 3.20 of the Company Disclosure Schedule), at any time during the period from November 1, 2021 through December 31, 2021.

3.21 Opinion of Financial Advisor. BofA Securities, Inc., the Company’s financial advisor, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by the holders of Shares (other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

3.22 Broker’s Fees. Except for BofA Securities, Inc., a true and complete copy of whose engagement agreement has been made available to Parent, neither the Company nor any of its officers or directors on behalf of the Company has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.23 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article 3 or in any certificate delivered by the Company pursuant to Section 6.3(d), none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives or affiliates in the electronic data rooms maintained by the Company or its Representatives for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(b) The Company acknowledges that none of Parent, Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 4 or in any certificate delivered by Parent or Merger Sub pursuant to Section 6.3(d). The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent and Merger Sub, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to the Company or its affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to the Company or any of its affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 4 or in any certificate delivered by Parent or Merger Sub pursuant to Section 6.3(d).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided that disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing, if applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) as required or advisable under the HSR Act and any other applicable Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4 Legal Proceedings. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

4.5 Debt Financing; Sufficient Funds.

(a) Parent will have, at the Effective Time, access to sufficient available cash on hand or other sources of immediately available funds, including under existing credit facilities and the Debt Financing, necessary to consummate the Transactions, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the Transactions.

(b) Parent and Merger Sub understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to any statements or omissions made in reliance upon and in conformity with information relating to the Company or any of its Subsidiaries furnished to Parent or Merger Sub in writing by the Company or its Representatives expressly for inclusion or incorporation by reference therein).

4.7 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8 Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligations to consummate the Merger, and after giving effect to the consummation of the Merger, (ii) that all cost estimates, financial or other projections and other predictions of the Company have been prepared in good faith and (iii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 3, Parent and its Subsidiaries, including the Surviving Corporation, taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of its liabilities is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their liabilities as they come due), (b) have unreasonably small capital with which to engage in their business or fail to satisfy any capital adequacy requirements under applicable Law or (c) have incurred obligations beyond their ability to pay them as they become due.

4.9 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10 No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.11 Broker’s Fees. Except for the fees and expenses of Centerview Partners LLC, Parent’s financial advisor, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.12 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in this Article 4 or in any certificate delivered by Parent or Merger Sub pursuant to Section 6.2(c), none of Parent, Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or with respect to any information provided, or made available, to the Company or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof.

(b) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3 or in any certificate delivered by the Company pursuant to Section 6.3(d). Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent or any of its affiliates, or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives) or management presentations or due diligence discussions that have been or shall hereafter be provided to or engaged in with Parent or any of its affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or any of its affiliates or any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article 3 or in any certificate delivered by the Company pursuant to Section 6.3(d). Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3 or in any certificate delivered by the Company pursuant to Section 6.3(d).

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as required by applicable Law, (c) as otherwise expressly permitted or required by any other provision of this Agreement or (d) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) (collectively, the “IOC Exceptions”), the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its operations in the ordinary course of business, (ii) preserve intact its present business organization, (iii) keep available the services of the current officers and other key employees of the Company and each of its Subsidiaries (other than where termination of such services is due to cause or resignation) and (iv) preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations. Without limiting the foregoing, except in accordance with an IOC Exception, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions:

(A) amend its certificate of incorporation or bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise), other than in connection with any action permitted pursuant to Section 5.1(H);

(B) enter into any material new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(C) except as set forth on Section 5.1(C) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of, grant, award, transfer or encumber or authorize the issuance, delivery, sale, pledge, disposal, grant, award, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries, other than (i) the issuance of Shares (A) in accordance with the terms of the Company ESPP, or (B) upon the exercise of Company Options or vesting or settlement of Company RSUs outstanding as of the date hereof or granted in compliance with this Agreement, (ii) the issuance, sale, disposal, grant or transfer of Equity Interests of any wholly-owned Subsidiary of the Company to the Company or one or more other wholly-owned Retained Subsidiaries or (iii) the pledge of Equity Interests pursuant to the Existing Credit Agreement;

(D) sell, assign, pledge, transfer, convey, lease, license, abandon, mortgage, guarantee or create or incur any Lien on or otherwise dispose of any material property, assets, securities, businesses or other interests (whether tangible or intangible) of the Company or any of its Subsidiaries (other than Intellectual Property), except (i) pursuant to Contracts in effect on the date hereof, (ii) the sale of inventory in the ordinary course of business, including inventory classified as fixed assets regularly sold by the Company, (iii) Permitted Liens, (iv) dispositions of obsolete or worthless equipment in the ordinary course of business, (v) pursuant to transactions solely among the Company and its wholly-owned Retained Subsidiaries or solely among wholly-owned Retained Subsidiaries of the Company or (vi) transactions identified and subject to the parameters set forth on Section 5.1(D) of the Company Disclosure Schedules;

(E) sell, assign, pledge, transfer, convey, license, abandon, or incur any Lien other than Permitted Liens on or otherwise dispose of or fail to maintain any material Company Intellectual Property, except (i) in the ordinary course of business, (ii) pursuant to Contracts in effect on the date hereof, or (iii) pursuant to transactions solely among the Company and its wholly-owned Retained Subsidiaries or solely among wholly-owned Retained Subsidiaries of the Company;

(F) declare, authorize, establish a record date for, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Retained Subsidiary of the Company;

(G) reclassify, adjust, combine, split, subdivide or amend or otherwise change any terms of, or redeem, purchase or otherwise acquire, or otherwise offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other Equity Interests in the Company or any of its Subsidiaries, other than with respect to any of its wholly-owned Retained Subsidiaries;

(H) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, except with respect to any wholly-owned Retained Subsidiaries of the Company where no third party owns Equity Interests of such Retained Subsidiary after such action;

(I) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise), directly or indirectly, any Person or assets, securities, properties, interests or businesses other than (i) acquisitions of inventory, containers, raw materials and other similar property in the ordinary course of business and (ii) any acquisitions of Medical Waste Disposal businesses or assets in the United States or Canada with a purchase price of less than $10,000,000 in any single transaction or $20,000,000 in the aggregate and that would not, individually or in the aggregate, reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Merger, (3) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (4) delay or prevent the consummation of the Merger;

(J) incur or create any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Retained Subsidiary of the Company) for borrowed money, except (i) for borrowings under the Existing Credit Agreement or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business or (ii) in connection with the renewal of the Existing Credit Agreement not to exceed the maximum credit facility amount under the Existing Credit Agreement; provided, in no event shall the aggregate amount outstanding under the Company’s credit facilities exceed $1,550,000,000;

(K) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Retained Subsidiary of the Company), other than in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate;

(L) (i) terminate, cancel or renew, or agree to any material amendment to, modification of, or waiver under, any Company Material Contract (other than (x) extensions and renewals of existing Company Lease Agreements in accordance with their terms, and (y) Company Material Contracts with the customers and suppliers of the Company as of the date hereof on terms that are not materially adverse to the Company and its

Subsidiaries in the aggregate or are made in the ordinary course of business so long as the duration of such extension or renewal is less than five years), or (ii) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract (other than Contracts (v) entered in the ordinary course of business, (w) that involve the payment or receipt of amounts or any of its Subsidiaries of less than $5,000,000 annually, (x) are for a duration of less than five years, (y) are not the type of Contracts described in Section 3.16(a)(v), (vii), (xi) or (xiv), and (z) that are not otherwise prohibited by the other subsections of this Section 5.1);

(M) incur or make any capital expenditure, or any obligations or liabilities for payments in respect thereof, except for those contemplated by (i) the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof (“2024 Capital Expenditure Budget”) and (ii) if the Closing has not occurred on or prior to December 31, 2024, for the period beginning on January 1, 2025, the Company’s capital expenditure budget consistent with the 2024 Capital Expenditure Budget as adjusted for inflation as measured by the Consumer Price Index published by the U.S. Bureau of Labor Statistics, in the case of each of clause (i) and clause (ii), other than (A) expenditures made in response to operational emergencies or (B) capital expenditures that are not, in the aggregate, in excess of $10,000,000 per year;

(N) except (i) to the extent required by this Agreement, applicable Law or the existing terms of any Company Benefit Plan or Contract or (ii) in connection with new hires or promotions in the ordinary course of business: (A) materially increase the compensation or benefits payable or to become payable to the directors or executive officers of the Company or any of its Subsidiaries, or any employee of the Company or any of its Subsidiaries with an annual base salary of $200,000 or more, or any independent contractor, (B) other than the equity-based awards specially described on Sections 5.1(C) and 5.1(N) of the Company Disclosure Schedule, grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former Service Provider, (C) materially amend any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a material Company Benefit Plan other than any such actions which are in the ordinary course of business, (D) terminate (other than for cause) the employment of or hire any employee with an annual base salary of $200,000 or more; or (E) materially amend any existing Contract with an independent contractor or establish, adopt or enter into any Contract with an independent contractor;

(O) announce, implement or effect any reduction in force, layoff, or other program resulting in the termination of employees of the Company or its Subsidiaries, in each case, that would trigger requirements pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local Law;

(P) other than as required by applicable Law, recognize any new union, works council or similar representative of labor as the representative or certified bargaining agent of any of the employees of the Company or its Subsidiaries, or establish, adopt, enter into or amend any Labor Contract;

(Q) make any change in the Company’s accounting policies, practices, principles, methods or procedures, other than as required by changes in GAAP or in Regulation S-X of the Exchange Act, or under applicable Law;

(R) except in connection with litigation related to or arising from the enforcement of a party’s rights under this Agreement against the other party, compromise, settle, release, waive or discharge, or agree, offer or propose to compromise, settle, release, waive or discharge, any Proceeding or threatened Proceeding (excluding any Proceeding or threatened Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries that results in a payment obligation (net of insurance proceeds) of the Company or any of its Subsidiaries in excess of $2,000,000 individually or $10,000,000 in the aggregate, or that imposes any material restrictions or limitations upon the assets, operations or business of the Company or any of its Subsidiaries or material equitable or injunctive remedies or the admission of any criminal wrongdoing;

(S) (i) make (except in the ordinary course of business), change or revoke any material Tax election, (ii) adopt or change any material Tax accounting method or change any annual Tax accounting period, (iii) settle or compromise any material Tax claim, audit, assessment or other Proceeding with respect to Taxes, (iv) file any material amended Tax Return, (v) surrender any right to claim a material refund of Taxes, (vi) agree or consent to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (other than extensions of time to file Tax Returns), (vii) enter into any closing agreement with a Governmental Entity with respect to material Taxes or (viii) except if undertaken in connection with transactions identified and subject to the parameters set forth on Section 5.1(D) of the Company Disclosure Schedule, take any action otherwise allowed under the exceptions set out in Section 5.1(D)(v), Section 5.1(E)(iii), Section 5.1(F), Section 5.1(G) or Section 5.1(H) with respect to the Retained Subsidiaries that materially increases the Tax liability of the Company and its Subsidiaries, taken as a whole;

(T) agree, resolve, authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give Parent or Merger Sub the right to control or direct the operations of the Company prior to the consummation of the Merger, and the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) use commercially reasonable efforts to provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon reasonable advance prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records, work papers and other documents (including existing financial and operating data relating to the Company and its Subsidiaries) thereof; (ii) allow Parent and Merger Sub to perform or cause to be performed a non-invasive Phase I environmental site assessment and limited compliance review with respect to the assets and operations of the Company (which, for the avoidance of doubt, shall not include any sampling or testing of any environmental media); and (iii) use commercially reasonable efforts to furnish as promptly as reasonably practicable such information that Parent and its Representatives may reasonably request in writing, including copies of such information; provided that any such access shall be conducted at Parent’s sole expense and the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company determines in good faith, after consulting with legal counsel, that doing so would be reasonably likely to: (A) result in the loss of attorney-client privilege, (B) breach, contravene or violate any Contract entered into prior to, and as in effect on, the date hereof to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has obligations to a third party, (C) breach, contravene or violate any applicable Law or Order or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger, a potential change of control of the Company or the sale process; provided, the Company shall use its commercially reasonable efforts to allow for substitute access or disclosure in a manner that does not result in a loss of attorney-client privilege or breach, contravene or violate such Contract or applicable Law or Order, as applicable. In furtherance and not in limitation of the foregoing, the Company agrees to provide updates to Parent with respect to certain matters referenced on, and in the manner set forth in, Section 5.2(a) of the Company Disclosure Schedule. Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding related to or arising from this Agreement or where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or where the Company determines in good faith, after consultation with legal counsel, that they are reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary in good faith, after consultation with legal counsel, reasonably designate any competitively sensitive material or any material subject to a pending Proceeding to be provided to Parent and Merger Sub under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless prior written consent is obtained in advance from the source of the materials or its legal counsel. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 will affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement or in any certificate delivered in accordance herewith, or operate as a non-compete obligation against Parent and its Subsidiaries.

(b) The Confidentiality Agreement, dated November 21, 2023 by and between the Company and Parent (as amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company and its Subsidiaries and their Representatives. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than certain members of the Company’s senior leadership team identified in advance by the Company), customers, suppliers, distributors of the Company and its Subsidiaries, or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, from and after the date hereof, the Company shall, shall cause its Subsidiaries and its and their directors and officers to, and shall use reasonable best efforts to cause any of its or their other Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Third Party and its Representatives that may be ongoing with respect to any Acquisition Proposal, and (y) request any Third Party who has previously executed a confidentiality agreement in connection with such Third Party’s consideration of a potential transaction contemplated by the definition of Acquisition Proposal to promptly return or destroy all confidential information concerning the Company and its Subsidiaries made available to such Third Party and, in that context, to request customary certifications of such destruction or return from such Third Parties as promptly as practicable. Except as expressly permitted by this Section 5.3, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall use reasonable best efforts to cause any of its or their other Representatives not to, directly or indirectly, (i) initiate, solicit, take any action to knowingly facilitate or knowingly encourage the submission of, any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any confidential or non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other confidential or non-public documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that the Company has knowledge is seeking to make, or has made, an Acquisition Proposal (provided that, the Company may (x) inform any such Third Party of the existence of the provisions contained in this Section 5.3 and (y) request factual clarifications from a Third Party making a bona fide written Acquisition Proposal that did not result from a violation of this Section 5.3 (including actions or omissions by Representatives that would be a violation of this Section 5.3 if done by the Company) for the purpose of the Company Board informing itself about such Acquisition Proposal and the Third Party making it), (iii) grant any waiver or release under, or otherwise fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (provided, that the Company Board may grant a waiver or release under any such standstill or similar agreement if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company), (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, or (v) enter into any agreement in principle, letter of intent, indication of interest, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(b) Except as expressly permitted by this Section 5.3, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act in accordance with Section 5.3(g), (iv) other than with respect to a tender or exchange offer described in clause (iii), following the date any Acquisition Proposal or any material modification thereto is publicly announced, fail to issue a press release reaffirming the Company Board Recommendation within the earlier of three (3) Business Days prior to the Company Meeting and ten (10) Business Days after a request by Parent to do so (it being understood that Parent may make such request only once for each public announcement), (v) fail to include the Company Board Recommendation in the Proxy Statement or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v) or (vi) of this sentence (to the extent related to the foregoing clauses (i) through (v) of this sentence), a “Change of Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a)(i) or (ii), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from a Third Party that did not result from a violation of this Section 5.3 (including actions or omissions by Representatives that would be a violation of this Section 5.3 if done by the Company), the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company, then the Company may (i) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and its Representatives pursuant to one or more Acceptable Confidentiality Agreements and (ii) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided that (y) prior to providing information or engaging in discussions or negotiations concerning an Acquisition Proposal, the Company shall notify Parent in writing of its intention to do so and (z) any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub or its Representatives prior to or substantially concurrently with such information being provided or made available to such Third Party.

(d) From and after the date hereof, the Company shall promptly notify Parent in the event that the Company or its Representatives receives any Acquisition Proposal or any indication, orally or in writing, that a Third Party is considering making an Acquisition Proposal (such notice in any event must be given within twenty-four (24) hours after any director or officer of the Company is made aware of any of the foregoing). Such notice shall identify the Third Party making such Acquisition Proposal or such indication and the Company shall provide to Parent a copy of such Acquisition Proposal or such indication (or, where no such copy is available, a reasonable description of such Acquisition Proposal or such indication). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal or indication and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all written documentation sent to or provided to the Company or any of its Subsidiaries, or written summaries of any material oral communications, that in either case sets forth the terms or conditions of any Acquisition Proposal, including any material amendment to the key terms or conditions of any such Acquisition Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company receives a bona fide written Acquisition Proposal from a Third Party that was made after the date hereof that did not result from a violation of this Section 5.3 (including actions or omissions by Representatives that would be a violation of this Section 5.3 if done by the Company), the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Board Recommendation with respect to such Superior Proposal and/or terminate this Agreement pursuant to Section 7.1(f), in either case subject to the requirements of this Section 5.3(e). Notwithstanding the foregoing, the Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless:

(i) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal;

(ii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside counsel that the Superior Proposal would continue to constitute a Superior Proposal even if such Proposed Changed Terms were to be given effect and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of the Company.

In the event of any amendment to the financial terms or other material terms of such Superior Proposal offered by the Third Party making such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be the longer of the remaining time of the prior Notice Period and two (2) Business Days with respect to any such revised Superior Proposal.

(f) Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (y) the Company Board determines that an Intervening Event has occurred and is continuing and (z) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not be entitled to effect a Change of Board Recommendation unless:

(i) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice of the Company’s intention to take such action, which notice shall advise Parent of the material information and facts relating to such Intervening Event, and state that the Company Board intends to make a Change of Board Recommendation, together with a reasonably detailed description of the reasons for making a Change of Board Recommendation;

(ii) (A) during such four (4) Business Day period the Company shall have, and shall have caused its Representatives to have, negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four (4) Business Day period, the Company Board shall have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Parent, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would continue to be inconsistent with its fiduciary duties to the stockholders of the Company (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification the reference to “four (4) Business Days” in Section 5.3(f)(i) shall be deemed to be “two (2) Business Days”).

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act so long as any action taken or statement made to so comply is consistent with this Section 5.3, or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company or violate applicable Law; provided that any such action taken, statement made or disclosure in clauses (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be a Change of Board Recommendation unless the Company Board expressly reaffirms the Company Board Recommendation in such statement or in connection with such action. Notwithstanding anything herein to the contrary, the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9(f) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (C) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (D) any combination of the foregoing (in each case other than the Merger).

(ii) “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, and that became known to the Company Board after the date hereof; provided, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (with references in the definition thereof to “twenty percent (20%) or more” being deemed to be replaced with references to “fifty percent (50%) or more”) that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing, financing and likelihood of consummation of such proposals), is more favorable from a financial point of view to the Company’s stockholders than the Merger.

5.4 SEC Filings; Other Actions

(a) As promptly as reasonably practicable (and in no event later than twenty (20) Business Days) after the execution of this Agreement, the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to have the Proxy Statement cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such initial filing. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel, including by participating with the Company or its counsel in any material discussions or meetings with the SEC. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b) The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable after the preliminary Proxy Statement has been filed with the SEC pursuant to Section 5.4(a) and either the SEC has indicated that it does not intend to review such Proxy Statement or the SEC has indicated that its review of such Proxy Statement has been completed and, accordingly, the SEC staff advises that it has no further comments to such Proxy Statement.

(c) The Company shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Meeting, to (i) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) for and, subject to the other provisions of this Agreement, as promptly as reasonably practical after the filing of the definitive Proxy Statement with the SEC, take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), which shall be scheduled for a date that is not later than thirty (30) Business Days following the date on which the definitive version of the Proxy Statement is first mailed to the Company’s stockholders. The Company shall not submit any proposals for approval at the Company Meeting without the prior written consent of Parent, other than the proposal to seek the Company Stockholder Approval, a “say-on-pay” proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, and a proposal to adjourn the Company Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt this Agreement at the Company Meeting. Subject to a Change of Board Recommendation in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement and use all reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (including by postponing or adjourning the Company Meeting to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary). Once the Company Meeting has been scheduled by the Company, the Company shall not adjourn, postpone, reschedule or recess the Company Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided that, the Company may, and shall at Parent’s request, postpone or adjourn the Company Meeting from time to time (i) if a quorum has not been established, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, (iii) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (iv) if required by applicable Law; provided, however, that the Company meeting shall not be postponed or adjourned as a result of clause (i) or clause (iii) above for a period of more than twenty (20) Business Days in the aggregate without the prior written consent of Parent. The Company agrees that, unless this Agreement is terminated pursuant to Section 7.1, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or Change of Board Recommendation. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Meeting (including interim results) as reasonably requested by Parent.

5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including using such reasonable best efforts in connection with (i) preparing and filing as promptly as practicable with any Governmental Entity or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other Third Party that are necessary, proper or advisable to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make or cause to be made (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days after the date hereof and (ii) any required or advisable filings under any Competition Laws of any non-U.S. jurisdictions or under any foreign investment Laws with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party hereto shall, subject to Section 5.5(d), (i) notify the other parties of any substantive communication to that party from any Governmental Entity, and, subject to applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity, (ii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Representatives, on the one hand, and such Governmental Entity, on the other hand, with respect to this Agreement and the Transactions, (iii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective Representatives on the one hand, and any Governmental Entity or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Any materials exchanged in connection with this Section 5.5 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.5 as “outside counsel only.”

(c) Without limiting this Section 5.5, but subject to the remainder of this Section 5.5(c), Parent and the Company shall take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including using their reasonable best efforts to lift or rescind any injunction or restraining order or other order of any Governmental Entity prohibiting the parties from consummating the Transactions in accordance with the terms of this Agreement, including reasonably pursuing administrative and judicial appeal up to the Outside Date; provided, however, that nothing in this Section 5.5 or anything else in this Agreement shall require Parent or any of its Subsidiaries to (and neither the Company nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Parent’s prior written consent): (i) (A) sell, divest or discontinue any portion of the assets, liabilities, activities, businesses or operations of Parent or its Subsidiaries or the Company or its Subsidiaries, or (B) accept any other remedy with respect to any assets, liabilities, activities, businesses or operations of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, if in the case of clauses (A) and (B), the cumulative effect of any such divestitures and remedies would adversely impact projected EBITDA for the first year after Closing from Parent’s or any of its Subsidiaries’ (including at or after the Closing, the Company’s and any of its Retained Subsidiaries’) operations as set forth in Section 5.5(c) of the Company Disclosure Schedule by more than $25,000,000 annually; or (ii) require Parent or any of its Subsidiaries (including at or after the Closing, the Company and any of its Retained Subsidiaries) to provide prior notice to, or to obtain prior approval from any Governmental Entity unless such requirement to provide prior notice to, or to obtain prior approval from, any Governmental Entity would be immaterial to Parent and its Subsidiaries (including, at or after the Closing, the Company and its Retained Subsidiaries), taken as a whole (any of the actions described in the preceding clauses (i) and (ii), a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as, in the case of actions described in clause (i) of the definition of Burdensome Condition, such action is conditioned upon the occurrence of the Closing.

(d) Parent shall, upon consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense of this Agreement and the Transactions before any Governmental Entity and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities, in each case, with respect to (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity. The parties hereto acknowledge and agree that the obligations of Parent hereunder shall not include any requirement of Parent to defend any proceeding challenging this Agreement or the consummation of the Transactions beyond the applicable Outside Date.

(e) Neither Parent nor Merger Sub shall acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person (or portion thereof) who operates in the Medical Waste Disposal industry, or otherwise acquire or agree to acquire any assets that are used in the Medical Waste Disposal industry, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Merger, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) delay or prevent the consummation of the Merger.

5.6 Certain Notices and Acknowledgements. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market) in connection with the Transactions (other than such communications contemplated in Section 5.5, which shall be governed by such Section); (c) any Proceedings are commenced or, to such party’s knowledge (or, in the case of the Company or its Subsidiaries, to the Knowledge of the Company), threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the Transactions; or (d) such party becoming aware of any fact, event or circumstance, that could reasonably be expected to cause any condition to the Merger set forth in Article 6 not to be satisfied on or prior to the Outside Date. The delivery of any such notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice and any failure to deliver such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any termination set forth in Article 7. Parent acknowledges and agrees, and shall cause any successor in interest thereto to acknowledge and agree, (i) to be bound by, and continue to comply with, the obligations described in the DPA applicable to the Company and its Subsidiaries and any acquiror or successor thereof, including pursuant to paragraph 23 of the DPA and (ii) that the DOJ’s ability to determine a breach under the DPA is applicable and is in full force and effect.

5.7 Public Announcements. The initial press release issued by Parent and the Company with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, so long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release, make any public statement or have any communication with the press (whether or not for attribution) with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and shall give due consideration to all reasonable comments suggested thereto. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.

5.8 Employee Benefit Matters

(a) During the period commencing at the Closing Date and ending on the date that is twelve (12) months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the

Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who as of the Closing, continue their employment with Parent, the Surviving Corporation or any Subsidiaries or affiliates thereof (each a “Continuing Employee”), during any period of such Continuing Employee’s employment with the Surviving Corporation following the Closing, (i) annual base salary or hourly wage rate, as applicable, that is not less than such annual base salary or hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual and quarterly cash bonus and incentive commission opportunity that is not less than the target annual and quarterly cash bonus and incentive commission opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities that are no less favorable than the long-term incentive compensation opportunities provided to such Continuing Employees immediately prior to the Effective Time, and (iv) other benefits that are no less favorable, in the aggregate, than such other benefits provided to similarly situated employees of Parent.

(b) The Company, or one of its affiliates shall pay each Service Provider who is eligible as of immediately prior to the Effective Time for a bonus under the annual incentive bonus program applicable to such Service Provider (the “Annual Bonus Program”), a pro-rated bonus for the calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the applicable plan in good faith by the Company Board (or the Compensation Committee of the Company Board) based on the greater of target and actual performance levels as of the Effective Time (or a date reasonably proximate thereto), and measured on a pro-rated basis as determined by the Company Board (or the Compensation Committee of the Company Board). Following the Closing Date, Continuing Employees shall be eligible for a pro-rata bonus for the remainder of the calendar year in which the Closing Date occurs under an annual incentive bonus program no less favorable than the Annual Bonus Program, subject to the terms and conditions of such annual incentive bonus program and any compensation guarantees set forth in Section 5.8(a) above. The Company and Parent shall use commercially reasonable efforts to agree upon a mechanism for communicating the bonus amounts that shall be paid pursuant to this Section 5.8(b) and the timing of such payments.

(c) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue until all obligations thereunder have been satisfied, all of the Company’s employment and retention plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto. In addition, without limiting the generality of Section 5.8(a), from and after the Effective Time and during the period ending on the date that is twelve (12) months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to provide severance or termination benefits for each Continuing Employee equal to the greater of (i) the Company’s severance and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto or (ii) Parent’s applicable severance, retention and termination plans, policies, programs, agreements and arrangements for similarly situated employees of Parent.

(d) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving

Corporation; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(f) Parent acknowledges and agrees that the consummation of the Closing shall constitute a change in control (or term of similar import) of the Company for purposes of the Company Benefit Plans and any awards thereunder. Without limiting the generality of the foregoing, Parent shall, and shall cause the Company and its Subsidiaries to, honor the Company’s retention program providing for retention payments to certain individuals set forth on Section 5.8(f) of the Company Disclosure Schedule in connection with the provision of services relating to the Merger to such individuals and on the terms as set forth on Section 5.8(f) of the Company Disclosure Schedule (the “Retention Program”). Following the Effective Time, Parent, the Surviving Corporation or one of the Parent Subsidiaries shall pay or cause to be paid such retention payments pursuant to the terms of the Retention Program.

(g) If requested by Parent in writing at least thirty (30) days prior to the Effective Time, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”), (ii) fully vest each employee in their account balance in such Company 401(k) Plan, and (iii) make or cause to be made to the Company 401(k) Plan, all employer contributions that would have been made on behalf of the employees had the transaction contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Company shall provide Parent with unexecuted resolutions of its or, as applicable, its Subsidiary’s board of directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with applicable Law for Parent’s review and comment, and shall provide Parent with duly executed versions of such documentation no later than the ERISA Effective Date. The Company shall also use commercially reasonable efforts to take and/or cause its Subsidiaries to take such other actions in furtherance of the termination of each Company 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Company 401(k) Plan following the ERISA Effective Date. If the Company 401(k) Plan is terminated pursuant to this Section 5.8(g), then on the Closing Date (such that there is no gap in 401(k) plan participation), Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the ERISA Effective Date to participate in Parent’s 401(k) plan immediately as of the Closing Date and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) Plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(h) Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a Labor Contract, Parent’s obligations under this Section 5.8 shall be in addition to, and not in contravention of, any obligations under the applicable Labor Contract or applicable Law. Prior to the Closing Date, if and to the extent required by applicable Law, the Company shall provide notice of the transactions contemplated by this Agreement to the unions identified in Section 3.12(b) of the Company Disclosure Schedule, and shall comply with the terms of the respective Labor Contracts and all applicable Laws in connection therewith. At all times following the Closing Date, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, comply with the terms and conditions of all applicable Labor Contracts, as may be amended from time to time.

(i) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9 Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement (each, an “Indemnification Agreement”), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as of the date of this Agreement or in any Indemnification Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of the Company or its Subsidiaries; provided that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively,

“D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided further that the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the Company in respect of the D&O Insurance (which amount is set forth in Section 5.9(c) of the Company Disclosure Schedule).

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement. Parent shall take all action necessary to cause Merger Sub to perform its covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth herein. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

5.11 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transactions, then the Company and the Company Board shall use reasonable best efforts to take all action reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

5.12 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.14 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and the Surviving Corporation shall cause the Company’s securities to be de-listed from the NASDAQ and deregistered under the Exchange Act as promptly as practicable following the Effective Time.

5.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred by the parties hereto in connection with the Merger shall be borne by Parent. The parties hereto shall cooperate in good faith in the filing of any Tax Returns with respect to any such Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Taxes.

5.16 FIRPTA Certificate. The Company shall deliver to Parent at Closing (a) a duly executed certification of the Company, prepared in accordance with Treasury Regulations Sections 1.897-2(g) and (h) and 1.1445-2(c), dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, and (b) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). The Company hereby authorizes Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing.

5.17 Actions with Respect to Existing Change of Control Notes.

(a) Reasonably promptly after the receipt of any written request by Parent to do so, the Company shall use commercially reasonable efforts to, or to cause the issuer of the Existing Change of Control Notes to, take the following actions on such terms and conditions that are consistent with the requirements of the Existing Change of Control Notes: (i) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Existing Change of Control Notes (the “Debt Tender Offer”), (ii) commence one or more consent solicitations to amend the Indenture to remove the significant negative covenants and default provisions therefrom with respect to the Existing Change of Control Notes, (iii) commence one or more Change of Control Offers (as defined in the Indenture) for the Existing Change of Control Notes such that the requirements to make a Change of Control Offer under the Indenture with respect to the Existing Change of Control Notes shall have been satisfied and (iv) on or after the Closing Date, purchase each Existing Change of Control Note validly tendered pursuant to the Debt Tender Offer and validly tendered and not withdrawn pursuant to the Change of Control Offer (the transactions described in clauses (i) through (iv) above, the “Change of Control Refinancing”), and Parent shall assist the Company in connection with any Change of Control Refinancing.

(b) Notwithstanding the foregoing, (x) the closing of any Change of Control Refinancing shall be conditioned on the occurrence of the Closing and funded by amounts provided by Parent or one of its Subsidiaries and the Company and its Subsidiaries shall not be required to issue redemption notices, offers to purchase or exchange, consent solicitations or similar notices or offers that are not conditioned on the effectiveness of the Closing, and (y) the Company and its Subsidiaries shall not be required to take any action in violation of applicable Law or the Indenture in connection with any Change of Control Refinancing. The Company shall provide, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Change of Control Refinancing. If at any time prior to the completion of the Change of Control Refinancing any information in such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Change of Control Notes.

(c) Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Existing Change of Control Notes and all SEC filings) in connection with any Change of Control Refinancing. Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company. Parent shall give reasonable and good faith consideration to reflecting any comments raised by the Company and its counsel.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of- pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.17 and the fees and expenses of any deal managers, information agent, depository or other agent retained in connection with any Change of Control Refinancing shall be paid directly by the Parent. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them or any type in connection with any Change of Control Refinancing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3, as it applies to the Company’s obligations under this Section 5.17, shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations in any material respect under this Section 5.17, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such failure and the Company does not cure such breach and (iii) the Company does not cure such failure.

5.18 Financing Cooperation.

(a) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall cooperate in good faith and use commercially reasonable efforts, including by providing any readily available financial information, to assist Parent in connection with its Debt Financing in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement.

Notwithstanding the foregoing, prior to the Closing Date, neither the Company nor any of its Subsidiaries:

(A) shall be required to approve, execute or deliver any documentation related to the Debt Financing, in each case, is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its affiliates upon the termination of this Agreement;

(B) shall be required to incur any liability or obligation (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or pay any commitment or other fee in connection with the Debt Financing prior to the Closing;

(C) shall be obligated to provide any financial (or other) information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the existing indebtedness of the Company, or (3) cannot be produced or provided without unreasonable cost or expense;

(D) shall be required to take any action other than at Parent’s request and with reasonable prior notice;

(E) shall be required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material Contract or Law to which it or its property is bound;

(F) shall be required to take any action that could subject any director, manager, officer or employee of the Company to any actual or potential personal liability;

(G) shall be required to provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to and binding upon, the Company or any of its Subsidiaries;

(H) shall be required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 6 to fail to be satisfied or otherwise cause any breach of this Agreement; and

(I) shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing.

(b) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective affiliates and Representatives from and against any and all losses, liabilities, claims, damages, reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.18 and any information utilized in connection therewith (other than to the extent such loss, liability, claim, damage, cost or expense arises from the bad faith, gross negligence or willful misconduct of the Company, its Subsidiaries, any of their respective affiliates or any of their respective Representatives).

(c) Parent shall, promptly upon written request of the Company, reimburse the Company, its Subsidiaries or their affiliates, as the case may be, for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or their respective affiliates in connection with the cooperation required by this Section 5.18.

(d) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.3, as it applies to the Company’s obligations under this Section 5.18, shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations in any material respect under this Section 5.18, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such failure and (iii) the Company does not cure such failure and such failure is the primary cause of Parent’s failure to receive the proceeds of the Debt Financing.

(e) The Company shall use commercially reasonable efforts to (a) deliver to Parent at least three (3) Business Days prior to the Closing Date customary payoff letters from the administrative agent or other applicable parties under the indebtedness set forth in Section 5.18 of the Company Disclosure Schedule and make arrangements for such administrative agent or other applicable parties to deliver, subject to the receipt of the applicable payoff amounts, releases of all related Liens to Parent and termination of all related guarantees at, and subject to the occurrence of, the Closing and (b) if requested by Parent, facilitate Parent’s or Merger Sub’s repayment of such indebtedness substantially concurrently with the Closing (including by executing any such payoff letters or related documents regarding the release of Liens or termination of guarantees).

(f) Parent acknowledges and agrees that obtaining the Debt Financing is not a condition to its obligations under this Agreement. If the Debt Financing has not been obtained, Parent shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

5.19 Updated Schedule and Information. On or prior to July 2, 2024, the Company will provide Parent with (a) an updated Section 3.16(a)(i) of the Company Disclosure Schedule solely to add a complete and correct list, as of such date, of Contracts that (or, together with additional related Contracts with the same Person or its affiliates) (i) are expected to involve the payment of amounts by the Company or any of its Subsidiaries in North America of more than $5,000,000 but less than $10,000,000 in the aggregate for fiscal year 2024, (ii) are expected to involve the receipt of amounts by the Company or any of its Subsidiaries of more than $5,000,000 but less than $10,000,000 in the aggregate for fiscal year 2024 and (iii) are customer Contracts that provide for a duration (as of signing) of more than five years and (b) a then current Contractor Schedule; provided, however, that for purposes of satisfying the conditions set forth in Section 6.3, the truth and accuracy of the information provided pursuant to the foregoing clauses (a) and (b) shall be relevant solely for purposes of Section 6.3(a)(iv) (and not for purposes of Section 6.3(b)).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the Competition Laws and foreign investment Laws set forth on Section 6.1(b) of the Company Disclosure Schedule with respect to the Transactions (together, with the HSR Act, “Specified Law”) shall have been obtained (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated) and shall remain in full force and effect.

(c) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity of competent jurisdiction and no applicable Law shall have been enacted to prohibit or make illegal the consummation of the Merger, in each case, other than an Immaterial Order or Law.

6.2 Conditions to Obligations of the Company under this Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub under this Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of the Company (i) contained in the first two sentences of Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4(a)(i) (No Conflict), Section 3.21 (Opinion of Financial Advisor) and Section 3.22 (Broker’s Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); (ii) contained in Section 3.2(a) (Capitalization) shall be true and correct (except for de minimis inaccuracies) in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (iii) contained in Section 3.6(b) shall be true and correct in all respects at and as of the date of the Agreement and at and as of the Closing Date; and (iv) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except in the case of this clause (iv) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By either the Company or Parent, if at any time prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued an Order or enacted a Law (in each case, other than an Immaterial Order or Law) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such Order or other action shall have become final and non-appealable; provided that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(c) if there has been any material breach by such party of its covenants contained in this Agreement, and such breach has primarily caused or resulted in the imposition of such Order or Law;

(d) By either the Company or Parent if the Effective Time shall not have occurred on or before June 3, 2025 (the “Initial Outside Date”); provided that in the event that at the Initial Outside Date, all of the conditions in Article 6 other than Section 6.1(b) or Section 6.1(c) (solely with respect to Orders related to the HSR Act or any other Specified Law) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable, then the Outside Date shall automatically be extended to December 3, 2025 (the “First Extended Outside Date”); provided, further, that in the event that at the First Extended Outside Date, all of the conditions in Article 6 other than Section 6.1(b) or Section 6.1(c) (solely with respect to Orders related to the HSR Act or any other Specified Law) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable, then Parent shall have the right, but not the obligation, to extend the Outside Date to up to June 3, 2026 by written notice to the Company delivered no later than the First Extended Outside Date (the “Final Extended Outside Date”); provided, further, neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Initial Outside Date or the Extended Outside Date, as the case may be;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation as required by and in accordance with Section 5.3(e)(i) or Section 5.3(f)(i) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e));

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with Section 5.3; provided that the Company shall prior to or concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.3(a);

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or, if curable by the Outside Date, such breach shall not have been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after receipt by the Company of written notice of such breach; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the applicable Outside Date or, if curable by the Outside Date, such breach shall not have been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after receipt by Parent of written notice of such breach; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Section 5.2(b), Section 7.2, Section 7.3, and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub, or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to the second sentence of Section 5.2(b), Section 7.2, Section 7.3, and Article 8; provided that, subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of fraud or Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3 Termination Fees.

(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means one hundred and seventy five million dollars ($175,000,000).

(b) The parties hereto agree that if (i) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) (and as of such termination, the Company Stockholder Approval shall not have been obtained) or Section 7.1(g), (ii) after the date hereof and prior to such termination, an Acquisition Proposal has been publicly announced or otherwise been communicated to the Company Board and (iii) the Company enters into a definitive agreement with respect to, or recommended to its stockholders, an Acquisition Proposal or an Acquisition Proposal shall have been consummated in any event within twelve (12) months after such termination, then the Company shall pay the Company Termination Fee to Parent, substantially concurrently with the occurrence of the applicable event described in clause (iii). For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “20%” shall be deemed to be references to “50%”.

(c) The parties hereto agree that if this Agreement is terminated by Parent or the Company pursuant to (i) Section 7.1(c) and the applicable Order or Law giving rise to such termination right is issued under or pursuant to any Specified Law or (ii) Section 7.1(d) and, in either case of clause (i) or (ii), on the date of termination the only conditions to closing set forth in Section 6.1 or Section 6.2 that have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing which conditions would be capable of being satisfied at the Closing if the Closing Date were on the date of termination) are the conditions set forth in Section 6.1(b) or Section 6.1(c) (but only if the applicable Order or Law causing such condition not to be satisfied is issued under or pursuant to any Specified Law), then Parent shall pay two hundred and sixty two million five hundred thousand dollars ($262,500,000) (the “Parent Termination Fee”) to the Company at or prior to the time of termination in the case of a termination by Parent, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by the Company; provided, however, that Parent shall not be required to pay the Parent Termination Fee to the Company if there has been a material breach by the Company of its covenants contained in this Agreement and such breach has primarily caused or resulted in (x) the applicable Order or Law giving rise to such termination pursuant to Section 7.1(c) or (y) the failure of the conditions in Section 6.1(b) or Section 6.1(c), as applicable, to have been satisfied.

(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(e) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amount due pursuant to this Section 7.3, and the other party commences a Proceeding that results in a judgment against the failing party for the amount set forth in this Section 7.3 or a portion thereof, the failing party shall pay to the other party all fees, costs and expenses of enforcement (including attorney’s fees as well as expenses incurred in connection with any such action), together with interest on the amount of any unpaid fee, cost or expense at the prime rate as published in The Wall Street Journal plus five (5%) percent from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

(f) The parties agree that (i) the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates for any loss suffered as a result of the failure of the Merger to be consummated and none of Parent, Merger Sub and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates (each, a “Parent Related Party” and collectively, the “Parent Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the transactions contemplated by this Agreement; provided, however, that, subject to Section 7.3(g), this Section 7.3(f)(i) shall not relieve the Parent or Merger Sub of any liability or damages to the Company as a result of actual fraud with respect to the representations and warranties set forth in this Agreement or a Willful and Material Breach of any covenant, agreement or obligation set forth in this Agreement (in which case only Parent and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach); and (ii) the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates for any loss suffered as a result of the failure of the Merger to be consummated and upon payment of such amount, none of the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or affiliates (each, a “Company Related Party” and collectively, the “Company Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the transactions contemplated by this Agreement; provided, however, that, subject to Section 7.3(g), this Section 7.3(f)(ii) shall not relieve the Company of any liability or damages to Parent or Merger Sub as a result of actual fraud with respect to the representations and warranties set forth in this Agreement or a Willful and Material Breach of any covenant, agreement or obligation set forth in this Agreement (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach).

(g) Notwithstanding anything herein to the contrary, (i) in circumstances where the Company Termination Fee is paid in accordance with Section 7.3(a) or Section 7.3(b) (except, in the case of Section 7.3(b), where this Agreement was terminated pursuant to Section 7.1(g)), Parent’s receipt of the Company Termination Fee from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of the Company Related Parties for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) in circumstances where the Parent Termination Fee is paid in accordance with Section 7.3(c), the Company’s receipt of the Parent Termination Fee from or on behalf of Parent shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent and its Subsidiaries and any of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4 Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that, after receipt of the Company Stockholder Approval, no amendment may be made which, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the each of the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by the other with any of the agreements or covenants contained herein; provided that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties (a) which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein and (b) set forth in this Article 8.

8.2 Fees and Expenses. Subject to Section 7.2 and Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, all filing fees required under the HSR Act and other applicable Competition Laws with respect to the transactions contemplated by this Agreement shall be paid in their entirety by Parent.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth (5th) Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Waste Management, Inc.
800 Capitol Street, Suite 3000
Houston, TX 77002
Attention:	Charles C. Boettcher
Email:	[***]

with a copy to (for information purposes only):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention:	Stephen M. Gill
Douglas E. McWilliams
Email:	sgill@velaw.com
dmcwilliams@velaw.com

If to the Company, addressed to it at:

Stericycle, Inc.
2355 Waukegan Road
Bannockburn, IL 60015
Attention:	Kurt M. Rogers
Email:	[***]

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, IL 60611
Attention:	Bradley C. Faris
Max Schleusener
Email:	bradley.faris@lw.com
max.schleusener@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (b) does not prohibit compliance by the Company, as applicable, with any of the provisions of Section 5.3.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Applicable Date” means January 1, 2022.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, which is used in the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent (and only to the extent) such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its affiliates, (e) the announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); provided that this clause (e) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby, (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred) or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that, subject to the other exceptions set forth herein, the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Owned Intellectual Property” means Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Commitment Letter” means the commitment letter, if any, by and among the lenders party thereto (and any lenders who become party thereto by joinder in accordance with the terms thereof) and Parent, as may be amended, supplemented, replaced, extended or otherwise modified from time to time after the date of this Agreement.

“Debt Financing” means the debt financing described in the Debt Commitment Letter.

“DOJ” means the United States Department of Justice, Criminal Division, Fraud Section.

“DPA” means that certain Deferred Prosecution Agreement, entered on April 18, 2022, by the United States District Court for the Southern District of Florida (Case No. 22-CR-20156).

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims related to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons (to the extent it relates to exposures to Hazardous Materials).

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Award Exchange Ratio” means the quotient obtained by dividing the (a) Merger Consideration by (b) an amount equal to the average of the closing sale prices of a share of Parent common stock as reported on NYSE for each of the five (5) consecutive trading days ending with the complete trading day immediately before (and excluding) the Closing Date.

“Equity Interest” means (a) any share, capital stock, partnership, limited liability company, member or similar equity or voting interest in any Person, (b) any option, warrant, call, subscription, commitment, Contract or other right to acquire from such Person, or other obligation of such Person to issue, any share, capital stock, partnership, limited liability company, member or similar equity or voting interest in such Person, (c) any security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity or voting interest, and (d) any restricted share, restricted stock unit, stock appreciation right, performance unit, contingent value right, “phantom” stock or similar security (i.e., any share, capital stock, partnership, limited liability company, member or similar equity or voting interest in any Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Change of Control Notes” means the Company’s 3.875% senior notes due 2029 which were issued pursuant to the Indenture.

“Existing Credit Agreement” means that certain Credit Agreement dated September 30, 2021, by and among the Company, certain subsidiaries of the company from time to time party thereto as guarantors, Bank of America, N.A., as administrative agent, swing line lender, a lender and a letter of credit issuer and the other lenders party thereto, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financing Related Parties” means any former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, affiliates, successors or assigns of the Financing Sources.

“Financing Source” means each lender under the Debt Commitment Letter (including any replacement Debt Commitment Letter) and any agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with, any Debt Financing, and any affiliates and Representatives of any such Person.

“Franchise Agreement” means any Contract to which any the Company or any of its Subsidiaries is a party or by which any of the Company or its Subsidiaries or their respective properties are bound and that grants or purports to grant any person the right to develop or operate a business under any brand (including “Shred-it”) within one or more countries, states, provinces or other geographic areas, or any specific location, together with all amendments and agreements related thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means any officer or employee of any Governmental Entity acting in an official capacity for or on behalf of such Governmental Entity.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, in each case, that is regulated under any Environmental Law, including (i) petroleum and petroleum products, including crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof, (iii) polychlorinated biphenyls, (iv) asbestos or asbestos-containing materials, (v) radioactive materials and (vi) per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Immaterial Order or Law” means any Order or Law that is and will be, if the Transactions are consummated, immaterial to Parent and its Subsidiaries (including from and after the Closing, the Company and its Subsidiaries), taken as a whole; provided that in no event shall approval under the HSR Act or as set forth in Section 5.5(b) of the Company Disclosure Schedule be deemed to be an Immaterial Order or Law.

“Indenture” means that certain Indenture, dated as of November 24, 2020, between Stericycle, Inc., the guarantors from time to time party thereto and U.S. Bank National Association.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws.

“Information Privacy Requirements” means, as applicable to the Company, the Company’s Subsidiaries, or the Parent or the Merger Sub, as the case may be (i) any Information Privacy Laws, (ii) binding industry regulations (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)), (iii) the Company, the Company’s Subsidiaries, or the Parent or the Merger Sub’s own published rules, policies, and procedures, and (iv) contracts into which the Company, the Company’s Subsidiaries, or the Parent or the Merger Sub have entered or by which they are otherwise bound.

“Intellectual Property” means all intellectual property rights or similar proprietary rights recognized under the Laws of any jurisdiction throughout the world, including all: (a) patents and patent applications (including divisions, continuations, continuations in part, provisionals, and renewal applications), and any renewals, reexaminations, substitutions, extensions or reissues thereof; (b) trademarks, service marks, trade dress, trade names, and Internet domain names, other indications of origin, all applications and registrations in connection therewith and the goodwill associated with any of the foregoing; (c) all copyrights and other intellectual property rights in works of authorship and all applications and registrations in connection therewith; (d) intellectual property rights in computer software (including source code, object code, firmware, and operating systems); and (e) all trade secrets, and other intellectual property rights in confidential information, know-how, inventions, improvements, specifications, algorithms, designs, data and databases.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule (the Company’s “knowledge parties”); and (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the individuals listed in Section 8.4(a) of the Parent Disclosure Schedule.

“Law” means any national, provincial, state, municipal and local laws, statutes, ordinances, rules, regulations of any Governmental Entity or any Orders, in each case, having the force of law.

“Lien” means with respect to any property, Equity Interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, adverse right, restriction on transfer or assignment, covenant or option of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by applicable Law, Contract or otherwise) capable of becoming any of the foregoing, in respect of such property, Equity Interest or asset.

“Medical Waste Disposal” means disposal or treatment of (i) biohazardous, biomedical, infectious or regulated medical waste as defined under federal, state or local law; (ii) waste known or reasonably expected to contain a pathogen; (iii) a waste or reusable material derived from the medical treatment of an animal or human, which includes diagnosis and immunization, or from biomedical research, which includes the production and testing of biological products; (iv) containerized sharps waste or (v) non-hazardous pharmaceutical waste.

“NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Open Source Software” means any software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or (b) any license to software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“ordinary course of business” means any action taken by the Company or any of its Subsidiaries in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice.

“Outside Date” means the Initial Outside Date, the First Extended Outside Date or the Final Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and that are adequately reserved for in the applicable financial statements of the Company in accordance with GAAP, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable and that do not, individually or in the aggregate, materially impair or interfere with the use of the assets or otherwise materially impair business operations as presently conducted, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (d) (i) matters of records that do not secure indebtedness otherwise prohibited hereunder and that do not materially impair or interfere with from the use of the Company Real Property to which they relate as presently used, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances or similar Liens that do not materially detract from the use of the Company Real Property to which they relate, (e) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue, (f) Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to deposit accounts or securities accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the ordinary course of business, (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the ordinary course of business, (h) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (i) Liens pursuant to the Existing Credit Agreement and (j) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or form of business or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Proceedings” means all actions, suits, claims, litigation or proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, migrating, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.

“Retained Subsidiary” means a Subsidiary of the Company that is not the subject of any Contract that provides for such Subsidiary to be sold to any Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any Person of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such Person, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated tax filing or declaration filed or required to be filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any taxes (including assessments, fees, levies and other governmental charges in the nature of a tax) imposed by any Governmental Entity, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise, real or personal property, alternative or add-on minimum or estimated taxes, together with any interest, penalty or addition thereto.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates and Representatives.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful and Material Breach” means with respect to any material breach of a covenant or other agreement, that the breaching party intentionally took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2021 Plan”	Section 3.2(a)

“2024 Capital Expenditure Budget”	Section 5.1(L)

“Acquisition Proposal”	Section 5.3(h)(i)

“Agreement”	Preamble

“Annual Bonus Program”	Section 5.8(b)

“Anticorruption Laws”	Section 3.9(c)

“Assumed Restricted Stock Unit Award”	Section 2.4(b)

“Book-Entry Shares”	Section 2.2(b)(ii)

“Burdensome Condition”	Section 5.5(c)

“Business Data”	Section 3.17(g)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(a)

“Change of Control Refinancing”	Section 5.17(a)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company 401(k) Plan”	Section 5.8(g)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Disclosure Schedule”	Article 3

“Company Equity Plans”	Section 3.2(a)

“Company ESPP”	Section 2.4(e)

“Company Lease Agreement”	Section 3.16(a)(iv)

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(b)

“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.14(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Real Property”	Section 3.14(c)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Related Party”	Section 7.3(f)

“Company RSU”	Section 2.4(a)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Stockholder Approval”	Section 3.3(c)

“Company Termination Fee”	Section 7.3

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.8(a)

“D&O Insurance”	Section 5.9(c)

“Debt Tender Offer”	Section 5.17(a)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.2

“ERISA Effective Date”	Section 5.8(g)

“Extended Outside Date”	Section 7.1(d)

“Final Exercise Date”	Section 2.4(e)

“Final Offering Periods”	Section 2.4(e)

“Foreign Benefit Plan”	Section 3.11(c)

“Indemnification Agreement”	Section 5.9(a)

“Indemnitee”	Section 5.9(a)

“Initial Outside Date”	Section 7.1(d)

“Intervening Event”	Section 5.3(h)(ii)

“IOC Exceptions”	Section 5.1

“IT Systems”	Section 3.17(f)

“Labor Contract”	Section 3.12(a)

“Malicious Code”	Section 3.17(f)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Money Laundering Laws”	Section 3.9(g)

“Multiemployer Plan”	Section 3.11(e)

“Non-Continuing Employee”	Section 2.4(b)

“Notice Period”	Section 5.3(e)(i)

“OFAC”	Section 3.9(f)

“Parent”	Preamble

“Parent Board”	Recitals

“Parent Disclosure Schedule”	Article 4

“Parent Related Party”	Section 7.3

“Parent Subsidiary”	Section 4.3(a)

“Parent Termination Fee”	Section 7.3

“Paying Agent”	Section 2.2(a)

“Permits”	Section 3.10

“Proposed Changed Terms”	Section 5.3(e)(iii)

“Retention Program”	Section 5.8(f)

“Sanctions”	Section 3.9(f)

“Service Provider”	Section 3.11(a)

“Shares”	Recitals

“Specified Law”	Section 6.1(b)

“Superior Proposal”	Section 5.3(h)(iii)

“Surviving Corporation”	Section 1.1(a)

“Transactions”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. Exhibits and Schedules annexed hereto or referred to hereby, including Exhibit A and Exhibit B hereto, are “facts ascertainable” as such term is used in Section 251(b) of the DGCL and, except as otherwise expressly provided herein, are not a part of this Agreement.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time and, after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.9 (with respect to which the Indemnitees shall be third party beneficiaries), (b) as set forth in or contemplated by the terms and provisions of Section 7.3(f) and Section 7.3(g) (with respect to Company Related Parties and Parent Related Parties), (c) from and after the Effective Time, the rights of holders of Shares, Company Options and Company RSUs to receive the consideration set forth in this Agreement, (d) as set forth in or contemplated by the terms and provisions of Section 8.15 with respect to the Financing Sources and the Financing Related Parties (who shall be entitled to enforce such provision directly), or (e) prior to the Effective Time, for the right of the Company, on its own behalf and on behalf of the holders of Shares, Company Options and Company RSUs, to pursue damages in accordance with this Agreement (which may include, among other things, and the benefit of the bargain lost by such holders) in the event of a Willful and Material Breach hereof by Parent or Merger Sub of this Agreement, it being agreed that in no event shall any such holder be deemed to be a third party beneficiary of this Agreement or otherwise be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any breach, but rather the Company shall have the sole and exclusive right, to the fullest extent permitted by Law, to do so as agent for such holders.

8.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement, unless the context requires otherwise. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one (1) Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, any Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF, .tif, .jpg or similar format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

8.15 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and, to the extent permitted by Law, each of its controlled affiliates and Representatives acting on its behalf hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source or any Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its controlled affiliates or Representatives acting on its behalf to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company in any such proceeding shall be effective if notice is given in accordance with Section 8.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Financing Sources and the Financing Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources or Financing Related Parties will have any liability to the Company or any of its controlled affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Sources and Financing Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.15, and that such provisions shall not be amended in any way adverse to the Financing Sources or the Financing Related Parties without the prior written consent of the Financing Sources party to the Debt Commitment Letter. Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the obligations of any Financing Source or Financing Related Party to Parent under the Debt Commitment Letter or the rights of Parent against the Financing Sources and Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

WASTE MANAGEMENT, INC.

By:	/s/ Charles C. Boettcher
Name:	Charles C. Boettcher
Title:	Executive Vice President, Corporate Development and Chief Legal Officer

Merger Sub:

STAG MERGER SUB INC.

By:	/s/ Mark A. Lockett
Name:	Mark A. Lockett
Title:	President

[Signature Page to Agreement and Plan of Merger]

The Company:

STERICYCLE, INC.

By:	/s/ Cindy J. Miller
Name:	Cindy J. Miller
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

CERTIFICATE OF INCORPORATION

OF SURVIVING CORPORATION

EXHIBIT B

FORM OF BYLAWS

OF SURVIVING CORPORATION

Appendix B

Section 262 of the General Corporation Law of the State of Delaware—Appraisal Rights

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Appendix C

Opinion of BofA Securities, Inc.

June 2, 2024

The Board of Directors

Stericycle, Inc.

2355 Waukegan Road

Bannockburn, IL 60015

Members of the Board of Directors:

We understand that Stericycle, Inc. (“Stericycle”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among Waste Management, Inc. (“Waste Management”), Stag Merger Sub, Inc., an indirect wholly owned subsidiary of Waste Management (“Merger Sub”) and Stericycle, pursuant to which, among other things, Merger Sub will merge with and into Stericycle (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Stericycle (“Stericycle Common Stock”), other than (i) shares of Stericycle Common Stock directly held by Stericycle (including shares held as treasury stock), Waste Management, or any of their respective subsidiaries (collectively “Excluded Shares”), or (ii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $62.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Stericycle Common Stock (other than holders of Excluded Shares and Dissenting Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Stericycle;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Stericycle furnished to or discussed with us by the management of Stericycle, including certain financial forecasts relating to Stericycle prepared by the management of Stericycle (such forecasts, “Stericycle Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Stericycle with members of senior management of Stericycle;

(iv)	reviewed the trading history for the Stericycle Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Stericycle with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)

considered the results of our efforts on behalf of Stericycle to solicit, at the direction of Stericycle, indications of interest from third parties with respect to a possible acquisition of Stericycle;

The Board of Directors

Stericycle, Inc.

(viii)	reviewed an execution version, provided to us on June 2, 2024 of the Agreement; and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Stericycle that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Stericycle Forecasts, we have been advised by Stericycle, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Stericycle as to the future financial performance of Stericycle. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stericycle or any other entity, nor have we made any physical inspection of the properties or assets of Stericycle or any other entity. We have not evaluated the solvency or fair value of Stericycle or Waste Management under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Stericycle, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Stericycle or the Merger (or the contemplated benefits thereof). We also have assumed, at the direction of Stericycle, that the final executed Agreement will not differ in any material respect from the execution version of the Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Stericycle Common Stock (other than holders of Excluded Shares and Dissenting Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Stericycle or in which Stericycle might engage or as to the underlying business decision of Stericycle to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and have relied, with the consent of Stericycle, upon the assessments of representatives of Stericycle regarding legal, regulatory, accounting, tax and similar matters relating to Stericycle and the Merger (including the contemplated benefits thereof) as to which we understand that Stericycle obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Stericycle in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Stericycle has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

The Board of Directors

Stericycle, Inc.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Stericycle, Waste Management and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Stericycle and certain of its subsidiaries and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender in connection with certain commercial loans and credit facilities, (ii) having acted or acting as financial advisor in connection with certain business divestitures, (iii) providing foreign exchange services, (iv) providing certain insurance products, and (v) providing certain treasury, commercial credit card and liquidity services.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Waste Management and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender or arranger in connection with certain commercial lending and leasing arrangements, (ii) having acted or acting as underwriter or syndication agent in connection with certain debt capital markets transactions, (iii) providing foreign exchange services, (iv) providing certain insurance and investment management products, and (v) providing certain treasury, commercial credit card and liquidity services.

It is understood that this letter is for the benefit and use of the Board of Directors of Stericycle (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Stericycle Common Stock (other than holders of Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.

SCAN TO VIEW MATERIALS & VOTE w STERICYCLE, INC. VOTE BY INTERNET 2355 WAUKEGAN RD Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above BANNOCKBURN, IL 60015 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 13, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/SRCL2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 13, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received by 11:59 p.m. Eastern Time on August 13, 2024. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V53677-S91517 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STERICYCLE, INC. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated June 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among Stericycle, Inc., a Delaware corporation, Waste Management, Inc., a Delaware corporation, and Stag Merger Sub Inc., a Delaware corporation and an ! ! ! indirect wholly-owned subsidiary of Waste Management, Inc. 2. To approve one or more adjournments of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient ! ! ! votes to adopt the Merger Agreement at the time of the Special Meeting. 3. To approve on a non-binding, advisory basis, certain compensation that will or may become payable to Stericycle, Inc.’s named executive officers in ! ! ! connection with the transactions contemplated by the Merger Agreement. NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the Special Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. V53678-S91517 STERICYCLE, INC. SPECIAL MEETING OF STOCKHOLDERS Wednesday, August 14, 2024 at 8:30 a.m. Central Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Stephen C. Hooley (the “proxies”) as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on July 9, 2024 at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Wednesday, August 14, 2024 at 8:30 a.m. Central Time, at www.virtualshareholdermeeting.com/SRCL2024SM, and at any adjournment or postponement of the Special Meeting. If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR Proposal 1, Proposal 2 and Proposal 3. In their discretion, the persons named as proxies are authorized to vote this Proxy on any other business that may properly come before the Special Meeting or any adjournment or postponement thereof in accordance with and as described in the Notice and Proxy Statement of the Special Meeting. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (Continued and to be signed on reverse side.)